     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1997



                                                      REGISTRATION NO. 333-31669

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                AMENDMENT NO. 1



                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                        HAYES WHEELS INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)
                      ------------------------------------

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)
                                   13-3384636
                                (I.R.S. Employer
                              Identification No.)

                            38481 HURON RIVER DRIVE
                            ROMULUS, MICHIGAN 48174
                                 (313) 941-2000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                      ------------------------------------

                            DANIEL M. SANDBERG, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                        HAYES WHEELS INTERNATIONAL, INC.
                            38481 HURON RIVER DRIVE
                            ROMULUS, MICHIGAN 48174
                                 (313) 941-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------

                                   COPIES TO:

                             ROBERT B. PINCUS, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               ONE RODNEY SQUARE
                           WILMINGTON, DELAWARE 19801
                                 (302) 651-3000
                              ROGER MELTZER, ESQ.
                            CAHILL GORDON & REINDEL
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 701-3000

                      ------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                      ------------------------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE


     This Registration Statement contains a prospectus relating to a public offering in the United States of an aggregate of 3,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company (the "U.S. Offering"), together with separate Prospectus pages relating to a concurrent offering outside the United States of an aggregate of 779,502 shares of Common Stock (the "International Offering"). The complete Prospectus for the U.S. Offering follows immediately. Following such Prospectus are the alternate pages for the Prospectus for the International Offering: a front cover page, the sections entitled "Certain United States Federal Tax Consequences to Non-U.S. Stockholders," "Underwriting," "Legal Matters," "Experts" and a back cover page. The front cover page, the sections entitled "Certain United States Federal Tax Consequences to Non-U.S. Stockholders," "Underwriting," "Legal Matters," "Experts" and the back cover page of the Prospectus for the International Offering will appear in lieu of the front cover page, the sections entitled "Underwriting," "Legal Matters," "Experts" and the back cover page of the Prospectus for the U.S. Offering. All other pages of the Prospectus for the U.S. Offering are to be used for both the U.S. and the International Offerings.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED AUGUST 4, 1997


PROSPECTUS

                                3,779,502 SHARES

                        HAYES WHEELS INTERNATIONAL LOGO
                                  COMMON STOCK


     Of the 3,779,502 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby, 2,000,000 shares are being offered by Hayes Wheels International, Inc. (the "Company") and 1,779,502 shares are being offered by certain of the Company's stockholders (the "Selling Stockholders"). Except as provided in the Option Agreement (as defined herein), the Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriting."


     Of the 3,779,502 shares of Common Stock offered hereby, 3,000,000 shares are being offered in the United States and Canada (the "U.S. Offering") and 779,502 shares are being offered outside the United States and Canada (the "International Offering" and, together with the U.S. Offering, the "Offerings"). The initial offering price and the aggregate underwriting discount per share are identical for both Offerings. See "Underwriting."


     The Common Stock of the Company is traded on The Nasdaq National Market System (the "NASDAQ Stock Market") under the symbol "HAYS." On August 1, 1997, the last reported sale price on the NASDAQ Stock Market for the Common Stock was $33 per share. See "Price Range of Common Stock."



     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================================
                                                                                                     PROCEEDS
                                PRICE TO             UNDERWRITING           PROCEEDS TO             TO SELLING
                                 PUBLIC              DISCOUNT(1)             COMPANY(2)            STOCKHOLDERS
--------------------------------------------------------------------------------------------------------------------
Per Share...............           $                      $                      $                      $
--------------------------------------------------------------------------------------------------------------------
Total(3)................           $                      $                      $                      $
====================================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offerings payable by the Company estimated
    at $          .

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 566,925 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. See "Underwriting." If the Underwriters exercise such option in full, the total "Price to Public," "Underwriting Discount" and "Proceeds to Company" will be
    $          , $          , and $          , respectively. See "Underwriting."
                            ------------------------

     The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as, and if accepted by them, and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about
                         , 1997.
                            ------------------------
MERRILL LYNCH & CO.
                            BEAR, STEARNS & CO. INC.

                                                  GOLDMAN, SACHS & CO.

                            ------------------------


                The date of this Prospectus is August   , 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."



     IN CONNECTION WITH THE OFFERINGS, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference herein the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     I. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997;

     II. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1997;

     III. The Company's Current Reports on Form 8-K dated July 2, 1996, June 6, 1997, June 20, 1997, June 30, 1997 and July 16, 1997; and

     IV. A description of the Common Stock set forth in the Company's Form 8-A dated June 28, 1996 and the Company's Form S-4 dated May 31, 1996, as amended.

     All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offerings, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO THE COMPANY, 38481 HURON RIVER DRIVE, ROMULUS, MICHIGAN 48174, ATTENTION: DIRECTOR OF INVESTOR RELATIONS, TELEPHONE (313) 942-8716.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and are available at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act for registration of the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the Rules and

Regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Statements contained in this Prospectus, or in any document incorporated in this Prospectus by reference, as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS "PRO FORMA COMBINED CONDENSED FINANCIAL DATA" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE LEMMERZ ACQUISITION (AS DEFINED HEREIN) CANNOT BE FULLY REALIZED; (2) COMPETITIVE PRESSURE IN THE COMPANY'S INDUSTRY INCREASES SIGNIFICANTLY; (3) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF THE COMPANY ARE GREATER THAN EXPECTED; AND (4) GENERAL ECONOMIC CONDITIONS ARE LESS FAVORABLE THAN EXPECTED. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS IS INCLUDED IN THE SECTION HEREIN ENTITLED "RISK FACTORS" AND IN THE ANNUAL REPORT ON FORM 10-K, THE QUARTERLY REPORT ON FORM 10-Q AND THE CURRENT REPORTS ON FORM 8-K, OF THE COMPANY, INCORPORATED HEREIN BY REFERENCE.

     Unless otherwise indicated, financial information in this Prospectus with respect to Lemmerz (as defined herein) is expressed in dollars or in Deutsche Mark ("marks" or "DM"). Amounts stated in dollars, unless otherwise indicated, have been translated from marks in accordance with GAAP (as defined herein) and should not be construed as representations that the mark amounts actually represent such dollar amounts or could have been converted into dollars at the rate indicated. Assets and liabilities denominated in marks are translated at the rate of exchange in effect on the balance sheet date and income and expenses are translated at the average rates of exchange prevailing during the year.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus or in the documents incorporated herein by reference. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Prospectus or in the documents incorporated herein by reference. All references to fiscal years of the Company in this Prospectus or in the documents incorporated herein by reference refer to years commencing on February 1 of such year and ending January 31 of the following year. Unless the context otherwise requires, the term the "Company" refers to Hayes Wheels International, Inc. and its subsidiaries on a combined basis after giving effect to the Lemmerz Acquisition (as defined herein), the term "Lemmerz" refers to Lemmerz Holding GmbH and its subsidiaries, which was acquired by the Company on June 30, 1997, (the "Lemmerz Acquisition"), and the term "Hayes" refers to Hayes Wheels International, Inc. and its subsidiaries before the Lemmerz Acquisition. The term "Motor Wheel" refers to Motor Wheel Corporation, a wholly owned subsidiary of the Company, and the term "Motor Wheel Transactions" refers to the series of related transactions which were consummated on July 2, 1996, including the Recapitalization (as defined herein) of Hayes' capital stock, pursuant to which Motor Wheel became a subsidiary of Hayes. See "Business." Except as otherwise indicated herein, all information presented in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     The Company is the world's largest manufacturer of automotive wheels, supplying approximately 30% and 23% of the automotive wheels in North America and Europe, respectively, and also is the largest global supplier of wheels to original equipment manufacturers ("OEMs") of passenger cars, light trucks and commercial highway vehicles. The Company's principal customers for wheel and brake products consist of every major OEM in North America, Europe and Japan, including General Motors, Ford, Chrysler (the three of which comprised approximately 57% of the Company's pro forma combined 1996 net sales), BMW, Renault, Fiat, Volkswagen, Porsche, Mercedes-Benz, Audi, Volvo, Citroen, Toyota, Mazda, Nissan, Honda, Mitsubishi, Suzuki and Isuzu. The Company also has over 300 commercial highway vehicle customers in North America and Europe, including Trailmobile, Dana/Mack, Mercedes-Benz, Iveco, Strick, Great Dane Trailers, Freightliner, PACCAR, Volvo/GM, Renault and Western Star. The Company also produces a variety of non-wheel cast aluminum products for the automotive, heating equipment and construction industries. Sales of automotive wheel and brake products comprised approximately 76% of the Company's pro forma combined net sales in fiscal 1996 (69% wheels and 7% brake components), with the remaining 24% comprised of commercial highway wheel and brake products (18%) and non-wheel aluminum castings (6%).

     The Company is the #1 or #2 independent manufacturer of its primary products in the following markets in which it competes. The following table sets forth the Company's estimated pro forma combined market position in North America and Europe in 1996:

                                                                 MARKET
                                                                POSITION
                                                                --------
NORTH AMERICA
Automotive Steel Wheels - Including Production by OEMs......       #1
Automotive Cast Aluminum Wheels.............................       #2
Automotive Fabricated Aluminum Wheels.......................       #1
Automotive Brake Rotors and Drums - Excluding Production by
  OEMs......................................................       #2
Commercial Highway Wheels...................................       #2
Commercial Highway Brake Hubs and Drums.....................       #1
EUROPE
Automotive Steel Wheels - Including Production by OEMs......       #2
Automotive Cast Aluminum Wheels.............................       #1
Commercial Highway Wheels...................................       #2

     The Company has been active in developing strategic alliances around the world. These include a 58% owned subsidiary in the Czech Republic and strategic manufacturing joint ventures in Mexico, Brazil, Venezuela, Portugal, Canada, India, Turkey, Thailand and the United States. The Company also maintains technical relationships in Thailand and South Africa and a sales and engineering office in Japan.

     As automotive suppliers continue to consolidate worldwide, the Company intends to strengthen and expand its leadership position in meeting the global sourcing, quality and engineering requirements of its customers. The Lemmerz Acquisition has created significant growth opportunities for the Company, resulting from the following: (i) the combination of Hayes' strengths in steel and aluminum wheel manufacturing in North America and Europe with Lemmerz's steel and cast aluminum wheel manufacturing expertise in Europe; (ii) the complementary nature of Hayes' and Lemmerz's respective customer bases; (iii) the combination of Hayes' commercial highway vehicle business in North America with Lemmerz's in Europe; and (iv) the expansion of the Company's full product line resulting from the ability to share innovative products and processes across passenger cars, light trucks and commercial highway vehicles worldwide. In addition to revenue enhancement, management believes that the Lemmerz Acquisition will result in annual cost savings of at least $21 million, primarily as a result of capacity optimization, raw material purchasing savings and overhead savings. These anticipated Lemmerz Acquisition-related cost savings are in addition to the $42 million savings related to the rationalization efforts anticipated to be realized as part of the Motor Wheel Transactions, of which $13 million have been realized through the end of the first quarter of fiscal 1997.

                               BUSINESS STRATEGY

     The Company believes that it is well-positioned to realize growth in sales and net income. The Company will continue to build upon its position as a leading full-line supplier of wheels and brake components to the global transportation industry, and expects to enhance this position by integrating the European operations of Lemmerz. In addition to creating significant anticipated cost savings and other efficiencies, the Company believes that the Lemmerz Acquisition provides it with the opportunity to materially extend its automotive and commercial highway wheel and brake product offerings in Europe. The Company expects to maintain its leadership position by continuing to offer innovative new products to increase sales and enhance operating results. The Company expects to continue its growth and enhance its market leadership by continuing to implement a strategy based on the following elements:

          - ENHANCING STRONG RELATIONSHIPS WITH OEMS AND PURSUING NEW
     CONTRACTS. The Company has developed and intends to continue to build upon strong relationships with its OEM customers which enable it to identify business opportunities in the early stages of vehicle design. The Company has established a leadership position as an OEM supplier of automotive and commercial highway wheels and brakes by maintaining an excellent reputation for quality, service and innovation. The Company believes that its early involvement in the design and engineering of new wheel and brake products as a Tier I Supplier (as defined herein) has afforded it a competitive advantage in securing new business and will continue to do so in the future. The Company has obtained significant firm orders on a number of high-volume vehicle platforms for periods 1997 through 2000 for incremental new business in North America and Europe. The Company's enhanced global presence resulting from the Lemmerz Acquisition should strengthen its ability to offer worldwide sourcing options to its customers.

          - CONTINUING FOCUS ON NEW PRODUCT INNOVATION. The Company believes that it has an established reputation for developing product and manufacturing process innovations. For example, the Company is the leading producer of fabricated aluminum wheels, which are 20% lighter than cast aluminum wheels. The Company has also recently introduced Full Face Cast ("FFC(TM)") wheels, which are lightweight, highly styled wheels that combine a cast aluminum face with a fabricated aluminum rim. The Company is also responsible for several steel wheel product and process innovations, including the development and introduction of a lightweight steel wheel, which is 10% to 15% lighter than a traditional steel wheel. The Company intends to continue its efforts to develop innovative wheel and brake products and manufacturing processes to better serve customers globally and improve the Company's product mix with higher margin wheel and brake products.

          - CAPITALIZING ON COMPLEMENTARY NATURE OF BUSINESSES. The Lemmerz Acquisition provides the Company with the opportunity to expand sales and increase market penetration due to the complementary nature of Hayes' and Lemmerz's businesses. The Company intends to improve its future performance by: (i) utilizing Lemmerz's complementary customer relationships to increase the sales of Hayes' innovative products in Europe; (ii) utilizing Lemmerz's expertise in lightweight steel wheels in North America; (iii) drawing on Hayes' expertise in the design and manufacture of lightweight aluminum wheels to bring greater efficiencies to Lemmerz's aluminum wheel operations; (iv) capitalizing on Lemmerz's leadership position in the design and manufacture of wheels for commercial highway vehicles in the European market to increase Hayes' sales of such products in both Europe and North America; (v) attaining additional automotive wheel and brake component sales to OEMs worldwide by building on the Company's existing relationships and enhanced global position; and (vi) reducing costs of materials through further economies of scale.

          - BENEFITTING FROM CONTINUED INDUSTRY CONSOLIDATION. The worldwide wheel manufacturing industry is fragmented, particularly in Europe, where independent producers dominate. The Company believes that as OEMs continue to outsource and reduce the number of suppliers, there will be opportunities for further consolidation of this industry. The Company believes that, through its established presence in these markets, especially as a result of the Lemmerz Acquisition, it is in a favorable position to take advantage of future industry consolidation. The Company intends to pursue selected acquisition opportunities compatible with its business strategy in North America, Europe, South America and Asia that would further expand its product offerings or geographical reach.

          - ENHANCING PRESENCE IN EMERGING MARKETS. Having established a leadership position in North America and Europe, the Company plans to enhance its market position in emerging markets. In October 1996, Hayes increased its ownership in Hayes Wheels Autokola NH, a.s. ("Autokola"), a strategic low-cost manufacturing joint venture in the Czech Republic, from 45% to 58%. The Company believes that its Autokola facility will increase the Company's flexibility and improve its economies in serving its expanded European steel wheel customers. The Company maintains additional strategic manufacturing joint ventures in Mexico, Brazil, Venezuela, the United States, Thailand, India, Canada, Turkey and Portugal, as well as technical relationships in Thailand and South Africa. The Company believes that its expanded worldwide manufacturing and strategic joint venture presence resulting from the Lemmerz Acquisition will enhance its ability to meet the global sourcing needs of its customers.

          - CAPITALIZING ON COST-SAVING OPPORTUNITIES. The Company has aggressively pursued facility rationalization programs and other cost-saving opportunities, including the closure of the Mendota, Illinois and Ypsilanti, Michigan facilities, which were announced prior to the Motor Wheel Transactions. Subsequent to the Motor Wheel Transactions, the Company identified further cost rationalization programs, including the closing of Motor Wheel's former headquarters in Okemos, Michigan and the Company's Romulus, Michigan wheel plant. The savings related to the Motor Wheel Transactions, including those initially targeted and subsequently identified, total $42 million, approximately $13 million of which have been realized through the end of the first quarter of fiscal 1997. Management expects the remaining $29 million of such savings to be fully reflected in the Company's fiscal 1998 financial results. In addition, management expects actions undertaken in connection with the Lemmerz Acquisition to result in annual cost savings of at least $21 million, which are anticipated to be fully reflected in the Company's fiscal 1999 financial results. The Company will continue to optimize the use of its manufacturing capacity and seek further cost savings.

                            THE LEMMERZ ACQUISITION

     On June 30, 1997, Hayes acquired Lemmerz, which, prior to its acquisition by Hayes, was the leading full-line designer and manufacturer of steel and aluminum wheels for passenger cars, light trucks and commercial highway vehicles in Europe. Hayes acquired Lemmerz in exchange for the payment to the shareholders of Lemmerz (the "Lemmerz Shareholders") of (i) $200 million in cash (the "Cash Consideration") and (ii) a total of five million shares of the Company's Series A Convertible Participating Preferred

Stock, par value $.01 per share (the "Series A Preferred Stock"), which, upon receipt of stockholder approval currently expected to be sought at the Company's Annual Meeting of Stockholders currently anticipated to be held in October 1997 (the "1997 Annual Meeting"), will automatically convert (the "Conversion") into five million shares of the Company's Common Stock. See "Description of Capital Stock -- Preferred Stock." Stockholders who hold approximately 59% of the outstanding Common Stock after giving effect to the Offerings have delivered irrevocable proxies to Horst Kukwa-Lemmerz who has agreed to vote such shares in favor of the Conversion at the 1997 Annual Meeting. Immediately after the Conversion, the shares of Common Stock received by the Lemmerz Shareholders in the Conversion will constitute approximately 16.9% of outstanding Common Stock, after giving effect to the Offerings. As used herein, "Lemmerz Transactions" means (i) the Lemmerz Acquisition, (ii) the financing thereof including the execution of the Amended Credit Agreement (as defined herein) and the issuance of $250 million aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2007 (the "Initial Notes") in an offering under Rule 144A of the Securities Act which closed June 30, 1997 (which was used to finance the Lemmerz Acquisition and refinance certain indebtedness under the Amended Credit Agreement) and (iii) $150 million aggregate principal amount of 9 1/8% Senior Subordinated Notes due 2007 (together with the Initial Notes, the "9 1/8% Notes") in an offering under Rule 144A of the Securities Act which closed July 22, 1997 (which was used to refinance certain indebtedness under the Amended Credit Agreement).



     In connection with the Lemmerz Acquisition, the Company has proposed to change its name to Hayes Lemmerz International, Inc. This proposal will be submitted to the Company's stockholders at the 1997 Annual Meeting.



                              RECENT DEVELOPMENTS



     On July 25, 1997, the Company announced that it had agreed to purchase the assets of Bosch Braking Systems Corporation's heavy-duty hub-and-drum and medium- and heavy-duty steel wheel businesses. These two businesses had combined 1996 sales of approximately $44 million. The Company believes that this acquisition, which is expected to close during the third quarter of 1997, will complement its commercial highway vehicle wheel and brake business.



     On July 24, 1997, Mrs. Inge Kruger-Pressl and Mrs. Renate Kukwa-Lemmerz (collectively, the "Lemmerz Selling Stockholders") purchased 1,628,800 shares of Common Stock (the "Lemmerz Shares") from LucasVarity Inc. for $30 per share. Shortly thereafter, in order to increase the public float as originally planned, the Company requested that the Lemmerz Selling Stockholders include the Lemmerz Shares in the Offerings.



     On July 30, 1997, the Company entered into an option agreement with the Lemmerz Selling Stockholders (the "Option Agreement") which provides, among other things, that during the term of the Option Agreement, the Company has the right to require the Lemmerz Selling Stockholders to sell the Lemmerz Shares (i) to the Company for purposes of effecting a public offering of the Common Stock or (ii) at the Company's option, directly into a public offering. Pursuant to the terms of the Option Agreement, the Company has directed the Lemmerz Selling Stockholders to sell all of the Lemmerz Shares pursuant to the Offerings in order to increase liquidity for stockholders, increase the public float for the Common Stock and provide for a more effective public offering. See "Use of Proceeds" and "Principal and Selling Stockholders."

                                 THE OFFERINGS


Common Stock offered hereby(1):
  U.S. Offering......................................    3,000,000 shares
  International Offering.............................    779,502 shares
     Total...........................................    3,779,502 shares
Common Stock offered by(1):
  The Company........................................    2,000,000 shares
  Selling Stockholders...............................    1,779,502 shares
     Total...........................................    3,779,502 shares
Common Stock to be outstanding after the                 29,541,220 shares
  Offerings(1)(2)....................................
Use of Proceeds......................................    The estimated net proceeds from the sale of
                                                         the Common Stock offered by the Company in
                                                         the Offerings will be used to repay
                                                         indebtedness under the Amended Credit
                                                         Agreement. Except as provided in the Option
                                                         Agreement, the Company will not receive any
                                                         of the proceeds from the sale of shares of
                                                         Common Stock offered by the Selling
                                                         Stockholders. See "Use of Proceeds" and
                                                         "Principal and Selling Stockholders".
Listing..............................................    The Common Stock is quoted on the NASDAQ
                                                         Stock Market under the symbol "HAYS".


-------------------------

(1) Assumes no exercise of the Underwriters' over-allotment option.



(2) Includes five million shares of Common Stock issuable to the Lemmerz Shareholders upon the Conversion, 150,702 shares to be issued upon the exercise of options by a Selling Stockholder and 159,026 shares of Nonvoting Common Stock. Does not include (i) an aggregate of 3,021,577 shares issuable upon exercise of outstanding stock options held by (A) certain officers and other key employees of the Company pursuant to the Company's 1992 Stock Option Plan (the "1992 Plan") and 1996 Stock Option Plan (the "1996 Plan") and (B) Mr. Kukwa-Lemmerz and an affiliate of Mr. Kukwa-Lemmerz, (ii) 263,193 additional shares reserved for issuance upon exercise of stock options not yet granted under the 1992 Plan and the 1996 Plan or (iii) Warrants (as defined herein) to purchase 2,600,000 shares of Common Stock held by the Principal Stockholders (as defined herein) and others. See "Principal and Selling Stockholders."


                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following summary historical financial information is derived from the consolidated historical financial statements of Hayes and Lemmerz and the unaudited pro forma financial information is derived from the "Pro Forma Combined Condensed Financial Data" of the Company included elsewhere and incorporated by reference herein. The historical consolidated financial statements of Hayes for each year in the three-year period ended January 31, 1997 were audited by KPMG Peat Marwick LLP. The historical consolidated financial statements of Lemmerz for each year in the two-year period ended December 31, 1996 were audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft. The financial information of Hayes for the three-month periods ended April 30, 1997 and 1996, and the financial information of Lemmerz for the three-month period ended March 31, 1997, is unaudited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of such information. The information provided below should be read in conjunction with the consolidated financial statements and notes thereto of Hayes and Lemmerz included elsewhere in this Prospectus.


                                                                                                  THREE MONTHS
                                                                                                     ENDED
                                                       YEAR ENDED JANUARY 31,                      APRIL 30,
                                            ---------------------------------------------      ------------------
                                                                               PRO FORMA
HAYES                                        1995      1996       1997         1997 (A)         1996       1997
-----                                        ----      ----       ----         ---------        ----       ----
                                                                                                  (UNAUDITED)
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales.................................  $537.6    $611.1    $  778.2       $  913.1        $156.2    $  250.2
Cost of goods sold (b)....................   441.4     513.4       675.2          795.9         133.6       212.2
Marketing, general and administration
  (c).....................................    28.6      29.7        35.9           43.6           7.8        11.2
Engineering and product development (c)...     5.1       4.7         7.2            8.1           1.8         2.3
Depreciation and amortization.............    29.6      32.7        44.4           50.9           8.8        14.8
Other income, net.........................    (0.8)     (1.5)       (4.5)          (5.3)         (0.5)       (0.7)
Interest expense, net (d).................    13.4      15.0        48.5           73.6           3.6        18.4
Net income (loss)(e)......................    29.9      28.4       (72.9)(f)      (88.2)(f)       6.1         3.8
PER SHARE DATA:
Net income (loss).........................  $ 0.85    $ 0.81    $  (2.63)(f)   $  (3.94)(f)    $ 0.17    $   0.17
Weighted average shares outstanding
  (000's).................................  35,148    35,148      27,703         22,390        35,148      22,390
OTHER DATA:
EBITDA (g)(h).............................  $ 92.9    $ 97.5    $  120.7       $  133.6        $ 22.3    $   40.0
Capital expenditures......................    39.9      43.4        71.4           73.3          23.4        16.7
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets..............................  $589.6    $633.9    $1,183.1       $1,183.1        $648.9    $1,153.4
Total debt................................   123.0     133.1       715.8          715.8         153.8       711.6
Stockholders' equity (deficit)............   216.4     245.4       (41.1)         (41.1)        251.1       (40.1)



                                              YEAR ENDED      THREE MONTHS             YEAR ENDED          THREE MONTHS
                                             DECEMBER 31,        ENDED                DECEMBER 31,            ENDED
                                           ----------------    MARCH 31,         ----------------------     MARCH 31,
LEMMERZ                                    1995       1996        1997             1995          1996          1997
-------                                    ----       ----        ----             ----          ----          ----
                                                              (UNAUDITED)                                  (UNAUDITED)
                                           (U.S. GAAP AND DM IN MILLIONS)        (U.S. GAAP AND DOLLARS IN MILLIONS) (I)
STATEMENT OF OPERATIONS DATA:
Net sales................................  671.2      691.4      179.5             $468.1        $459.8        $108.2
Cost of goods sold.......................  545.8      567.9      146.0              380.7         377.7          88.0
Marketing, general and administration....   82.6       75.5       17.4               57.6          50.2          10.5
Engineering and product development......   12.8       12.6        3.3                8.9           8.4           2.0
Depreciation and amortization............   44.3       44.0       10.8               30.9          29.3           6.5
Interest expense, net....................   11.2        8.0        1.8                7.8           5.3           1.1
Net income...............................   23.8       13.8        5.5               16.6           9.2           3.3
OTHER DATA:
EBITDA (g)...............................   91.9       87.7       26.0             $ 64.1        $ 58.3        $ 15.7
Capital expenditures.....................   70.4       44.2       10.6               42.8          25.0           6.4
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets.............................  649.8      641.8      651.5             $453.3        $412.8        $392.8
Total debt...............................  120.3      130.8      124.7               83.9          84.1          75.2
Shareholders' equity.....................  163.1      170.4      173.2              113.8         109.6         104.4


                                           (see footnotes on the following page)

-------------------------

(a) Represents full year results assuming the Motor Wheel Transactions occurred on February 1, 1996.

(b) Pro forma data includes a $4.6 million adjustment as a result of the acquisition of Motor Wheel related to the effects of purchase accounting adjustments and adjustments to reflect adoption of Hayes' accounting policies and pension and post-retirement benefit cost assumptions.

(c) Pro forma data includes a $0.4 million adjustment related to savings from personnel reductions at Motor Wheel's Okemos, Michigan corporate headquarters announced and implemented prior to the consummation of the Motor Wheel Transactions and the effects of purchase accounting adjustments.

(d) Pro forma data reflects the pro forma interest expense assuming the Motor Wheel Transactions occurred on February 1, 1996.

(e) In connection with the Company's announced closure of its manufacturing facility in Romulus, Michigan, the Company recorded a charge totaling $109.0 million for the fiscal year ended January 31, 1997 which consists of a writedown of assets to estimated realizable value, pension and postretirement benefits, termination benefits and other exit costs.

(f) Excluding the effects of one-time and non-recurring charges and extraordinary items, net income for the year ended January 31, 1997 would have been $17.0 million, or $0.61 per share, and pro forma net income for the year ended January 31, 1997 would have been $1.7 million, or $0.08 per share.

(g) "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization, nonrecurring charges and certain other non-cash income and expense items. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

(h) Pro forma data includes a $3.1 million adjustment related to savings from personnel reductions at Motor Wheel's Okemos, Michigan corporate headquarters announced and implemented prior to the consummation of the Motor Wheel Transactions and the effects of purchase accounting adjustments.

(i) Statement of Operations and Other Data were translated using the average DM/U.S. dollar exchange rate for the respective year or three-month period (1.4338 for 1995; 1.5037 for 1996; 1.6586 for 1997). Balance Sheet Data
      were translated using the ending DM/U.S. dollar exchange for the respective year or three-month period (1.4335 for 1995; 1.5548 for 1996;
      1.6779 for 1997).

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following table sets forth certain unaudited pro forma financial data for the Company for the year ended January 31, 1997 and for the three-month period ended April 30, 1997, which are presented to reflect the pro forma effect of (i) the Lemmerz Transactions, (ii) the Motor Wheel Transactions and (iii) the Offerings. The unaudited pro forma statement of operations data give effect to the Lemmerz Transactions and the Motor Wheel Transactions as if they had occurred on February 1, 1996. The unaudited pro forma balance sheet data give effect to the Lemmerz Transactions as if they had occurred on April 30, 1997. The unaudited pro forma combined financial data do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had the Lemmerz Transactions and the Motor Wheel Transactions been completed as of February 1, 1996, or which may be obtained in the future. The unaudited pro forma combined financial data (i) have been derived from and should be read in conjunction with the "Pro Forma Combined Condensed Financial Data" and the notes thereto included elsewhere in this Prospectus and (ii) should be read in conjunction with the separate historical consolidated financial statements of Hayes and Lemmerz and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Prospectus. See "Index to Consolidated Financial Statements."


                                                                   COMPANY PRO FORMA        COMPANY PRO FORMA
                                                                      YEAR ENDED            THREE MONTHS ENDED
                                                                 JANUARY 31, 1997 (A)       APRIL 30, 1997(A)
                                                                 --------------------       ------------------
                                                                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................            $1,372.9                  $  358.4
Cost of goods sold..........................................             1,158.7                     297.3
Marketing, general and administration.......................                98.5                      22.9
Engineering and product development.........................                16.5                       4.3
Depreciation and amortization...............................                70.0                      19.6
Interest expense, net.......................................                96.6                      24.1
Net income (loss)...........................................               (68.3)(b)                   6.3
PER SHARE DATA:
Net income (loss)...........................................            $  (2.31)(b)              $   0.21
Weighted average shares outstanding (000's).................              29,541                    29,541
OTHER DATA:
EBITDA (c)..................................................            $  191.9                  $   55.7
Cash interest expense, net..................................                90.5                      22.4
Capital expenditures........................................                98.3                      23.1
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets...........................................................................           $1,783.1
Total debt.............................................................................              975.4
Stockholders' equity...................................................................              112.6


-------------------------

(a) The pro forma financial data do not reflect (i) any cost savings related to or synergies that are expected to result from the Lemmerz Acquisition, (ii) future unrealized cost savings related to, or synergies that are expected to result from, the Motor Wheel Transactions or (iii) any cost savings related to the closing of Hayes' Romulus facility.

(b) Excluding the effects of one-time and non-recurring charges and extraordinary items, pro forma net income for the year ended January 31, 1997 would have been $21.6 million, or $0.73 per share.

(c) "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization, nonrecurring charges and certain other non-cash income and expense items. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

                                  RISK FACTORS

     Prospective purchasers of shares of Common Stock offered hereby should carefully consider all of the information set forth or incorporated by reference in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Common Stock offered hereby.

SIGNIFICANT INDEBTEDNESS

     At April 30, 1997, the Company's debt was $975.4 million and its total stockholders' equity was $112.6 million on a pro forma basis for the Lemmerz Transactions and the Offerings. The Company's high degree of leverage may have important consequences for the Company, including that: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be available on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense and debt amortization, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (iii) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or obtain additional financing, as needed, would have a material adverse effect on the Company.

DEPENDENCE ON MAJOR CUSTOMERS

     The Company derived approximately 57% of its pro forma combined 1996 net sales from General Motors, Ford and Chrysler. The Company has been a supplier to these companies for many years, and continually engages in efforts to improve and expand on its relations with each of such companies. There can be no assurance, however, that the Company will maintain or improve these relationships or that the Company will continue to supply these customers at current levels. The loss of a significant portion of sales to General Motors, Ford or Chrysler could have a material adverse effect on the Company's business. Furthermore, General Motors and Ford manufacture a significant portion of their own steel wheel requirements and Ford, to a limited extent, manufactures aluminum wheels for its own use. Although General Motors and Ford have indicated that they will continue to rely on outside suppliers, they may increase their internal production of wheels, which could reduce the market for the Company's products and have an adverse effect on the Company.

CYCLICAL NATURE OF INDUSTRY

     The principal operations of the Company are directly related to domestic and foreign automotive and commercial highway vehicle production. Industry sales and production are cyclical and can be affected by the strength of the economy generally, or in specific regions such as North America or Europe, by prevailing interest rates and by other factors which may have an effect on the level of the Company's sales.

CHALLENGES OF BUSINESS INTEGRATION

     The full benefits of the Lemmerz Acquisition will require the integration of each company's administrative, finance, sales and marketing organizations, the coordination of each company's sales efforts, and the implementation of appropriate operations, financial and management systems and controls in order to capture the efficiencies and the cost reductions that are expected to result therefrom. This will require substantial attention from the Company's management team. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have an adverse impact on the revenue and operating results of the Company. There can be no assurance that the Company will be able to integrate the operations of Hayes and Lemmerz successfully.

     In addition, the German Federal Cartel Office has notified the Company that it intends to conduct a more detailed examination of the Lemmerz Acquisition. In connection therewith, the Federal Cartel Office has requested from the Company and certain of its competitors and customers additional information regarding the Company's markets and sales. In the event the Federal Cartel Office elects to proceed further with this matter, there can be no assurances that any actions taken or required to be taken by the Federal Cartel Office will not have a material adverse effect on the Company. See "Business -- Legal Proceedings."

CONTROLLING STOCKHOLDERS


     Joseph Littlejohn & Levy Fund II, L.P. ("JLL"), each of the Lemmerz Shareholders, TSG Capital Fund II, L.P. ("TSG") and certain other stockholders of the Company (collectively, the "Principal Stockholders"), which collectively own 22,184,182 shares, or 75.1% of the outstanding Common Stock after giving effect to the Conversion and the Offerings, have entered into an Amended and Restated Stockholders' Agreement with the Company, dated June 30, 1997 (the "Stockholders' Agreement"), which provides, among other things, that certain of the Principal Stockholders, including JLL, each of the Lemmerz Shareholders and TSG, will vote their shares of Common Stock so that the Board of Directors of the Company will be comprised of eleven directors, consisting of the Chief Executive Officer of the Company (currently, Mr. Cucuz), four designees of JLL (currently, Messrs. Clark, Joseph, Levy and Ying), one designee of TSG (currently, Mr. Christophe), two designees of the Lemmerz Shareholders (currently, Messrs. Kukwa-Lemmerz and Meilicke), and three other individuals determined by the Board (currently, Messrs. Heyer and Rodewig and one vacancy) at least two of whom are not affiliated with the Company or any of the parties to the Stockholders' Agreement (except that one of such directors may be affiliated with CIBC WG Argosy Merchant Fund 2, L.L.C. ("Argosy")). Consequently, the Principal Stockholders will be entitled to elect the entire Board of Directors without the vote of any other stockholder. See "Management -- Stockholders' Agreement."


     In addition, JLL, which owns 9,634,176 shares of Common Stock, representing approximately 32.6% of the outstanding Common Stock after giving effect to the Conversion and the Offerings, and is entitled to designate four directors, will have significant influence over the management and policies of the Company. Moreover, the level of ownership of the outstanding Common Stock by the Principal Stockholders also may have the effect of precluding, absent the support of such stockholders, a proxy contest, a merger involving the Company, a tender offer, an open market purchase program or purchases of the Common Stock that could give stockholders the opportunity to realize a premium over the then-prevailing market price for their shares of Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     The Principal Stockholders, which collectively own 22,184,182 shares, or 75.1%, of the Common Stock after giving effect to the Conversion and the Offerings, have entered into the Stockholders' Agreement which, among other things, prohibits the sale, transfer or other disposition of their shares, except to certain Permitted Transferees (as defined therein), until the later of
(i) July 2, 1998 or (ii) the Conversion. After such time, the Principal Stockholders will be able to require the Company to register the sale of such shares under the Securities Act. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales in the public market of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. See "Management -- Stockholders' Agreement" and "Shares Eligible for Future Sale."

LABOR RELATIONS

     At April 30, 1997, approximately 28% of the Company's employees in the United States were represented by the United Auto Workers ("UAW") or United Steel Workers ("USW"). Collective bargaining agreements with the UAW or USW affecting these employees expire at various times through 1997 and 1998. As is common in many European jurisdictions, substantially all of the Company's employees in Europe are covered by country-wide collective bargaining agreements, expiring at various times through 1998. Certain employees of the Company's major customers are unionized. While the Company believes that its relations with its employees are satisfactory, a dispute between the Company and its employees, or between any of its major customers and such customer's employees, could have a material adverse effect on the Company.

RESTRICTIVE DEBT COVENANTS

     The Company's Amended Credit Agreement and the indentures governing the Company's 11% Senior Subordinated Notes due 2006 (the "11% Notes") and the
9 1/8% Notes (collectively, the "Debt Instruments") contain a number of significant covenants that, among other things, restrict the ability of the Company to (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or purchase debt, (iii) incur liens and engage in sale-leaseback transactions, (iv) make loans and investments, (v) incur additional indebtedness, (vi) amend or otherwise alter debt and other material agreements,
(vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales, (ix) enter into transactions with affiliates and (x) alter the business it conducts. The indebtedness outstanding under the Amended Credit Agreement is guaranteed by all of the Company's material domestic subsidiaries and is secured by a first priority lien on substantially all of the properties and assets of the Company and its material domestic subsidiaries, now owned or acquired later, including a pledge of all of the shares of the Company's material existing and future domestic subsidiaries and up to 65% of the shares of the Company's existing and future foreign subsidiaries which are owned by the Company or one of its domestic subsidiaries. In addition, under the Amended Credit Agreement, the Company is also required to comply with financial covenants with respect to (i) a maximum leverage ratio, (ii) a minimum interest coverage ratio and (iii) a minimum fixed charge coverage ratio. If the Company were unable to borrow under its Amended Credit Agreement due to a default or failure to meet certain specified borrowing base prerequisites for borrowing, it could be left without sufficient liquidity.

LIMITED RECOURSE TO SELLERS

     The Company's recourse to the Lemmerz Shareholders under the indemnification provisions of the Lemmerz Acquisition agreement is extremely limited. Accordingly, unanticipated events or liabilities related to the Lemmerz business could materially and adversely affect the Company.

POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES

     The Company's operations are subject to various foreign, federal, state and local environmental laws, ordinances, and regulations, including those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of employees ("Environmental Laws"). Under certain Environmental Laws, a current or previous owner or operator of property may be liable for the costs of removal or remediation of certain hazardous substances or petroleum products on, under or in such property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. The presence of, or failure to remediate properly such substances may adversely affect the ability to sell or rent such property or to borrow using such property as collateral. Persons who generate, arrange for the disposal or treatment of, or dispose of hazardous substances may be liable for the costs of investigation, remediation or removal of such hazardous substances at or from the disposal or treatment facility, regardless of whether the such facility is owned or operated by such person. Additionally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. See "Business -- Environmental Compliance" and "Business -- Legal Proceedings." Compliance with Environmental Laws, stricter interpretations of or amendments to such laws, or more vigorous enforcement policies by regulatory agencies with respect to them may require material expenditures by the Company. The nature of the Company's current and former operations and the history of industrial uses at some of its facilities expose the Company to the risk of liabilities or claims with respect to environmental and worker health and safety matters which could have a material adverse effect on the Company's financial condition or results of operations.

INCREASE IN VARIABLE INTEREST RATES; CURRENCY FLUCTUATIONS

     A significant portion of the indebtedness of the Company bears interest at variable rates. Although the Company has entered into interest rate protection agreements to limit its exposure to increases in such interest rates, such agreements do not eliminate such exposure to variable rates. Any increase in the interest rates on the Company's indebtedness will reduce funds available to the Company for its operations and future business opportunities and will exacerbate the consequences of the Company's leveraged capital structure.

     As a result of the Lemmerz Acquisition, the Company is likely to experience increased foreign currency exchange gains and losses in the ordinary course of its business due to the increase in its operations outside the United States. As a result, fluctuations in the exchange rate between the U.S. dollar, the DM and the currencies of other countries in which the Company conducts its business, may have a material impact on the Company's financial condition or results of operations. While the Company engages in foreign currency hedging transactions which moderate the overall effect of such currency exchange rate fluctuations, the Company expects that such fluctuations will continue, and there can be no assurance that the Company will be successful in its hedging activities or that such exchange rate fluctuations will not otherwise have a material adverse effect on the Company's financial condition or results of operations, or cause significant fluctuations in quarterly results of operations.

CERTAIN ANTI-TAKEOVER PROVISIONS


     Certain provisions of the Company's Restated Certificate of Incorporation and Amended and Restated By-Laws may discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. These provisions include a classified board of directors, advance notice procedures for stockholders to nominate candidates for election as directors of the Company and to submit proposals for consideration at stockholders' meetings and a prohibition against stockholder action by written consent. See "Description of Capital Stock -- Certain Charter and By-Laws Provisions."


DIVIDEND POLICY

     The Company does not intend to declare any cash dividends on its Common Stock in the foreseeable future. See "Dividend Policy."

                                  THE COMPANY

     The Company is the world's largest manufacturer of automotive wheels, supplying approximately 30% and 23% of the automotive wheels in North America and Europe, respectively, and also is the largest global supplier of wheels to OEMs of passenger cars, light trucks and commercial highway vehicles. The Company's principal customers for wheel and brake products consist of every major OEM in North America, Europe and Japan, including General Motors, Ford, Chrysler (the three of which comprised approximately 57% of the Company's pro forma combined 1996 net sales), BMW, Renault, Fiat, Volkswagen, Porsche, Mercedes-Benz, Audi, Volvo, Citroen, Toyota, Mazda, Nissan, Honda, Mitsubishi, Suzuki and Isuzu. The Company also has over 300 commercial highway vehicle customers in North America and Europe, including Trailmobile, Dana/Mack, Mercedes-Benz, Iveco, Strick, Great Dane Trailers, Freightliner, PACCAR, Volvo/GM, Renault and Western Star. The Company also produces a variety of non-wheel cast aluminum products for the automotive, heating equipment and construction industries. Sales of automotive wheel and brake products comprised approximately 76% of the Company's pro forma combined net sales in fiscal 1996 (69% wheels and 7% brake components), with the remaining 24% comprised of commercial highway wheel and brake products (18%) and non-wheel aluminum castings (6%).

     The Company is the #1 or #2 independent manufacturer of its primary products in the following markets in which it competes. The following table sets forth the Company's estimated pro forma combined market position in North America and Europe in 1996:

                                                                 MARKET
                                                                POSITION
                                                                --------
NORTH AMERICA
Automotive Steel Wheels - Including Production by OEMs......       #1
Automotive Cast Aluminum Wheels.............................       #2
Automotive Fabricated Aluminum Wheels.......................       #1
Automotive Brake Rotors and Drums - Excluding Production by
  OEMs......................................................       #2
Commercial Highway Wheels...................................       #2
Commercial Highway Brake Hubs and Drums.....................       #1
EUROPE
Automotive Steel Wheels - Including Production by OEMs......       #2
Automotive Cast Aluminum Wheels.............................       #1
Commercial Highway Wheels...................................       #2

     The Company has been active in developing strategic alliances around the world. These include a 58% owned subsidiary in the Czech Republic and strategic manufacturing joint ventures in Mexico, Brazil, Venezuela, Portugal, Canada, India, Turkey, Thailand and the United States. The Company also maintains technical relationships in Thailand and South Africa and a sales and engineering office in Japan.

     The Company's principal executive offices are located at 38481 Huron River Drive, Romulus, Michigan 48174, and its telephone number is (313) 941-2000.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offerings will be approximately
$   million (or approximately $   million if the Underwriters' over-allotment
option is exercised in full) after deducting estimated underwriting discounts and expenses of the Offerings payable by the Company. See "Underwriting." The Company will use the net proceeds from the shares of Common Stock sold by the Company in the Offerings to repay indebtedness incurred under the Amended Credit Agreement. After giving effect to the Lemmerz Transactions, such indebtedness bore interest at a weighted average rate of 8.4% and was scheduled to mature on various dates between 2003 and 2005. In addition, in the event that the net proceeds in the Offerings are less than $30 per share, the Company will use a portion of the net proceeds to pay the Lemmerz Selling Stockholders an amount equal to the difference between $30 and such per share net proceeds multiplied by 1,628,800, the number of shares to be sold by the Lemmerz Selling Stockholders in the

Offerings. In the event that the net proceeds in the Offerings are in excess of $30 per share, the Company will receive as additional net proceeds from the Offerings, an amount equal to the difference between such per share net proceeds and $30, multiplied by 1,628,800. Except as provided in the immediately preceding sentence, the Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders in the Offerings. See "Principal and Selling Stockholders."


                          PRICE RANGE OF COMMON STOCK

     The Common Stock has been traded on the NASDAQ Stock Market since July 2, 1996, the date of the Motor Wheel Transactions, under the symbol "HAYS." The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock as reported on the NASDAQ Stock Market. All amounts were restated to reflect Hayes' 2-for-1 stock split effected in the form of a 100% stock dividend paid on January 6, 1997.


                                                                 HIGH        LOW
                                                                 ----        ---
Quarter ending October 31, 1997 (through August 1, 1997)....    $33.000    $30.500
Quarter ended July 31, 1997.................................     32.000     20.750
Quarter ended April 30, 1997................................     24.500     18.750
Quarter ended January 31, 1997..............................     22.750     16.625
Quarter ended October 31, 1996..............................     16.875     13.875
July 2, 1996 through July 31, 1996..........................     16.000     14.750



     The last reported sale price for the Common Stock as reported on the NASDAQ Stock Market on August 1, 1997 was $33.


                                DIVIDEND POLICY

     The Company has not declared any cash dividends on the Common Stock since the Motor Wheel Transactions and does not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends will be a business decision to be made by the Company's Board of Directors (the "Board of Directors") from time to time based on such considerations as the Board of Directors deems relevant. In addition, dividends are subject to certain restrictions contained in the Debt Instruments.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of April 30, 1997 and as adjusted to reflect the Lemmerz Transactions and the Offerings and the application of the Company's net proceeds therefrom. The information set forth in this table should be read in conjunction with "Selected Historical Consolidated Financial Information of Hayes" and Pro Forma Combined Condensed Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                   APRIL 30, 1997
                                                                ---------------------
                                                                ACTUAL    AS ADJUSTED
                                                                ------    -----------
                                                                    (IN MILLIONS)
Revolving Credit Facility...................................    $   --     $     --
Term Loan Facilities........................................     420.5        264.1
11% Notes...................................................     250.0        250.0
9 1/8% Notes................................................        --        400.0
Other debt..................................................      41.1         61.3
                                                                ------     --------
     Total debt.............................................    $711.6     $  975.4
Common stockholders' equity:
Preferred Stock, par value $.01 per share; 25,000,000 shares authorized; 5,000,000 Series A Convertible Participating
  Preferred shares issued and outstanding...................        --           --
Common stock, par value $0.01 per share:
Voting -- authorized 99,000,000; 22,231,492 shares issued
  and outstanding; 24,382,194 shares as adjusted for the
  Offerings.................................................       0.2          0.2
Nonvoting -- authorized 1,000,000; 159,026 shares issued and
  outstanding...............................................        --           --
Additional paid-in capital..................................      43.6        196.3
Retained earnings (accumulated deficit).....................     (78.3)       (78.3)
Cumulative translation adjustment...........................      (3.4)        (3.4)
Pension liability adjustment................................      (2.2)        (2.2)
                                                                ------     --------
     Total stockholders' equity (deficit)...................     (40.1)       112.6
                                                                ------     --------
Total capitalization........................................    $671.5     $1,088.0
                                                                ======     ========

                  PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The Unaudited Pro Forma Combined Statement of Operations of the Company for the fiscal year ended January 31, 1997 and the three-month period ended April 30, 1997 (the "Pro Forma Statements of Operations"), and the Unaudited Pro Forma Combined Balance Sheet of the Company as of April 30, 1997 (the "Pro Forma Balance Sheet" and, together with the Pro Forma Statements of Operations, the "Pro Forma Financial Statements"), have been prepared to illustrate the estimated effect of the Lemmerz Transactions, the Motor Wheel Transactions and the Offerings. The Pro Forma Financial Statements do not reflect any anticipated cost savings from the Lemmerz Acquisition, or any synergies that are anticipated to result from the Lemmerz Acquisition, and there can be no assurance that any such cost savings or synergies will occur. The Pro Forma Statements of Operations give pro forma effect to the Motor Wheel Transactions, the Lemmerz Transactions and the Offerings as if they had occurred on February 1, 1996. The Pro Forma Balance Sheet gives pro forma effect to the Lemmerz Transactions and the Offerings as if they had occurred on April 30, 1997. The Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had such transactions been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Statements should be read in conjunction with the separate historical consolidated financial statements of Hayes and Lemmerz and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere or incorporated by reference in this Prospectus.


     A preliminary allocation of the purchase price has been made to major categories of assets and liabilities in the accompanying Pro Forma Financial Statements based on available information. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. These pro forma adjustments represent the Company's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Financial Statements are subject to change, and the final amounts may differ substantially.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   (THREE-MONTH PERIOD ENDED APRIL 30, 1997)

                                                        HAYES                  LEMMERZ                            PRO FORMA
                                                  THREE-MONTH PERIOD      THREE-MONTH PERIOD      PRO FORMA        COMBINED
                                                 ENDED APRIL 30, 1997    ENDED MARCH 31, 1997    ADJUSTMENTS      COMPANY(A)
                                                 --------------------    --------------------    -----------      ----------
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales..................................             $250.2                  $108.2              $  --           $358.4
Cost of goods sold.........................              212.2                    88.0               (2.9)(c)        297.3
                                                       -------                 -------              -----           ------
  Gross profit.............................               38.0                    20.2                2.9             61.1
Marketing, general and administration......               11.2                    10.5                1.2(c)          22.9
Engineering and product development
  costs....................................                2.3                     2.0                 --              4.3
Equity in losses of subsidiaries...........                 --                     0.5                 --              0.5
Other income, net..........................               (0.7)                   (1.5)                --             (2.2)
                                                       -------                 -------              -----           ------
  Earnings from operations.................               25.2                     8.7                1.7             35.6
Interest expense, net......................               18.4                     1.1                4.6(f)          24.1
                                                       -------                 -------              -----           ------
  Earnings (loss) before taxes on income
     and minority interest.................                6.8                     7.6               (2.9)            11.5
Income tax provision (benefit).............                2.9                     4.1               (2.1)(g)          4.9
                                                       -------                 -------              -----           ------
  Earnings (loss) before minority
     interest..............................                3.9                     3.5               (0.8)             6.6
Minority interest..........................                0.1                     0.2                 --              0.3
                                                       -------                 -------              -----           ------
  Net income (loss)........................             $  3.8                  $  3.3              $(0.8)          $  6.3
                                                       =======                 =======              =====           ======
PER SHARE DATA:
Net income.................................                                                                         $ 0.21
                                                                                                                    ======
Weighted average shares outstanding
  (000's)..................................                                                                         29,541
                                                                                                                    ======
OPERATING AND OTHER DATA:
EBITDA*....................................             $ 40.0                  $ 15.7              $  --           $ 55.7
Depreciation and amortization..............               14.8                     6.5               (1.7)            19.6
Capital expenditures.......................               16.7                     6.4                 --             23.1
Cash interest expense, net.................               17.1                     1.1                4.2             22.4
CASH FLOW PROVIDED BY (USED FOR):
Operating activities.......................             $ (4.5)                 $ 14.1              $(2.1)          $  7.5
Investing activities.......................              (16.9)                  (11.7)                --            (28.6)
Financing activities.......................               (1.7)                   (2.5)                --             (4.2)

-------------------------
* "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization, nonrecurring charges and certain other non-cash income and expense items. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Hayes' operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         (YEAR ENDED JANUARY 31, 1997)

                                                          MOTOR WHEEL
                                              HAYES       FIVE MONTHS
                                           YEAR ENDED        ENDED                        PRO FORMA
                                           JANUARY 31,     JUNE 30,      MOTOR WHEEL      COMBINED
                                              1997           1996        ADJUSTMENTS        HAYES
                                           -----------    -----------    -----------      ---------
                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales................................    $ 778.2        $134.9         $   --          $ 913.1
Cost of goods sold.......................      675.2         125.3           (4.6)(b)        795.9
                                             -------        ------         ------          -------
 Gross profit............................      103.0           9.6            4.6            117.2
Marketing, general and administration....       35.9           6.4            1.3 (b)(d)      43.6
Engineering and product development
 costs...................................        7.2           1.8           (0.9)(d)          8.1
Equity in (earnings) loss of
 subsidiaries............................        2.5           1.9             --              4.4
Other income, net........................       (4.5)         (0.8)            --             (5.3)
Nonrecurring charges.....................      115.4            --             --            115.4
                                             -------        ------         ------          -------
 Earnings (loss) from operations.........      (53.5)          0.3            4.2            (49.0)
Interest expense, net....................       48.5           7.3           17.8 (e)         73.6
                                             -------        ------         ------          -------
 Earnings (loss) before taxes on income,
   minority interest and extraordinary
   items.................................     (102.0)         (7.0)         (13.6)          (122.6)
Income tax provision (benefit)...........      (36.7)          0.1           (5.3)(g)        (41.9)
                                             -------        ------         ------          -------
 Earnings (loss) before minority interest
   and extraordinary items...............      (65.3)         (7.1)          (8.3)           (80.7)
Minority interest........................        0.2          (0.1)            --              0.1
                                             -------        ------         ------          -------
 Earnings (loss) before extraordinary
   items.................................      (65.5)         (7.0)          (8.3)           (80.8)
Extraordinary items, net of tax..........        7.4            --             --              7.4
                                             -------        ------         ------          -------
 Net income (loss).......................    $ (72.9)       $ (7.0)        $ (8.3)         $ (88.2)
                                             =======        ======         ======          =======
PER SHARE DATA:
Net loss.................................
Weighted average shares outstanding
 (000's).................................
OPERATING AND OTHER DATA:
EBITDA*..................................    $ 120.7        $  9.8         $  3.1          $ 133.6
Depreciation and amortization............       44.4           7.6           (1.1)            50.9
Capital expenditures.....................       71.4           1.9             --             73.3
Cash interest expense, net...............       45.3           7.0           16.7             69.0
CASH FLOW PROVIDED BY (USED FOR):
Operating activities.....................    $  71.2        $  6.9         $ (8.6)         $  69.5
Investing activities.....................      (65.1)          1.5             --            (63.6)
Financing activities.....................       39.6          (2.4)            --             37.2


                                             LEMMERZ         LEMMERZ
                                            YEAR ENDED         AND         PRO FORMA
                                           DECEMBER 31,     OFFERING       COMBINED
                                               1996        ADJUSTMENTS    COMPANY (A)
                                           ------------    -----------    -----------
                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales................................     $459.8         $   --        $1,372.9
Cost of goods sold.......................      377.7          (14.9)(c)     1,158.7
                                              ------         ------        --------
 Gross profit............................       82.1           14.9           214.2
Marketing, general and administration....       50.2            4.7 (c)        98.5
Engineering and product development
 costs...................................        8.4             --            16.5
Equity in (earnings) loss of
 subsidiaries............................       (1.0)            --             3.4
Other income, net........................       (5.5)            --           (10.8)
Nonrecurring charges.....................         --             --           115.4
                                              ------         ------        --------
 Earnings (loss) from operations.........       30.0           10.2            (8.8)
Interest expense, net....................        5.3           17.7 (f)        96.6
                                              ------         ------        --------
 Earnings (loss) before taxes on income,
   minority interest and extraordinary
   items.................................       24.7           (7.5)         (105.4)
Income tax provision (benefit)...........       14.8          (18.2)(g)       (45.3)
                                              ------         ------        --------
 Earnings (loss) before minority interest
   and extraordinary items...............        9.9           10.7           (60.1)
Minority interest........................        0.7             --             0.8
                                              ------         ------        --------
 Earnings (loss) before extraordinary
   items.................................        9.2           10.7           (60.9)
Extraordinary items, net of tax..........         --             --             7.4
                                              ------         ------        --------
 Net income (loss).......................     $  9.2         $ 10.7        $  (68.3)(h)
                                              ======         ======        ========
PER SHARE DATA:
Net loss.................................                                  $  (2.31)(h)
                                                                           ========
Weighted average shares outstanding
 (000's).................................                                    29,541
                                                                           ========
OPERATING AND OTHER DATA:
EBITDA*..................................     $ 58.3         $   --        $  191.9
Depreciation and amortization............       29.3          (10.2)           70.0
Capital expenditures.....................       25.0             --            98.3
Cash interest expense, net...............        5.3           16.2            90.5
CASH FLOW PROVIDED BY (USED FOR):
Operating activities.....................     $ 34.7         $  2.0        $  106.2
Investing activities.....................      (35.7)            --           (99.3)
Financing activities.....................      (13.2)            --            24.0

-------------------------
* "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization, nonrecurring charges and certain other non-cash income and expense items. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Hayes' operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

       NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(a) The Pro Forma Statement of Operations assumes that the Lemmerz Transactions, the Motor Wheel Transactions and the Offerings occurred on February 1, 1996. For purposes of the Pro Forma Statement of Operations for the year ended January 31, 1997, Motor Wheel's historical statement of operations for the five months ended June 30, 1996 and Lemmerz's historical statement of operations for the year ended December 31, 1996 were combined with Hayes' historical statement of operations for the year ended January 31, 1997. For purposes of the Pro Forma Statement of Operations for the three-month period ended April 30, 1997, Lemmerz's historical statement of operations for the three-month period ended March 31, 1997 was combined with Hayes' historical statement of operations for the three-month period ended April 30, 1997.

(b) The acquisition of Motor Wheel was accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price was allocated to the tangible and intangible assets and liabilities of Motor Wheel based upon their respective fair values as of the closing date based upon valuations and other studies. The following presents the effect of the purchase adjustments and adjustments to reflect adoption of the Company's accounting policies and pension and post-retirement benefit cost assumptions on the Motor Wheel Statement of Operations for the five months ended June 30, 1996:

                                                                   YEAR ENDED
                                                                JANUARY 31, 1997
                                                                ----------------
                                                              COST OF SALES    MG&A
                                                              -------------    ----
Depreciation..............................................        $(3.4)       $ --
Reduction in post retirement benefit costs................         (1.2)         --
Amortization of intangibles and goodwill..................           --         2.3
                                                                  -----        ----
     Total increase (decrease)............................        $(4.6)       $2.3
                                                                  =====        ====

    The adjustments for estimated pro forma depreciation and amortization of intangible assets and goodwill are based on their estimated fair values. Property, plant and equipment are being depreciated over estimated useful lives. Motor Wheel historically depreciated the $215.4 million of historical cost of its assets appearing on the December 31, 1995 balance sheet over a composite life of 14 years resulting in $15.4 million of annual depreciation, accumulated depreciation of $136.4 million and a net book value of $79.0 million. Upon consummation of the Motor Wheel Transactions, the fair value of assets acquired was estimated to be approximately $92.0 million. This amount is being depreciated over 25 years for buildings and 12 years for equipment, consistent with Hayes' depreciation policy for used equipment and Hayes' estimate of the remaining economic life of the assets ($7.2 million of annual depreciation expense). Other intangible assets and goodwill are being amortized over their estimated useful lives, not to exceed 40 years. For pro forma purposes, a 35-year composite amortization life has been used.


(c) The Lemmerz Acquisition was accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price was allocated to the tangible and intangible assets and liabilities of Lemmerz based upon their respective estimated fair values as of June 30, 1997, the effective date of the Lemmerz Acquisition, based upon preliminary valuations and other studies which are not yet finalized. The actual allocation of purchase price and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein. The following presents the effect of the purchase adjustments and adjustments to reflect adoption of the Company's accounting policies on the Pro Forma Statement of Operations:

                                                YEAR ENDED           THREE MONTHS ENDED
                                             JANUARY 31, 1997          APRIL 30, 1997
                                             ----------------        ------------------
                                           COST OF SALES    MG&A    COST OF SALES    MG&A
                                           -------------    ----    -------------    ----
Depreciation...........................       $(14.9)       $--         $(2.9)       $ --
Amortization of intangibles and
  goodwill.............................           --        4.7            --         1.2
                                              ------        ----        -----        ----
     Total increase (decrease).........       $(14.9)       $4.7        $(2.9)       $1.2
                                              ======        ====        =====        ====

    The adjustments for estimated pro forma depreciation and amortization of intangible assets and goodwill are based on their estimated fair values. Property, plant and equipment is being depreciated over estimated useful lives. Lemmerz historically depreciated the $519.5 million of historical cost of its assets appearing on the December 31, 1996 balance sheet over a composite life of 18 years resulting in $28.7 million of annual depreciation in the year ended December 31, 1996, accumulated depreciation of $364.8 million and a net book value of $154.7 million. Upon consummation of the Lemmerz Acquisition, the fair value of assets acquired was estimated to be $194.7 million. This amount is being depreciated over 25 years for buildings and 12 years for equipment, consistent with Hayes' depreciation policy for used equipment and Hayes' estimate of the remaining economic life of the assets ($13.8 million of annual depreciation expense). Other intangible assets and goodwill are being amortized over their estimated useful lives, not to exceed 40 years. For pro forma purposes, a 35-year composite amortization life has been used.

(d) As part of its restructuring, Motor Wheel permanently terminated approximately 50 corporate positions and eliminated certain salaries and related costs associated with its Okemos, Michigan corporate headquarters. The savings related to the elimination of these salaries and related costs are as follows:

                                                                YEAR ENDED
                                                             JANUARY 31, 1997
                                                             ----------------
Marketing, general and administrative.......................      $(1.0)
Engineering and product development.........................       (0.9)
                                                                 ------
     Total savings..........................................      $(1.9)
                                                                 ======

(e) Reflects adjustments for additional interest expense assuming the Motor Wheel Transactions occurred on February 1, 1996. The change in interest expense, in addition to amortization of deferred financing costs, reflect changes in long term borrowings and their rates based on a three-month LIBOR of 6.0% (dollars in millions):

                                                                             Year Ended
                                                                            January 31,
                                                                                1997
                                                                          ----------------
                                                                             Pro Forma
                                                                              Interest
                                                   Rate       Amount          Expense
                                                   ----       ------         ---------
Revolving Credit Facility...................       8.500%     $ 27.0           $  1.0
Term Loan A-1...............................       8.500       198.5              7.0
Term Loan B.................................       9.000       125.0              4.7
Term Loan C.................................       9.500       100.0              4.0
11% Notes...................................      11.000       250.0             11.4
Unused revolver commitment..................                                      1.0
Letter of credit fees.......................                                      0.5
Administrative fee..........................                                      0.4
                                                                              -------
                                                                                 30.0
Amortization of capitalized financing
  fees......................................                                      1.1
                                                                              -------
     Total pro forma interest expense.......                                     31.1
Historical Motor Wheel interest expense.....                                     (7.3)
Historical Hayes interest expense...........                                     (6.0)
                                                                              -------
     Total historical interest expense
       (including amortization of financing
       fees)................................                                    (13.3)
                                                                              -------
     Total pro forma interest expense
       adjustment...........................                                   $ 17.8
                                                                              =======

    The Company estimates that an increase or decrease in interest rates on floating debt of 1/8% would increase or decrease annual interest expense by approximately $563,000. The Company anticipates entering into interest rate caps and swaps with respect to a portion of the floating rate debt to mitigate the effect of interest rate fluctuations.

(f) Reflects adjustments for the additional interest expense assuming the Lemmerz Transactions and the Offerings occurred on February 1, 1996. The change in interest expense, in addition to amortization of deferred financing costs, reflects changes in long term borrowings and their rates based on a three-month LIBOR of 6% (dollars in millions):

                                                                       Year Ended        Three Months
                                                                      January 31,           Ended
                                                                          1997          April 30, 1997
                                                                    ----------------   ----------------
                                                                       Pro Forma          Pro Forma
                                                                        Interest           Interest
                                                  Rate     Amount       Expense            Expense
                                                  ----     ------      ---------          ---------
    Term Loan A-2.............................    6.250%   $100.0        $ 6.3              $ 1.6
    9 1/8% Notes..............................    9.125     400.0         36.5                9.1
    Paydown on Hayes outstanding obligations:
    Term Loan A-1.............................    8.250    (119.3)        (9.8)              (2.5)
    Term Loan B...............................    8.750     (76.4)        (6.7)              (1.7)
    Term Loan C...............................    9.000     (60.7)        (5.5)              (1.4)
                                                                        ------             ------
                                                                          20.8                5.1
    Amortization of capitalized financing
      fees....................................                             1.5                0.4
    Less Adjustment to new financing rates:
    Term Loan A-1.............................   (0.250)    198.5         (0.5)              (0.1)
    Term Loan B...............................   (0.250)    125.0         (0.3)              (0.1)
    Term Loan C...............................   (0.500)    100.0         (0.5)              (0.1)
                                                                        ------             ------
         Total pro forma interest expenses....                            21.0                5.2
    Less: Historical Lemmerz interest
      expense.................................                            (3.3)              (0.6)
                                                                        ------             ------
         Total pro forma interest expense
           adjustment.........................                           $17.7              $ 4.6
                                                                        ======             ======

    The Company estimates that an increase or decrease in interest rates on floating debt of 1/8% would increase or decrease annual interest expense by approximately $334,000. The Company anticipates entering into interest rate caps and swaps with respect to a portion of the floating rate debt to mitigate the effect of interest rate fluctuations.

(g) Reflects income tax effects of the pro forma adjustments assuming a combined effective statutory income tax rate of 43%.

(h) Excluding the effects of one-time and non-recurring charges and extraordinary items, pro forma net income for the year ended January 31, 1997 would have been $21.6 million, or $0.73 per share.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                (APRIL 30, 1997)

                                               HAYES      LEMMERZ
                                             APRIL 30,   MARCH 31,    PRO FORMA              PRO FORMA
                                               1997        1997      ADJUSTMENTS             COMBINED
                                             ---------   ---------   -----------             ---------
                                                               (DOLLARS IN MILLIONS)
ASSETS
-------
Cash and cash equivalents..................  $   24.8     $  4.2       $ 20.0 (b)            $   49.0
Certificates of deposit....................        --       11.6           --                    11.6
Trade accounts and notes receivable........     152.6       78.4           --                   231.0
Inventories................................      87.3       54.2           --                   141.5
Other current assets.......................       8.1        7.9           --                    16.0
                                             --------     ------       ------                --------
     Current assets........................     272.8      156.3         20.0                   449.1
Property, plant and equipment, net.........     486.6      143.3         40.0 (a)               669.9
Other noncurrent assets....................      22.8       49.4           --                    72.2
Deferred tax asset.........................      17.6       43.8           --                    61.4
Deferred financing costs...................      29.0         --         12.5 (b)                41.5
Goodwill...................................     324.6         --        164.4 (a)               489.0
                                             --------     ------       ------                --------
     Total assets..........................  $1,153.4     $392.8       $236.9                $1,783.1
                                             ========     ======       ======                ========
LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------
Bank borrowings............................  $    6.4     $ 45.7       $(45.7)(c)           $    6.4
Current portion of bank term loans and
  other long term debt.....................      23.6         --           --                    23.6
Trade accounts payable.....................     149.1       76.5           --                   225.6
Accrued liabilities........................      72.2       20.2           --                    92.4
                                             --------     ------       ------                --------
     Current liabilities...................     251.3      142.4        (45.7)                  348.0
Pension and other long-term liabilities....     252.2      106.1           --                   358.3
Minority interest..........................       8.4        5.3           --                    13.7
Deferred tax liability, net................        --        5.1           --                     5.1
Bank term loans and other long term debt
  less current portion.....................     430.1       29.5       (265.7)(b)(c)(d)         193.9
Term loans.................................        --         --        100.0 (b)               100.0
Senior subordinated debt...................     251.5         --           --                   251.5
9 1/8% Notes...............................        --         --        400.0 (b)               400.0
                                             --------     ------       ------                --------
     Total liabilities.....................   1,193.5      288.4        188.6                 1,670.5
Capital stock..............................       0.2         --           --                     0.2
Paid in capital............................      43.6       57.9         94.8 (e)               196.3
Retained earnings (deficit)................     (78.3)      46.8        (46.8)(e)               (78.3)
Cumulative translation and pension
  liability adjustment.....................      (5.6)      (0.3)         0.3 (e)                (5.6)
                                             --------     ------       ------                --------
     Total stockholders' equity
       (deficit)...........................     (40.1)     104.4        (48.3)                  112.6
                                             --------     ------       ------                --------
     Total liabilities and stockholders'
       equity (deficit)....................  $1,153.4     $392.8       $236.9                $1,783.1
                                             ========     ======       ======                ========

             NOTES TO THE PRO FORMA BALANCE SHEET AT APRIL 30, 1997

(a) The estimated purchase price and preliminary adjustments to historical book value of Lemmerz as a result of the Lemmerz Transactions are as follows (dollars in millions):

Purchase price:
  Estimated value of cash and preferred stock issued........    $ 308.8
  Book value of net assets acquired.........................     (104.4)
                                                                -------
  Purchase price in excess of net assets acquired...........    $ 204.4
                                                                =======
Preliminary allocation of purchase price in excess of net
  assets required:
  Increase in property, plant and equipment to estimated
     fair value.............................................    $  40.0
  Estimated goodwill........................................      164.4
                                                                -------
  Total.....................................................    $ 204.4
                                                                =======

(b) Reflects the sources and uses of funds for the Lemmerz Transactions and the Offerings as follows, assuming the Lemmerz Transactions occurred and the Common Stock issued as of April 30, 1997 (dollars in millions):

Sources of Funds:
  Term Loan A-2.............................................    $ 100.0
  9 1/8% Notes..............................................      400.0
  Proceeds from the Offerings...............................       60.0
  Issuance of Hayes convertible preferred stock.............      108.8
                                                                -------
  Total Sources of Funds....................................    $ 668.8
                                                                =======
Uses of Funds:
  Cash consideration for Lemmerz Acquisition................    $ 200.0
  Equity consideration for Lemmerz Acquisition..............      108.8
  Repayment of existing Hayes term debt.....................      256.4
  Working capital purposes..................................       20.0
  Repayment of existing Lemmerz obligations.................       55.0
  Fees and expenses (including deferred financing costs)....       28.6
                                                                -------
  Total Uses of Funds.......................................    $ 668.8
                                                                =======

(c) Proceeds from the Lemmerz Transactions and the Offerings will be used to repay the following obligations of Lemmerz (dollars in millions):

Current portion debt and notes..............................    $  45.7
Long-term portion debt......................................        9.3
                                                                -------
  Total.....................................................    $  55.0
                                                                =======


(d) Approximately $256.4 million of the proceeds from the Lemmerz Transactions and the Offerings will be used to repay certain outstanding obligations of the Company.


(e) The adjustments to paid-in capital, retained earnings and cumulative translation and pension liability adjustments as a result of the Lemmerz Acquisition and the Offerings are as follows (dollars in million):


Paid-in capital:
  Elimination of Lemmerz paid-in capital....................    $ (57.9)
  Value of Hayes convertible preferred stock issued.........      108.8
  Proceeds from the Offerings...............................       60.0
  Estimated professional fees and expenses..................      (16.1)
                                                                -------
  Total.....................................................    $  94.8
                                                                =======
Retained earnings:
  Elimination of Lemmerz pre-business combination retained
     earnings...............................................    $ (46.8)
Cumulative translation and pension liability adjustments:
  Elimination of Lemmerz pre-business combination amount....    $   0.3

        SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF HAYES

    The following selected historical consolidated financial information of Hayes with respect to each year in the five-year period ended January 31, 1997 is derived from the consolidated financial statements of Hayes. Such consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements of Hayes for each of the years in the three-year period ended January 31, 1997 are included elsewhere or incorporated by reference in this Prospectus. The financial information of Hayes for the three-month periods ended April 30, 1997 and 1996 is unaudited, but in the opinion of management, reflects all adjustments necessary for a fair presentation of such information. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Hayes and the notes thereto included elsewhere or incorporated by reference in this Prospectus.

                                                                                                               THREE MONTHS
                                                              FISCAL YEAR ENDED JANUARY 31,                  ENDED APRIL 30,
                                                     ------------------------------------------------       ------------------
                                                      1993      1994      1995      1996       1997          1996       1997
                                                      ----      ----      ----      ----       ----          ----       ----
                                                                                                               (UNAUDITED)
                                                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales........................................    $408.7    $428.2    $537.6    $611.1    $  778.2       $156.2    $  250.2
Costs of goods sold..............................     336.4     344.4     441.4     513.4       675.2        133.6       212.2
                                                     ------    ------    ------    ------    --------       ------    --------
  Gross profit...................................      72.3      83.8      96.2      97.7       103.0         22.6        38.0
Marketing, general and administration............      26.1      26.3      28.6      29.7        35.9          7.8        11.2
Engineering and product development..............       5.8       4.0       5.1       4.7         7.2          1.8         2.3
Equity in loss of unconsolidated subsidiaries....        --        --        --        --         2.5           --          --
Other income, net................................      (1.2)     (2.3)     (0.8)     (1.5)       (4.5)        (0.5)       (0.7)
Nonrecurring charges.............................        --        --        --       3.6       115.4           --          --
                                                     ------    ------    ------    ------    --------       ------    --------
Earnings (loss) from operations..................      41.6      55.8      63.3      61.2       (53.5)        13.5        25.2
Interest expense, net............................      33.8      13.6      13.4      15.0        48.5          3.6        18.4
                                                     ------    ------    ------    ------    --------       ------    --------
Earnings (loss) before taxes on income, minority
  interest, extraordinary items and cumulative
  effect of changes in accounting principles.....       7.8      42.2      49.9      46.2      (102.0)         9.9         6.8
Income tax provision (benefit)...................       4.2      17.6      20.0      17.8       (36.7)         3.8         2.9
                                                     ------    ------    ------    ------    --------       ------    --------
Earnings (loss) before minority interest,
  extraordinary items and cumulative effect of
  changes in accounting principles...............       3.6      24.6      29.9      28.4       (65.3)         6.1         3.9
Minority interest................................        --        --        --        --         0.2           --         0.1
                                                     ------    ------    ------    ------    --------       ------    --------
Earnings (loss) before extraordinary items and
  cumulative effect of changes in accounting
  principles.....................................       3.6      24.6      29.9      28.4       (65.5)         6.1         3.8
Extraordinary items..............................        --        --        --        --         7.4           --          --
                                                     ------    ------    ------    ------    --------       ------    --------
Earnings (loss) before cumulative effect of
  changes in accounting principles...............       3.6      24.6      29.9      28.4       (72.9)         6.1         3.8
Cumulative effect of changes in accounting
  principles.....................................        --      24.6        --        --          --           --          --
                                                     ------    ------    ------    ------    --------       ------    --------
  Net income (loss)..............................    $  3.6    $   --    $ 29.9    $ 28.4    $  (72.9)(a)   $  6.1    $    3.8
                                                     ======    ======    ======    ======    ========       ======    ========
PER SHARE DATA:
Income (loss) before extraordinary items and
  cumulative effect of changes in accounting
  principles.....................................    $ 0.20    $ 0.70    $ 0.85    $ 0.81    $  (2.36)      $ 0.17    $   0.17
Extraordinary items, net of tax..................        --        --        --        --       (0.27)          --          --
Cumulative effect of changes in accounting
  principles.....................................        --     (0.70)       --        --          --           --          --
                                                     ------    ------    ------    ------    --------       ------    --------
Net income (loss)................................    $ 0.20    $   --    $ 0.85    $ 0.81    $  (2.63)(a)   $ 0.17    $   0.17
                                                     ======    ======    ======    ======    ========       ======    ========
Dividends per common share.......................        --     0.030     0.030     0.030       0.015           --          --
                                                     ======    ======    ======    ======    ========       ======    ========
Weighted average shares outstanding (000's)......    18,202    35,148    35,148    35,148      27,703       35,148      22,390
                                                     ======    ======    ======    ======    ========       ======    ========
OTHER DATA:
EBITDA (b).......................................    $ 63.8    $ 80.6    $ 92.9    $ 97.5    $  120.7       $ 22.3    $   40.0
Depreciation and amortization....................      22.2      24.8      29.6      32.7        44.4          8.8        14.8
Capital expenditures.............................      28.7      34.8      39.9      43.4        71.4         23.4        16.7
CASH FLOW PROVIDED BY (USED FOR):
Operating activities.............................    $ 18.5    $ 52.6    $ 22.4    $ 44.9    $   71.2       $  5.5    $   (4.5)
Investing activities.............................     (38.2)    (48.6)    (40.9)    (52.4)      (65.1)       (26.9)      (16.9)
Financing activities.............................      34.8     (15.7)     13.5       8.8        39.6         20.4        (1.7)
BALANCE SHEET DATA (AT PERIOD END):
Total assets.....................................    $499.9    $527.6    $589.6    $633.9    $1,183.1       $648.9    $1,153.4
Total debt.......................................     122.0     107.7     123.0     133.1       715.8        153.8       711.6
Stockholders' equity (deficit)...................     191.9     184.8     216.4     245.4       (41.1)       251.1       (40.1)

-------------------------
(a) Excluding the effects of one-time and non-recurring charges and extraordinary items, net income for the year ended January 31, 1997 would have been $17.0 million, or $0.61 per share.

(b) "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization, nonrecurring charges and certain other non-cash income and expense items. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing Hayes' operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF LEMMERZ

     The following selected historical consolidated financial information of Lemmerz with respect to each year in the three-year period ended December 31, 1996 is derived from the consolidated financial statements of Lemmerz. The consolidated financial statements of Lemmerz for each of the years in the two-year period ended December 31, 1996 are included elsewhere and incorporated by reference in this Prospectus. Such consolidated financial statements have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft. The financial information of Lemmerz for the year ended December 31, 1994 and for the three-month period ended March 31, 1997, is unaudited. In the opinion of management, such financial information for the three-month period ended March 31, 1997 reflects all adjustments necessary for a fair presentation of such information. The selected consolidated financial information provided below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Lemmerz and the notes thereto included elsewhere or incorporated by reference in this Prospectus.

                                                    YEARS ENDED DECEMBER 31,                THREE MONTHS ENDED
                                            -----------------------------------------           MARCH 31,
                                               1994              1995           1996               1997
                                               ----              ----           ----               ----
                                            (UNAUDITED)                                        (UNAUDITED)
                                                                  (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales.................................    $394.0            $468.1         $459.8             $108.2
Cost of goods sold........................     319.7             380.7          377.7               88.0
                                              ------            ------         ------            -------
  Gross profit............................      74.3              87.4           82.1               20.2
Marketing, general and administrative.....      55.2              57.6           50.2               10.5
Engineering and product development.......       7.0               8.9            8.4                2.0
Other income, net.........................     (14.0)            (11.7)          (6.5)              (1.0)
                                              ------            ------         ------            -------
  Earnings from operations................      26.1              32.6           30.0                8.7
Interest expense, net.....................      10.8               7.8            5.3                1.1
                                              ------            ------         ------            -------
  Earnings before taxes on income.........      15.3              24.8           24.7                7.6
Income tax provision......................       1.4               7.8           14.8                4.1
                                              ------            ------         ------            -------
  Earnings before minority interests......      13.9              17.0            9.9                3.5
Minority interest.........................      (0.1)              0.4            0.7                0.2
                                              ------            ------         ------            -------
Net income................................    $ 14.0            $ 16.6         $  9.2             $  3.3
                                              ======            ======         ======            =======
OTHER DATA:
EBITDA (a)................................    $ 47.9            $ 64.1         $ 58.3             $ 15.7
Depreciation and amortization.............      28.1              30.9           29.3                6.5
Capital expenditures......................      42.7              42.8           25.0                6.4
CASH FLOW PROVIDED BY (USED FOR);
Operating activities......................    $ 37.2            $ 48.9         $ 34.7             $ 14.1
Investing activities......................     (32.8)            (35.1)         (35.7)             (11.7)
Financing activities......................      (8.0)             (1.0)         (13.2)              (2.5)
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets..............................    $412.2            $453.3         $412.8             $392.8
Total debt................................     111.2              83.9           84.1               75.2
Stockholders' equity......................      89.2             113.8          109.6              104.4

-------------------------
(a) "EBITDA" represents the sum of income before interest expense and income taxes, plus depreciation and amortization, nonrecurring charges and certain other non-cash income and expense items. EBITDA should not be construed as a substitute for income from operations, net income or cash flow from operating activities, for the purpose of analyzing the Company's operating performance, financial position and cash flows. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and to determine a company's ability to service debt.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion of each of Hayes' and Lemmerz's consolidated historical results of operations and financial condition should be read in conjunction with the consolidated financial statements of Hayes and Lemmerz and the notes thereto included elsewhere in this Prospectus. The following discussion and analysis covers periods before completion of the Motor Wheel Transactions and the Lemmerz Transactions. See "Risk Factors" and "Pro Forma Combined Condensed Financial Data" for a further discussion relating to the effect that the Motor Wheel Transactions, the Lemmerz Transactions and the Offerings may have on Hayes and Lemmerz.

GENERAL

     Sales of the Company's wheels and brake components produced in North America are directly affected by the overall level of passenger car, light truck and commercial highway vehicle production of North American OEMs, while sales of its wheels in Europe are directly affected by the overall vehicle production in Europe. The North American and European automotive industries are sensitive to the overall strength of their respective economies.


     OEMs typically specify the type and basic styling of a wheel which will be used for a particular model. A particular wheel may be designated either as standard equipment or as an option. An OEM will ordinarily designate one supplier for each specific wheel platform for a vehicle model, although a particular vehicle model may offer a number of different wheels. The process of being designated as a supplier of a particular wheel often occurs several years before initial vehicle production. A potential supplier must first develop a wheel design based on styling and engineering specifications provided by an OEM. Suppliers that design, engineer, manufacture and conduct quality control testing are generally referred to as Tier I Suppliers. After a comprehensive engineering and feasibility review, the OEM will designate a specific supplier for a particular wheel that meets the OEM's cost, quality and engineering specifications for a particular vehicle model. The duration of a wheel platform's life depends on the life cycle of the vehicle model, although wheel designs may be changed every two to four years to update the appearance of the vehicle.


     The Company has been awarded new automotive wheel contracts that management expects will significantly increase its fabricated wheel volumes. An important factor enabling the Company to obtain automotive wheel contracts is its ability to offer new, innovative products at competitive prices. As a result of these new contracts, the Company anticipates that it will experience significant upfront costs. Management believes such costs will include capital expenditures for tooling and facility expansion and additional launch costs as the OEMs reach normal operating levels for new vehicle production. In addition to capital expenditures associated with new business, the Company anticipates further capital expenditures related to productivity improvements and cost reductions. For the past three years, more than half of the Company's capital expenditures have been related to new contract awards.

     Hayes completed the Lemmerz Acquisition on June 30, 1997. In addition to revenue enhancement, management believes that this acquisition will result in annual cost savings of at least $21 million, primarily as result of capacity optimization, raw material purchasing savings and overhead savings. These anticipated Lemmerz Acquisition-related cost savings are in addition to savings related to the rationalization efforts identified as part of the Motor Wheel Transactions. The savings anticipated to be realized from the Motor Wheel Transactions, including those initially targeted and subsequently identified, total $42 million and comprise the following: (i) $11 million related to a reduction in selling, general and engineering costs; (ii) $10 million related to rationalization efforts at Hayes' brake facilities; and (iii) $21 million related to rationalization efforts at Hayes' steel wheel facilities, which includes $12 million of savings related to the closure of Hayes' Romulus, Michigan facility. Hayes announced the closure of the Romulus facility in January 1997 and expects that the production from the facility will be shifted to Hayes' other existing facilities by the end of 1997. Approximately $13 million of the aggregate $42 million of savings related to the Motor Wheel Transactions have been realized through the end of the first quarter of fiscal 1997. Management expects the remaining $29 million of savings related to the Motor Wheel Transactions to be fully reflected in the Company's fiscal 1998 financial results, with the additional $21 million of cost savings related to the Lemmerz Acquisition to be fully reflected in the Company's fiscal 1999 financial results.

     The Company's largest component of cost is the raw material cost of steel and aluminum. In accordance with industry practice in the United States, the costs or benefits of fluctuations in steel and aluminum prices are passed on to the customer. Opportunities to recover increased material costs from customers in Europe are more limited than in the United States.

RESULTS OF OPERATIONS OF HAYES

Three Months Ended April 30, 1997 Compared to Three Months Ended April 30, 1996

     Hayes' net sales for the first quarter of fiscal 1997 increased by $94.0 million or 60.2% compared to the first quarter of fiscal 1996. This increase was attributable to the additional sales contributed by Motor Wheel which was acquired effective July 2, 1996, and increased volume in both the North American and European Aluminum Wheel groups.

     Hayes' gross profit for the first quarter of fiscal 1997 increased to $38.0 million or 15.2% of net sales compared to $22.6 million or 14.5% of net sales for the first quarter of fiscal 1996. The increase in margin percentage is attributable to increased volume and strong productivity at the Company's North American and European aluminum wheel facilities.

     Marketing, general and administrative expenses were $2.2 million higher for the first quarter of fiscal 1997 as compared with the first quarter of fiscal 1996. However, these costs have decreased from 4.3% of net sales for the first quarter of fiscal 1996 to 3.6% of net sales for the current period due to synergies being recognized as a result of the consolidation of the Hayes and Motor Wheel headquarters.

     Amortization of intangibles increased by $1.2 million as compared with the first quarter of fiscal 1996. This increase is due to increased goodwill recognized as a result of the Motor Wheel Transactions.

     Interest expense was $18.4 million for the first quarter of fiscal 1997, an increase of $14.8 million over the same period for fiscal 1996. This increase was caused by increased debt as a result of the Motor Wheel Transactions.

Fiscal 1996 Compared to Fiscal 1995

     Hayes' net sales for fiscal 1996 increased by $167.1 million or 27.0% as compared to fiscal 1995. This increase was attributable to the additional sales contributed by Motor Wheel which was acquired effective July 2, 1996 and increased volume in North America. These results were partially offset by the General Motors strikes during the first, third and fourth quarters and lower selling prices due to the pass-through of lower aluminum prices.

     Hayes' gross profit for fiscal 1996 increased to $103.0 million or 13.2% of net sales, compared with $97.7 million or 16.0% of net sales for fiscal 1995. The decrease in margin percentage was attributable to: (i) the write-down of certain assets during the second quarter; (ii) inefficiencies in former Motor Wheel plants that are either being prepared for or are undergoing major restructuring; and (iii) production losses resulting from the General Motors strikes.

     Marketing, general and administrative expenses were $6.2 million higher for fiscal 1996 as compared with fiscal 1995. However, these costs decreased from 4.9% of net sales for fiscal 1995 to 4.6% of net sales for the current year due to synergies being recognized as a result of the consolidation of the Hayes and Motor Wheel headquarters.

     Engineering and product development expenses increased $2.5 million for fiscal 1996 versus fiscal 1995. This increase is due to additional engineering and product development costs related to new product lines acquired as a result of the Motor Wheel Transactions and a decrease in recovery on engineering expenses related to the timing of new programs.

     Equity in loss of subsidiaries for fiscal 1996 includes the recognition of losses of Hayes' Czech joint venture during its early production stage and a writedown of Hayes' investment in Hayes Wheels de Mexico, S.A. de C.V., offset by earnings related to Hayes investment in Hayes Wheels de Venezuela, C.A. Due to the ongoing condition of the Mexican economy, management determined that Hayes' investment in Mexico had become impaired resulting in a writedown of the investment amount.

     Other income increased by $3.0 million for fiscal 1996 versus fiscal 1995. This increase is due to the recognition of a gain on the sale of Hayes' 7.0% equity investment in Central Manufacturing Company located in Kentucky, sale of molds and low pressure machines in Hayes' European operations and effects of currency exchange on transactions.

     Nonrecurring charges of $115.4 million consist of a one-time charge for the closing of Hayes' Romulus, Michigan facility of $109.0 million, elimination of $2.9 million of deferred costs resulting from a previous patent infringement suit with Motor Wheel and $3.5 million of stock compensation recorded in conjunction with the payout of the management stock option plan. The Romulus plant closing consists of three main areas: (i) $63 million related to the writedown of assets to their estimated realizable value based on the decline in the steel wheel market since 1989 and the Motor Wheel Transactions. This reserve reflects the writedown of excess land, buildings and equipment to fair value, as well as the writedown of certain tooling and goodwill; (ii) $25 million for estimated employee costs associated with pension and postretirement benefits. As a result of the current contract related to the closing, additional employees qualify for retirement benefits necessitating additional pension and retiree medical liabilities; and (iii) $21 million for estimated termination benefits, costs to shutdown the facility and other miscellaneous costs.

     Interest expense increased to $48.5 million for fiscal 1996, an increase of $33.5 million from fiscal 1995. This change was primarily caused by increased debt as a result of the Motor Wheel Transactions and higher bank fees and interest rates associated with this new debt.

     The extraordinary loss for bond defeasance represents the redemption premium and unamortized debt issue costs related to the 9 1/4% Senior Notes due 2002, of which $98.5 million principal amount was retired as part of Hayes' recapitalization.

Fiscal 1995 Compared to Fiscal 1994

     Hayes' net sales for fiscal 1995 increased by $73.5 million or 13.7% as compared with fiscal 1994. This increase was due to significant increased unit volume in Europe, higher selling prices resulting from the pass through of increased aluminum and steel costs and a shift in Hayes' steel wheel sales mix toward more highly styled full-face wheels.

     Hayes' gross profit for fiscal 1995 increased to $97.7 million or 16.0% of net sales, compared with $96.2 million or 17.9% of net sales for the same period in 1994. The decrease in margin percentage was attributable to: (i) higher selling prices, while maintaining the same profit level, resulting from the pass through of increased aluminum and steel costs; (ii) plant capacity additions resulting in higher support costs that were not fully absorbed due to softer customer demand; (iii) customer delays of new product launches; and (iv) the impact of the strike at Hayes' Howell, Michigan facility.

     Marketing, general and administrative expenses increased $1.1 million for fiscal 1995 as compared to fiscal 1994. However these costs decreased from 5.3% of net sales for fiscal 1994 to 4.9% of net sales for the fiscal 1995 period.

     During the fourth quarter of fiscal 1995, Hayes recognized non-recurring charges of $3.6 million. These charges include a $1.4 million provision associated with the restructuring of the North American Aluminum Wheel group and $2.2 million of charges associated with the withdrawn Varity Corporation ("Varity") proposal to purchase Hayes' outstanding publicly held shares.

     Interest expense increased to $15.0 million for fiscal 1995, an increase of $1.6 million over the same period of 1994. This change was due primarily to: (i) higher short term borrowing rates in the U.S.; (ii) an increase in borrowing levels to support working capital needs; and (iii) higher bank fees associated with Hayes' U.S. bank facility which was increased in March 1995.

CAPITAL RESOURCES AND LIQUIDITY


     The Company is party to an amended credit agreement dated June 30, 1997 (the "Amended Credit Agreement") with Canadian Imperial Bank of Commerce ("CIBC") and Merrill Lynch Capital Corporation ("Merrill Capital"), as managing agents. Pursuant to the Amended Credit Agreement, after giving effect to the Lemmerz Transactions, among other things, a syndicate of lenders have agreed to lend to the Company up to $320.5 million in the form of a senior secured term loan facility, such aggregate amount being allocated among (i) a Tranche A-1 Term Loan facility in an aggregate principal amount of up to $103.0 million,
(ii) a Tranche A-2 term Loan Facility in an aggregate principal amount of up to $100 million, (iii) a Tranche B Term Loan facility in an aggregate principal amount of up to $64.9 million and (iv) a Tranche C Term Loan facility in an aggregate principal amount of up to $52.6 million, and up to $270 million in the form of a senior secured revolving credit facility. Such term loan facilities and revolving facility are guaranteed by the Company and all of its existing and future material domestic subsidiaries. Such term loan facilities and revolving facility are secured by a first priority lien in substantially all of the properties and assets of the Company and its material domestic subsidiaries, now owned or acquired later, including a pledge of all of the shares of certain of the Company's existing and future material domestic subsidiaries and 65% of the shares of certain of the Company's existing and future foreign subsidiaries. As of June 30, 1997, there was $419.3 million outstanding under the term loan facilities and $227.8 million available under the revolving facility.



     Hayes' operations provided $71.2 million in cash during fiscal 1996, an increase of $26.3 million over the same period of fiscal 1995. This increase is due to improved results of operations, excluding the effect of non-cash items, and improved management of working capital. Hayes used $4.5 million in cash for operating activities during the first quarter of fiscal 1997, an increase of $10.0 million from the same period in fiscal 1996. This increased use of cash was caused by lower net income attributable to increased interest expense and an increased use of working capital due to additional facilities obtained with the acquisition of Motor Wheel.


     Capital expenditures for fiscal 1996 amounted to $71.4 million and $16.7 million for the quarter ended April 30, 1997. These expenditures were primarily for the acquisition of additional machinery and equipment to increase production capacity at Hayes' North American and European facilities to meet future customer requirements for fabricated aluminum and FFC(TM) wheels.

     The Company estimates that for fiscal 1997, capital expenditures will be approximately $114.0 million, relating principally to new vehicle platforms, cost reduction programs and maintenance.

     In connection with the Motor Wheel Transactions, Hayes issued and sold the 11% Notes in a public offering. The 11% Notes are general unsecured obligations of Hayes, subordinated in right of payment to all existing and future senior indebtedness of Hayes, and are guaranteed by certain of Hayes' domestic subsidiaries. Hayes also retired $98.5 million principal amount of its 9 1/4% Senior Notes due 2002 and Motor Wheel redeemed all of its 11 1/2% Senior Notes due 2000 ($125 million principal amount) and repaid and terminated its revolving credit facility.

     In connection with the Lemmerz Transactions, Hayes issued and sold the 9 1/8% Notes in two offerings under Rule 144A of the Securities Act which closed June 30, 1997 ($250 million aggregate principal amount which was used to finance the Lemmerz Acquisition and refinance certain indebtedness under the Amended Credit Agreement) and July 22, 1997 ($150 million aggregate principal amount which was used to refinance certain indebtedness under the Amended Credit Agreement). The 9 1/8% Notes are general unsecured obligations of the Company ranking pari passu with the 11% Notes and are guaranteed by certain of the same domestic subsidiaries of the Company as guaranteed the 11% Notes. In connection with the Lemmerz Transactions, the Company also retired $200.0 million principal amount of existing term debt under the Amended Credit Agreement and retired $55.0 million of outstanding obligations of Lemmerz.

     At April 30, 1997, the Company was in compliance with the various covenants under the agreements pursuant to which it has or may borrow money. Management expects that the Company will remain in material compliance with these covenants at least through the period ending January 31, 1998.

     The Company does not believe that sales of its products are materially affected by inflation, although there can be no assurance that such an effect will not occur in the future. In accordance with industry practice, the costs or benefits of fluctuations in aluminum prices are passed through to customers. In the United States, the Company adjusts the sales prices of its aluminum wheels every three months, if necessary, to reflect fully any increase or decrease in the price of aluminum. A general decline in aluminum prices in fiscal 1996 and higher prices in fiscal 1994 (approximately 70% increase) have been passed through to the Company's customers. As a result, the Company's net sales of aluminum wheels were adjusted, although gross profit per wheel was not materially affected. Prices remained relatively stable during fiscal 1995. From time to time, the Company enters into futures contracts or purchase commitments solely to hedge against possible aluminum price changes that may occur between the dates of aluminum wheel price adjustments. Pricing and purchasing practices are similar in Europe, but opportunities to recover increased material costs from customers are more limited than in the United States. These arrangements typically relate on average up to 50% of the Company's production needs for the next three to six months.

     The value of the Company's consolidated assets and liabilities located outside the United States (which are translated at period end exchange rates) and income and expenses (which are translated using average rates prevailing during the period) have been affected by the translation values, particularly those of the Italian lira, Spanish peseta, German mark and Belgian franc. Such translation adjustments are reported as a separate component of stockholders' equity. While foreign exchange rate fluctuations have historically not had a significant impact on the Company's reported results of operations, the recent devaluations of the Italian lira, Spanish peseta and German mark may result in lower translated values. However, due to the self-sustaining nature of these businesses (which maintain their own credit facilities, enter into borrowings and swap agreements and incur costs in their respective local currencies), the financial effect of these devaluations is expected to be minimal.

     The Company's net sales are continually affected by pressure from its major customers to reduce prices. The Company's emphasis on reduction of production costs, increased productivity and improvement of production facilities may enable the Company to respond to this pressure.


     The Company's liquidity needs will arise primarily from principal and interest payments under the outstanding indebtedness, and from the funding of its capital expenditures. Principal and interest payments under the Amended Credit Agreement and interest payments on the 11% Notes and the 9 1/8% Notes will represent significant liquidity requirements for the Company. It is expected that with respect to the $320.5 million of indebtedness outstanding under Term Loan Facilities following the Lemmerz Transactions, the Company will be required to make scheduled principal payments of approximately $9.1 million in 1998, $18.0 million in 1999, $21.6 million in 2000, $22.8 million in 2001 and an aggregate of $249.0 million thereafter. The Revolving Credit Facility will mature in July 2003. The loans under the Amended Credit Agreement bear interest at floating rates based upon the interest rate option elected by the Company. In addition, the Company will have scheduled principal payments under other term loans of approximately $11 million per year for the year 1997 through 2000 and approximately $12 million in the aggregate thereafter.


     The Company believes that cash generated from operations, together with amounts available under the Revolving Credit Facility and any other available financing sources, will be adequate to permit the Company to meet its debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs, although no assurance can be given in this regard. The Company's future operating performance and ability to service or refinance the 11% Notes and the 9 1/8% Notes and to repay, extend or refinance the Amended Credit Agreement will be subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. See "Risk Factors."

                                    BUSINESS

GENERAL

     The Company is the world's largest manufacturer of automotive wheels, supplying approximately 30% and 23% of the automotive wheels in North America and Europe, respectively, and also is the largest global supplier of wheels to OEMs of passenger cars, light trucks and commercial highway vehicles. The Company's principal customers for wheel and brake products consist of every major OEM in North America, Europe and Japan, including General Motors, Ford, Chrysler (the three of which comprised approximately 57% of the Company's pro forma combined 1996 net sales), BMW, Renault, Fiat, Volkswagen, Porsche, Mercedes-Benz, Audi, Volvo, Citroen, Toyota, Mazda, Nissan, Honda, Mitsubishi, Suzuki and Isuzu. The Company also has over 300 commercial highway vehicle customers in North America and Europe, including Trailmobile, Dana/Mack, Mercedes-Benz, Iveco, Strick, Great Dane Trailers, Freightliner, PACCAR, Volvo/GM, Renault and Western Star. The Company also produces a variety of non-wheel cast aluminum products for the automotive, heating equipment and construction industries. Sales of automotive wheel and brake products comprised approximately 76% of the Company's pro forma combined net sales in fiscal 1996 (69% wheels and 7% brake components), with the remaining 24% comprised of commercial highway wheel and brake products (18%) and non-wheel aluminum castings (6%).

     The Company is the #1 or #2 independent manufacturer of its primary products in the markets in which it competes. The following table sets forth the Company's estimated pro forma combined market position in North America and Europe in 1996:

                                                                 MARKET
                                                                POSITION
                                                                --------
NORTH AMERICA
Automotive Steel Wheels - Including Production by OEMs......       #1
Automotive Cast Aluminum Wheels.............................       #2
Automotive Fabricated Aluminum Wheels.......................       #1
Automotive Brake Rotors and Drums - Excluding Production by
  OEMs......................................................       #2
Commercial Highway Wheels...................................       #2
Commercial Highway Brake Hubs and Drums.....................       #1
EUROPE
Automotive Steel Wheels - Including Production by OEMs......       #2
Automotive Cast Aluminum Wheels.............................       #1
Commercial Highway Wheels...................................       #2

     The Company has been active in developing strategic alliances around the world. These include a 58% owned subsidiary in the Czech Republic and strategic manufacturing joint ventures in Mexico, Brazil, Venezuela, Portugal, Canada, India, Turkey, Thailand and the United States. The Company also maintains technical relationships in Thailand and South Africa and a sales and engineering office in Japan.

     The Company considers its operations to be operating in two geographic areas (North America and Europe). The financial information required by geographic area for the three years ended January 31, 1997, 1996 and 1995 is included in note 14 of the Hayes Consolidated Financial Statements and for the years ended December 31, 1996 and 1995 is included in note 14 of the Lemmerz Consolidated Financial Statements, included elsewhere in this Prospectus.

     A significant trend toward the use of lighter, more highly-styled wheels for passenger cars and light trucks has increased the demand for and the use of aluminum wheels. Aluminum wheel growth is primarily attributable to: (i) the weight advantage of aluminum wheels, which helps OEMs meet government-imposed fuel economy standards and (ii) the aesthetics of styled cast aluminum wheels. Aluminum wheel penetration (new vehicle installations) in North America has increased from approximately 3% in 1980 to approximately 44% in 1996. The Company estimates that such penetration will reach approximately 55% by 2000 due primarily to new aluminum wheel product innovations, including fabricated aluminum wheels and FFC(TM) aluminum wheels. Aluminum wheel penetration in Europe in 1996 was approximately 21% and continues to display a similar growth pattern as that experienced in North America. The Company is well-positioned to continue to increase sales of its aluminum wheels given the new, but rapidly growing, fabricated aluminum wheel and FFC(TM) wheel designs where the Company is the only significant manufacturer.

     Raw materials and component parts used in the Company's manufacturing operations are those commonly used in such operations and adequate supplies are available. The Company is generally not dependent on long-term supply contracts and has available to it alternate sources for its raw materials and component parts.

     The Company is dedicated to the continued development of new and improved wheels and brake components and related products either through its own engineering efforts or joint ventures with other parties. These new designs include full-faced styled steel wheels, light-weight steel wheels, light-weight fabricated aluminum wheels, FFC(TM) wheels, clad-covered wheels and Centrifuse(R) brake drums. The Company's North American Wheel and Brake Engineering, Design, and Advanced Research and Development Groups are located in Romulus, Michigan. The Company also has significant design, engineering, research and development capabilities in Europe at its Konigswinter, Germany; Hoboken, Belgium; and Dello, Italy facilities. The Company believes that it is the world leader in advanced research for wheel and brake technology. The Company has also developed a number of innovative non-wheel cast aluminum products for passenger cars, heavy trucks, heating equipment and the machinery and construction industries.

     Supported by computer-aided design and manufacturing, as well as finite-element analysis tools, the Company investigates specific wheel designs for lighter-weight wheels that help reduce overall vehicle weight and provide more attractive styling variations. To ensure that new, lighter-weight products are sufficiently durable to meet vehicle requirements, the Company performs fatigue tests that put prototype wheels through the equivalent of thousands of miles of road use before they reach the manufacturing stage. To ensure longevity of the wheels, salt-spray and other environmental tests are conducted on coated wheels. During fiscal 1994, fiscal 1995 and fiscal 1996, the Company spent approximately $12.1 million, $13.6 million and $15.6 million on a pro forma basis, respectively, on engineering and product development.

     The Company owns numerous patents and trademarks and has patent licenses from others relating to its products and manufacturing methods. The Company also grants patent and trademark licenses to others throughout the world and receives royalties under most of these licenses. While the Company does not consider any particular patent or group of patents to be essential to its business as a whole, it considers its patents to be significant to the conduct of its business in certain product areas. In addition, the Company relies on proprietary data and processes, including trade secrets and know-how, and depends, to some extent, on such information remaining confidential. The Company also grants patent and trademark licenses to others throughout the world and receives royalties under most of these licenses. The "Hayes" and "Lemmerz" names are registered in countries in North and South America, Europe, Asia and Africa.

     Hayes' business originated with Hayes Wheel, founded in 1908 by Clarence Hayes, and K.H. Wheel Company, founded in 1909 by John Kelsey and John Herbert, which produced wooden-spoked wheels for automobiles such as Henry Ford's Model
T. These companies merged in 1927 to form Kelsey-Hayes Wheel Corporation, which was reorganized in 1933 into Kelsey-Hayes Wheel Company. In 1992, the non-wheel businesses and assets of Hayes, particularly its automotive brake systems business and assets, were transferred to, and certain liabilities related thereto were assumed by a wholly owned subsidiary of Hayes, Kelsey-Hayes Company ("Kelsey-Hayes"), the capital stock of which was then transferred by Hayes to its sole stockholder as an extraordinary dividend and Hayes consummated an initial public offering of its common stock. On July 2, 1996, Hayes consummated the Motor Wheel Transactions pursuant to which: (i) Motor Wheel became a wholly owned subsidiary of Hayes; (ii) Hayes' common stock was recapitalized with each share of common stock then outstanding being exchanged for 1/10th share of Common Stock and $28.80 in cash (the "Recapitalization"); and (iii) JLL, TSG and certain other stockholders of the Company acquired ownership of approximately 76.6% of the Common Stock. Lemmerz was founded in 1919 at its current site in Konigswinter, Germany and was the leading full-time wheel supplier in Europe. On June 30, 1997, Hayes acquired Lemmerz for $200 million in cash and five million shares of Series A Preferred Stock, which, upon receipt of stockholder approval, will automatically convert into five million shares of Common Stock.

THE INDUSTRY

     Wheels for passenger cars and light trucks are generally made of steel or aluminum, which offer OEMs a range of design options for the vehicles. Steel wheels, which are heavier than aluminum wheels, are generally low-cost, high volume production items that consist of two separate pieces (a rim and a center) welded together. The Company also manufactures more expensive stylized full-faced steel wheels, with a clear, color or chrome finish. "Full-faced" refers to a design approach in which the styling effect is obtained by forming the entire face of the wheel into a one-piece styled design that is then welded onto a partial rim assembly to form a complete wheel. Aluminum wheels are generally lighter in weight, more readily stylized and more expensive than steel wheels, and can be single-piece cast aluminum wheels, fabricated aluminum wheels or FFC(TM) wheels, which are made from two separate pieces (a fabricated aluminum rim and a cast aluminum center) welded together. The Company's fabricated aluminum wheels are similar in design to fabricated steel wheels. Though not as highly styled as cast aluminum wheels, they are lighter in weight than both fabricated steel and one-piece cast aluminum wheels.

     Based on published vehicle production statistics, the Company estimates that in 1996 approximately 24.5 million one-piece cast aluminum automotive wheels where manufactured in North America. The Company estimates that it sold approximately 22% of the aluminum wheels manufactured in North America in 1996. In Western Europe, the Company estimates that approximately 10.2 million cast aluminum wheels were manufactured in 1996, of which approximately 25% were sold by the Company.

     The Company estimates that in 1996 approximately 45 million steel passenger car and light truck wheels, including 14 million steel wheels manufactured by the OEMs for their own use, were manufactured in North America. During 1996, the Company believes that it sold approximately 51% of the independently manufactured steel wheels and approximately 35% of all steel wheels manufactured in North America. In Western Europe, the Company estimates that it sold approximately 22% of the automative steel wheels manufactured in 1996.

     General Motors, Ford and Chrysler, as well as Japanese OEMs and European OEMs, continue to outsource component manufacturing. Wheel manufacturing is not strategic to these companies and outsourcing has increased in response to competitive pressures on OEMs to improve quality and reduce capital outlays, production costs, overhead and inventory levels. The Company believes that it is well positioned to benefit from any future outsourcing opportunities.

     OEMs typically specify the features of the wheel, whether steel or aluminum, which will be used for a particular model either as standard or optional equipment. Among the features specified by OEMs are weight, styling and pricing requirements. The OEM will ordinarily designate one supplier of a particular wheel for a vehicle model, although a particular vehicle model may utilize a number of different wheels produced by one or more suppliers. The process of being designated as a supplier of a particular wheel can take more than two years from the time of initial design to first delivery. A potential supplier must first develop a wheel design based on styling and engineering specifications provided by the OEM. After a comprehensive engineering and feasibility review, the OEM then designates a specific supplier for a particular wheel that meets the OEMs' cost, quality, styling and engineering specifications for particular vehicle models. The duration of the designation is dependent upon the life cycle of the vehicle model. Suppliers that design, engineer, manufacture and conduct quality control testing are generally referred to as Tier I suppliers ("Tier I Suppliers"). The Company believes that early involvement in the design and engineering of new wheel and brake products as a Tier I Supplier affords it a competitive advantage in securing new business and provides customers a significant cost reduction through coordination of design, development and manufacturing processes. As a result of the lengthy approval process, combined with the continued designation of a particular supplier for the life of the vehicle model, increases or decreases in sales to a particular OEM and corresponding changes in market share normally occur over an extended period of time.

     In fitting with its status as a full-line global wheel supplier, the Company continues to offer its customers a wide range of products including, among others, a base steel wheel for low cost, a stylized and chromed steel wheel for a bright appearance, a light-weight steel wheel, which is 10-15% lighter than traditional steel wheels, a cast aluminum wheel for high styling, a fabricated aluminum wheel for low weight, a clad-covered wheel for a bright appearance at a significantly lower cost than a fully-chromed wheel, a truck wheel with an outside valve hole for use on trucks with disc brakes and finally, an FFC(TM) two-piece aluminum wheel, which provides both high styling and lighter weight. The Company believes this breadth of product offering and manufacturing capability enhances its ability to support a full vehicle platform with any wheel designed by its customers.

     North American OEMs generally manufacture passenger cars and light trucks with drum-brakes on the rear axle and disc brakes on the front axle, although disc brakes are increasingly being used on rear axles for high performance vehicles and vehicles incorporating anti-lock brake systems. OEMs offer anti-lock brake systems as optional equipment on certain vehicle models and as standard equipment on higher priced vehicle models. The Company manufactures automotive brake components consisting primarily of composite metal drums, full cast drums and cast iron hubs for drum-type brakes and cast iron rotors for disc brakes. The Company's brake components have been incorporated into anti-lock brake systems offered by its OEM customers. In addition to the OEM market for automotive brake components, a growing service market exists for brake rotors due to the high wear-out rate which is experienced with this product. As a result, the automotive industry is facing a demand for brake rotors in excess of manufacturing capacity.

     In the commercial highway vehicle market, the Company sells wheels, rims and brake products to OEMs (including replacement parts sold through original equipment servicers) and aftermarket distributors. Commercial highway wheels, rims, brake components, and wheel hub and brake drum assemblies are installed principally on trucks, trailers, buses and forklift trucks. In the commercial highway market, sales to OEMs are attributable to either having the product designated as standard equipment by the OEM or obtaining fleet specifications where purchasers of commercial highway vehicles specify the component parts to be utilized on vehicles manufactured for their fleets.

     In an effort to increase the quality of the vehicles they produce, OEMs continue to increase the quality demands on their component suppliers. Each OEM has a structured program and rating system for quality and grants awards to suppliers. Examples include Ford's Q-l, General Motors' Targets for Excellence and Chrysler's QE and Pentastar. Once a supplier receives a quality award, the supplier retains the award level, subject to continuing favorable review by the OEM. The Company endeavors to meet and exceed the quality demands of the OEMs. Most of the Company's manufacturing facilities have received such quality awards.

     The North American automotive industry has recently adopted new standards for quality ratings commonly known as QS 9000 as to which each of the "Big Three" OEMs will require compliance. The Company's Gainesville, Georgia location was the first wheel plant in North America to qualify for this rating. Most of the Company's worldwide facilities have now received QS 9000 and/or ISO 9001 registration in compliance with all of its customers' requirements.

     While the Company's business is not seasonal in the traditional sense, July and December are usually lower volume months because OEMs typically perform model changeovers during July and assembly plants are closed for a period shortly before Christmas to after New Year's Day.

     The Company competes for sales of its cast aluminum wheels, fabricated steel wheels, fabricated aluminum wheels and brake components on the basis of cost, delivery, quality and service. As a large portion of the Company's business consists of sales to GM, Ford and Chrysler (in the aggregate, 65% of cast aluminum wheel, 76% of fabricated wheel and substantially all of the brake component production in North America), the loss of a significant portion of the Company's sales to any of these OEMs could have a material adverse impact on the Company. The Company has been doing business with each of these OEMs for many years, and sales are composed of a number of different products and of different models or types of the same products and are made to individual divisions of such OEMs.

CAST ALUMINUM WHEELS

     The Company's cast aluminum wheels are produced in North America and Europe and are sold in North America, Europe and Japan.

  NORTH AMERICA

     At four manufacturing facilities in the United States, the Company designs, manufactures and distributes a full-line of cast aluminum wheels to OEMs in the passenger car and light truck segments of the automotive industry. In fiscal 1996, the Company supplied approximately 22% of the cast aluminum wheels purchased in North America. With the exception of a limited number of cast aluminum wheels manufactured by Ford in New Zealand and aluminum wheels manufactured by Toyota and Volkswagen, there is no significant OEM manufacturing of cast aluminum wheels. In 1996, the Company believes approximately 44% of passenger cars and light trucks in North America used cast aluminum wheels, up from approximately 42% in 1995.

     Customers. In fiscal 1996, approximately 89% of the Company's total cast aluminum wheel production was sold to General Motors, Ford and Chrysler for use on vehicles produced in North America. The Company exported approximately 4% of its cast aluminum wheels to Nissan and Isuzu in Japan and sold approximately 7% to Japanese transplants in the United States. The Company owns 100% of Hayes Wheels Japan Limited, a Japanese corporation that provides sales, engineering and service support for the Company in the Japanese wheel market.

     Supplier relationships with the OEMs are critical. The Company believes that it has excellent relationships with its customers and is continually working to strengthen these relationships.

     Manufacturing. In manufacturing cast aluminum wheels, the Company uses both gravity casting and low pressure casting. The Company has emphasized cost control and product quality in its manufacturing processes and facilities.

     The Company manufactures one-piece and two-piece wheels. One-piece wheels comprise the bulk of the Company's current sales. The Company introduced its innovative Street Smart Modular(R) two-piece wheel in 1987, and more recently, the FFC(TM) two-piece wheel. These two-piece designs offer OEMs even greater weight savings without sacrificing styling.

     To enhance wheel design and reduce development lead-time, the Company utilizes computer-aided design, has direct computer links to customers and provides OEMs with engineering and manufacturing support. The Company utilizes a computer-aided manufacturing system with which it gathers key data to control cast aluminum wheel manufacturing to continually improve product quality and cost.

     The Company also utilizes other manufacturing techniques to reduce manufacturing process time and improve product quality. An example is Lok-Alloy(R), the Company's patented infra-red heat treating process that changes the manufacturing of cast aluminum wheels from a traditional batch process to a modern synchronous process. Lok-Alloy(R) reduces work-in-process inventory and material handling, minimizes labor costs and improves quality. Lok-Alloy(R) also reduces the total time to produce a wheel from three to five days to three to five hours. The Company has implemented this process at its Gainesville, Georgia facility.

     Competition. The Company believes that its capabilities as a cost-effective supplier of cast aluminum wheels meeting OEM requirements enable it to compete effectively with other aluminum wheel manufacturers. The Company's primary competitor in the North American cast aluminum wheel market is Superior Industries International, Inc., which the Company estimates had approximately a 38% share of the North American market in 1996, as compared with the Company's share of approximately 22%. Other aluminum wheel manufacturers that account for the remaining market share include Wheeltek, Inc., a subsidiary of Amcast Industrial Corp., American Racing Equipment, Inc., Alcoa, Reynolds Metals Co., Aluminum Wheel Technology, Inc. ("Alumitech"), a 50% owned joint venture of the Company, and several foreign suppliers operating in the United States.

  EUROPE

     At its four manufacturing facilities in Europe, the Company designs, manufactures and distributes a full-line of cast aluminum wheels to OEMs in the passenger car and light truck segments of the European automotive industry.

     Customers. The Company estimates that its share of the European market for cast aluminum wheels was approximately 25% for fiscal 1996. Substantially all of its European cast aluminum wheels were sold to Mercedes-Benz, BMW, Opel, Fiat, Renault, Nissan, Volvo and Ford of Europe in that year.

     Manufacturing. Engineering, research and development for the Company's European cast aluminum wheel operations is currently performed at the Company's Dello, Italy and Hoboken, Belgium facilities.

     The Company maintains substantial capability in Europe to style and design cast aluminum wheels for sale to particular OEMs. The Company offers its OEM customers various Company-generated styles and sizes each year. The Company has also established direct computer links with several customer locations in Europe to streamline the design and approval process and reduce product development lead-time. In Europe, the Company believes that its interaction with its customers through computer-aided design offers a competitive advantage. In addition, the Company is actively introducing its new weight and cost saving technologies to the European car makers. Pressure for better fuel consumption and lower vehicle weight are driving European car producers to seek new products such as fabricated aluminum wheels and FFC(TM) wheels.

     In 1988, the Company acquired its Campiglione, Italy aluminum wheel operation from Fiat. The Company continues to lease the plant (excluding equipment) from Fiat on a year-to-year basis.

     Competition. The cast aluminum wheel market in Europe remains more fragmented than in North America, with numerous producers possessing varying levels of financial resources and market positions. The current installation rate of cast aluminum wheels in Europe is significantly lower than in North America. As a result of anticipated consolidations of small local manufacturers across the European community and the expected increasing demand for cast aluminum wheels among consumers and OEMs in Europe, the Company believes that, over the next several years, the number of cast aluminum wheel manufacturers in Europe is likely to decline and the remaining producers will increase their market shares. As a result of its position in Europe and its advanced engineering and technology, the Company believes that it is well positioned to meet these changes in the European market.

     The Company's primary competitors in the European cast aluminum wheel market for passenger cars are Ronal AG, Speedline S.p.A., Alloy Wheel International Ltd. and Mannesmann Kronprinz. These competitors have market shares ranging from 6% to 13% each. Management estimates that the Company had a market share of 25% in 1996.

FABRICATED WHEELS

     The Company's fabricated steel and fabricated aluminum wheels are produced and sold in North America and Europe.

  NORTH AMERICA

     At its manufacturing facilities in Sedalia, Missouri; Bowling Green, Kentucky; and Romulus, Michigan, the Company designs, manufactures and distributes a full-line of fabricated steel and fabricated aluminum wheels for sale to OEMs in the passenger car and light truck segments of the automotive industry. Having commenced production in the early 1900s, the Company has manufactured more steel wheels in North America than any other manufacturer.

     Revenues and unit sales in the Fabricated Wheel Group in North America increased in fiscal 1996 from prior year levels primarily due to the introduction of new products, increased market share and additional sales contributed by Motor Wheel. The Company's new products, including fabricated aluminum wheels, chromed, full-face steel wheels, and clad-covered wheels, have been well received by its customers. The Company believes that new contracts obtained in 1995 and 1996 relating to these new products have positioned this group for significant future growth. The Company has signed contracts for the sale of fabricated aluminum wheels that in total are in excess of $150 million by 1998. Currently the Company produces fabricated aluminum wheels for both Ford and General Motors, including a full-faced, styled version for the Ford F150 truck.

     The Company believes that the North American steel wheel market will remain significant because OEMs will continue to specify less costly steel wheels for more moderately priced passenger cars and light trucks and for most spare wheels. The rate of installation of steel or aluminum wheels for any model year may be affected by OEM promotion programs. The Company continues to explore other avenues of growth for steel wheels, including further penetration into that portion of the market currently served by OEM wheel manufacturers.

     Customers. The Company estimates that its share of the North American market for steel wheels for fiscal 1996 was approximately 35% (including wheels manufactured by OEMs). Approximately 96% of the Company's steel wheels were sold to General Motors, Ford and Chrysler in fiscal 1996.

     In 1995, the Company and General Motors entered into a contract for the supply of steel wheels which will initially extend through the 2000 model year. Under certain circumstances, this contract may be extended or terminated. The Company also has a long term supply contract with Ford.

     Manufacturing. The Company's fabricated steel and fabricated aluminum wheels are manufactured by a continuous in-line process, thus enhancing quality standardization and reducing work-in-process inventory. Although tooling is relatively expensive for steel wheels, a particular style is likely to be run for a customer in high volume over a long period, lowering the unit production cost.

     As a result of the Motor Wheel Transactions, the Company had four fabricated steel wheel manufacturing facilities. In 1996, the Company decided to consolidate its fabricated steel wheel production into two facilities due to the reduction in demand for steel wheels resulting from the growing demand for aluminum wheels in North America. Production will continue in the Bowling Green, Kentucky and Sedalia, Missouri facilities. The former Motor Wheel facility in Mendota, Illinois was closed in the fourth quarter of fiscal 1996 and on January 9, 1997, the Company announced the closing of its Romulus, Michigan facility. The Company expects that the fabricated steel and fabricated aluminum wheel capacity associated with its Romulus facility will be shifted to the Sedalia, Missouri and Bowling Green, Kentucky facilities by the end of 1997. The Company believes that consolidating production from four facilities into two will allow the Company to optimize capacity utilization and thereby reduce costs.

     Competition. The Company's primary non-OEM competitors in the North American steel wheel market for passenger cars and light trucks are Rockwell-Fumagalli (a Brazilian subsidiary of Rockwell International), Accuride, Topy and Central Manufacturing Company. The Company estimates that the competitors held a combined share of approximately 34% of the steel wheel market in 1996 while the OEMs together accounted for 31% of the market in 1996. The Company believes that it is well-positioned to maintain its market share of steel wheels at General Motors, Ford and Chrysler against non-OEM competition.

     The Company remains vulnerable to increased sourcing of steel wheels by General Motors and Ford to their respective wheel operations, which may win contracts based on factors other than quality, price and efficiency. General Motors and Ford supplied approximately 45% and 65%, respectively, of their steel wheel needs in 1995 and 1996. The Company believes, however, that, with OEMs becoming increasingly sensitive to the cost of their products, and with new products such as styled steel and fabricated aluminum wheels, it will be able to capture market share from the OEMs. Neither General Motors nor Ford has production capability for stylized steel wheels or fabricated aluminum wheels. The Company continues to work with both General Motors and Ford on proposals to outsource their current in-house production of steel wheels.

  EUROPE

     As a result of the Lemmerz Acquisition, the Company has three manufacturing facilities in Konigswinter, Germany; Manresa, Spain; and Manisa, Turkey, where it designs, manufactures and distributes a full-line of fabricated steel wheels for sale to both OEMs and the aftermarket of the automotive industry throughout

Europe. The Company's operations in Turkey are operated as a joint venture, with the Company owning 68% and Inci Holding A.S. owning the remaining 32%. This joint venture was established to provide the growing Turkish automobile industry with quality steel wheels.


     In addition to the operations described above, the Company currently owns 58% of Autokola, a joint venture in Eastern Europe which was established in October 1993 by the Company and Nova Hut a.s. ("Nova Hut"). Autokola manufactures fabricated steel and fabricated aluminum wheels in Ostrava, Czech Republic. The Company and Nova Hut have granted Autokola the exclusive right to sell its products in the Czech Republic, the Slovak Republic, Poland, Romania, Croatia, Serbia and the other republics of territories formerly comprising Yugoslavia, Albania, Bulgaria, the Soviet Union and Hungary. The Company has entered into a marketing assistance agreement for sales outside the exclusive territories and a technical assistance agreement with Autokola, under which it has licensed its wheel patents and other technical information to Autokola and has agreed to furnish Autokola with technical assistance. The Company will receive fees and commissions under the former agreement and license fees and royalties under the latter. Autokola currently has capacity to produce 4.5 million fabricated steel and fabricated aluminum wheels annually, and since fiscal 1996, Autokola has been shipping wheels to GM-Opel in Germany.


     Customers. On a pro forma basis, the Company supplied approximately 22% of the automotive steel wheels manufactured in Western Europe in 1996. The Company's principal customers include BMW, Opel, Mercedes-Benz, Ford, Nissan, Volkswagen, PSA and Volvo. In Eastern Europe, Autokola's principal customer is Skoda, the national automobile manufacturer of the Czech Republic, for which it is the sole supplier of wheels.

     Manufacturing. The Company's steel wheel manufacturing facilities in Germany, Spain, Turkey and the Czech Republic have a combined production capacity of 22 million steel wheels for passenger cars and light trucks. The Konigswinter, Germany facility has state-of-the-art, automated production equipment and extensive research and development facilities. The Company's lightweight steel wheel, which is 10%-15% lighter than a traditional steel wheel, was developed and is manufactured at the Konigswinter facility. The Company's Manresa, Spain facility has developed a specialty niche in wheels for light trucks, recreational vehicles and vans. The Manisa, Turkey facility produces wheels for the Turkish market and exports both OEM and aftermarket wheels to Western Europe. It benefits from lower labor rates and has enough available manufacturing space to double the plant's manufacturing capacity from
1.5 million to 3.0 million wheels. In addition to these manufacturing facilities, Autokola completed a new paint facility and installed a new fabricated aluminum wheel rim and assembly line and a steel wheel rim and assembly line subsequent to the establishment of the joint venture in 1993. This equipment is state-of-the-art and was required to meet the volume and quality demands of Skoda and Autokola's new Western European customers.

     Competition. The Company's principal non-OEM competitors for the sale of passenger car and light truck steel wheels include Michelin (which recently announced the acquisition of Mannesmann Kronprinz), Dunlop-Topy and Fergat. Ford and VW together produced approximately 16% of all passenger car and light truck steel wheels in Europe during 1996. Historically, Autokola has had no competition as sole supplier to Skoda for steel wheels. However, as Autokola continues to expand into the Western European market, Autokola is experiencing increased competition from other Western European companies as well as other Eastern European companies.

AUTOMOTIVE BRAKE COMPONENTS

     The Company manufactures automotive brake components consisting primarily of composite metal drums and full cast drums for drum-type brakes and cast iron rotors for disc brakes. Sales of automotive brake products accounted for approximately 7% of the Company's pro forma net sales for fiscal 1996.

     Customers. The Company sells substantially all of its automotive brake components to Chrysler and Ford.

     Manufacturing. The Company currently has two manufacturing facilities in North America which produce brake components. These facilities include Homer, Michigan and a 75% owned subsidiary in

Monterey, Mexico. Prior to the Motor Wheel Transactions, Motor Wheel had announced that as a result of maximizing manufacturing capacity and minimizing non-competitive costs, the Ypsilanti, Michigan plant would be closed. The plant was closed during the second quarter of fiscal 1997. Existing production was transferred to the remaining two facilities.

     Competition. The principal non-OEM competitors of the Company for the sale of automotive brake components include Kelsey-Hayes, Bosch, American Axle and Racini. The Company believes that Kelsey-Hayes and Bosch supply brake drums and rotors as well as anti-lock brake systems, while American Axle and Racini are suppliers of brake rotors and drums. General Motors is also a significant manufacturer of automotive brake components, installed primarily on General Motors' vehicles.

COMMERCIAL HIGHWAY PRODUCTS

     The Company's commercial highway vehicle wheels and brakes are produced and sold in North America and Europe.

  NORTH AMERICA

     The Company manufactures disc wheels and demountable rims for commercial highway vehicles. The Company also manufactures two-piece take-apart wheels for certain special applications, the most significant of which is for the High Mobility Multiple Purpose Wheeled Vehicle (the "Hummer") produced by AM General Corporation. The Company manufactures brake components for commercial highway vehicles consisting of Centrifuse(R) drums which can be assembled together with iron or aluminum hubs and sold as a unit. Unlike conventional cast iron brake drums, Centrifuse(R) drums are manufactured using a proprietary process to fuse iron to a steel jacket to combine the advantages of iron and steel to produce a lighter and stronger brake drum. The Company has achieved a significant market share for this product which is supplied to OEMs almost exclusively as a result of fleet specification. Sales of commercial highway products accounted for approximately 11% of the Company's pro forma net sales for fiscal 1996.

     Customers. The Company's largest customers for commercial highway wheels and rims include Trailmobile, Strick and Great Dane Trailers, while its largest customers for commercial highway brake components include Freightliner Corporation, PACCAR and Dana Corporation. Sales to OEM/OES, and warehouse distributors and others constituted approximately 67% and 33%, respectively, of the Company's commercial highway net sales for 1996.

     Manufacturing. The Company has two manufacturing facilities which produce components for the commercial highway market. The Akron, Ohio facility produces wheels and rims and the Berea, Kentucky facility produces brake components.

     Competition. The Company competes for sales of commercial highway wheels, rims and brake components on the basis of cost, delivery, quality and service. The Company spends a considerable amount of effort obtaining fleet specifications where purchasers of commercial highway vehicles specify to the OEMs the components to be used. The principal competitors of the Company for the sale of commercial highway wheels and rims include Accuride Corporation, Alcoa and Bosch. The Company believes that Accuride Corporation predominantly supplies steel wheels, but also supplies aluminum wheels, while Alcoa supplies aluminum wheels and Bosch supplies steel wheels and brake components. The Company is the only producer of the Centrifuse(R) drum which does not compete with full cast iron drums.

  EUROPE

     As a result of the Lemmerz Acquisition, the Company manufactures steel truck and trailer wheels for sale to OEMs of commercial highway vehicles in Europe at its Konigswinter, Germany facility. In addition, the Company produces wheels for the forklift truck market. Sales of steel wheels for the commercial highway market in the year ended December 31, 1996 were approximately $85 million. Recently, the Company underlined its leadership in both product and process technology by launching the first truck wheel with an outside valve hole. Management believes there is a growing need for this product due to the increase in penetration of disc brakes on trucks.

     Customers. The Company supplied approximately 25% of the heavy truck steel wheels sold in Western Europe in 1996. The Company's principal customers for steel wheels for commercial highway vehicles include Mercedes-Benz, Renault, Volvo, Leyland/DAF and Western Star.

     Manufacturing. At its Konigswinter, Germany facility, the Company produces a variety of tubeless and tubetype wheels for commercial highway vehicles, as well as a variety of steel wheels for forklift trucks. The facility's total annual capacity for all of these products is 1.7 million wheels. Management believes that the Konigswinter facility has the most technologically advanced truck wheel manufacturing line in the world.

     Competition. The Company's principal competitors for the sale of commercial highway wheels in Europe include Michelin, Mannesmann Kronprinz and Gianetti. With the recently announced acquisition of Mannesmann Kronprinz by Michelin, Michelin will have approximately a 50% share of this market.

OTHER PRODUCTS

     The Company also has two non-wheel aluminum casting operations, collectively called Metaalgieterij Giesen B.V. ("MGG"). MGG is comprised of two facilities which utilize sand-cast, low pressure and high-pressure aluminum casting processes. The sand casting process uses specially designed pattern to create a sand mold into which molten aluminum is poured. Sand casting allows MGG to produce complicated pieces in small quantities. The complexity and low volume makes it too costly to manufacture these items using permanent mold casting, such as is used to produce cast aluminum wheels. MGG manufactures a variety of products, including heat exchangers used in gas-fired boilers, intake manifolds and aluminum housings for automotive and heavy truck applications, and a variety of aluminum products for the machinery and construction industries. This business had sales of approximately $73 million in 1996. From these facilities the Company supplies approximately 50% of the cast aluminum heat exchangers for use in gas-fired boilers for the commercial and residential markets in Europe. The Company expects this market to nearly double over the next five years.

     In addition to non-wheel cast products, the Company manufactures a variety of precision and specialty tools for use in stamping and other manufacturing processes at its La Chaux-de-Fonds, Switzerland facility. This business had sales of approximately $2 million in 1996.

INVESTMENTS

     The Company has additional interests, to the extent described below, in the following businesses located throughout the world:

     (i) a 49% interest in Hayes Wheels de Venezuela, C.A., a steel wheel manufacturer in Venezuela;

     (ii) a 40% interest in Hayes Wheels de Mexico, S.A. de C.V., an aluminum and steel wheel manufacturer in Mexico;

     (iii) a 50% interest in Alumitech, a cast aluminum wheel manufacturer in Somerset, Kentucky;

     (iv) a 29.6% interest in Riviera Tool Company, a manufacturer of stamping dies sold to domestic automobile manufacturers and their suppliers;

      (v) a 49% interest in Hayes Wheels do Brasil, Ltda., a manufacturer of aluminum wheels in Brazil;

     (vi) a 100% interest in Hayes Wheels Japan Limited, a sales, engineering and service support company in the Japanese wheel market;

     (vii) a 49% interest in Continental Lemmerz (Portugal) -- Componente para Automoveis, Lda., a value-added assembler of passenger car and light truck wheels and tires in Portugal;

    (viii) a 44% interest in Borlem S.A. Empreendimentos Industriais, a steel and aluminum wheel manufacturer in Brazil;

     (ix) a 25% interest in Reynolds-Lemmerz Industries, a cast aluminum wheel manufacturer in Canada;

     (x) a 25% interest in Kalyani-Lemmerz Ltd., a commercial highway truck steel wheel manufacturer in India;

     (xi) a 25% interest in Jantas Jant Sanayi ve Ticaret A.S., a truck wheel manufacturer in Turkey; and

     (xii) a 25% interest in Siam Lemmerz Co., Ltd., a steel wheel manufacturer in Thailand.

     In addition, the Company has a technical assistance agreement with ATP, a wheel manufacturer in Thailand, as well as a South African technical assistance agreement.

ENVIRONMENTAL COMPLIANCE

     The Company, like most other manufacturing companies, is subject to and is required from time to time to take action at its facilities to comply with federal, state, local and foreign laws and regulations relating to pollution control and protection of the environment. In this regard, the Company maintains an ongoing compliance program to anticipate and, if necessary, correct environmental problems.

     As part of its due diligence for the Lemmerz Acquisition, Hayes identified soil and groundwater contamination at several facilities. Contamination of the soil and groundwater by solvents, heavy metals, BTEX and TPH had been identified at the Company's two adjacent Hoboken, Belgium facilities and contamination of the groundwater by chlorinated hydrocarbons and potential contamination of the soil and groundwater by other substances has been identified at the Konigswinter, Germany site. The Company had also identified areas of potential contamination at its Tegelen, Netherlands and Manresa, Spain facilities. Based on current regulations and practices in the locations where these facilities are located, the Company does not expect the cost of remediation to be material if and when remediation is required. However, if law or requirements in the locations where these facilities are located are changed to require clean-up of the contamination of these facilities, the costs could be material to the Company. A history of odor complaints from residents near the Tegelen, Netherlands facility has also been identified. The Company intends to implement measures to remove the cause of the odors at an estimated cost of less than $1.5 million.

     Hayes spent approximately $0.6 million for environmental compliance and cleanup in fiscal 1996. The Company's management believes that its fiscal years 1997 and 1998 expenditures for environmental compliance, including potential expenditures for compliance with the permitting and other requirements of the federal Clean Air Act, will not exceed a total of $3 million. Hayes' cleanup program, commenced in 1990, is scheduled to be completed in fiscal 1999, with average annual amounts approximating $1.5 million. The Company believes it is in material compliance with applicable federal, state, local and foreign laws and regulations relating to pollution control and protection of the environment. See "-- Legal Proceedings."

EMPLOYEES

     At April 30, 1997, approximately 28% of the Company's employees in the United States were represented by UAW or USW. Collective bargaining agreements with the UAW or USW affecting these employees expire at various times through 1997 and 1998. As is common in many European jurisdictions, substantially all of the Company's employees in Europe are covered by country-wide collective bargaining agreements. In Europe, bargaining agreements are often made on a local basis. These agreements expire at various times through 1998. Additional agreements are often made with the facility Works Council on an individual basis covering miscellaneous topics of local concern. There are no company-wide or industry-wide bargaining units in the United States. The Company considers its employee relations to be satisfactory. See "-- Properties" for a listing of employees by location.

PROPERTIES

     The Company operates twelve major manufacturing facilities in North America, and has its headquarters in Romulus, Michigan. Total North American manufacturing space exceeds 3.5 million square feet. Within Europe, the Company operates ten manufacturing facilities with approximately 3.2 million square feet in the aggregate. The Company believes that its plants are adequate and suitable for the manufacturing of products for the markets in which it sells. Moreover, the Company believes that it maintains adequate production capacity at its manufacturing facilities in both North America and Europe to meet current demand for all of its products. To meet projected demand for fabricated aluminum wheels and FFC(TM) wheels in North America and Europe, the Company expects to continue upgrading and expanding its current manufacturing facilities. Most of the Company's worldwide facilities are either QS 9000 or ISO 9001 registered.

     The Company's manufacturing and research facilities are as follows:

                                                                                                   OWNED OR
LOCATION                                   EMPLOYEES                      USE                       LEASED
--------                                   ---------                      ---                      --------
Romulus, MI(a).........................        670      Fabricated Wheels, Headquarters and R&D    Owned
Howell, MI.............................        370      Cast Aluminum Wheels                       Owned
Gainesville, GA........................        245      Cast Aluminum Wheels                       Owned
Huntington, IN.........................        425      Cast Aluminum Wheels                       Owned
La Mirada, CA..........................        580      Cast Aluminum Wheels                       Leased
Sedalia, MO............................        555      Fabricated Wheels                          Owned
Bowling Green, KY......................        185      Fabricated Wheels                          Leased
Ypsilanti, MI(a).......................        135      Automotive Brake Components                Owned
Homer, MI..............................        190      Automotive Brake Components                Owned
Monterey, Mexico.......................         90      Automotive Brake Components                Leased
Akron, OH..............................        155      Commercial Highway Wheels                  Owned
Berea, KY..............................        140      Commercial Highway Brake Components        Owned
Barcelona, Spain.......................         95      Cast Aluminum Wheels                       Owned
Dello, Italy...........................        290      Cast Aluminum Wheels and R&D               Owned
Campiglione Fenile, Italy..............         85      Cast Aluminum Wheels                       Leased
Ostrava, Czech Republic................        620      Fabricated Wheels                          Owned
Konigswinter, Germany..................      1,250      Fabricated Wheels (Automotive and          Owned
                                                        Commercial Highway) and R&D
Manresa, Spain.........................        450      Fabricated Wheels                          Owned
Manisa, Turkey.........................        120      Fabricated Wheels                          Owned
Hoboken, Belgium.......................        800      Cast Aluminum Wheels, Non-Wheel            Owned
                                                        Castings and R&D
Tegelen, Netherlands...................        400      Non-Wheel Castings and R&D                 Owned
La Chaux-de-Fonds, Switzerland.........         20      Tooling                                    Owned

-------------------------
(a) Plants scheduled to close during fiscal 1997.

     The Company leases the former Motor Wheel headquarters in Okemos, Michigan pursuant to a ten-year lease expiring in July 2004. The Company has subleased these premises for the entire remaining term of its lease pursuant to a sublease which commenced in May 1997.

LEGAL PROCEEDINGS

     In the ordinary course of its business, the Company is a party to litigation involving its operations and products, which may include allegations as to safety and design. Except as described below, management believes that the outcome of this litigation will not have a material adverse effect on the consolidated operations or financial condition of the Company.

     On June 10, 1997, the Company filed a notification with the German Federal Cartel Office regarding the Lemmerz Acquisition. On July 11, 1997, the Federal Cartel Office notified the Company that it intended to conduct a more detailed examination of the Lemmerz Acquisition. In connection therewith, the Federal Cartel Office has requested from the Company additional information regarding the Company's markets and sales, and has also requested related information from certain of the Company's competitors and customers, all of which information is to be submitted on or before August 15, 1997. Thereafter, the Federal Cartel Office may elect to conduct additional inquiries regarding this matter. In the event the Federal Cartel Office elects at that time to proceed with this matter, there can be no assurances that any actions taken or required to be taken by the Federal Cartel Office will not have a material adverse effect on the Company.

     The Company is a party to two lawsuits, Joseph Golden et al. v. Kelsey-Hayes Company et al. and Richard Helwig et al. v. Kelsey-Hayes Company, each of which was brought in 1995 in the U.S. District Court for the Eastern District of Michigan, pursuant to which salaried and union pensioners and their surviving spouses have alleged that the Company breached its welfare benefit plans when the Company amended such plans in 1992 and 1994. Although the Company denies all substantive allegations of the plaintiffs in these lawsuits and is vigorously defending these cases, in the event that these lawsuits are determined adversely to the Company, the Company could be required to incur material costs to maintain the pre-amendment terms of the Company's welfare benefit plans and to reimburse the plaintiffs in these lawsuits for costs incurred by them since the date of such amendments.

     The Company is a party to a patent infringement action, Lacks Incorporated
v. Hayes Wheels International, Inc., et al. brought in March 1997 in the U.S. District Court for the Eastern District of Michigan, regarding certain proprietary processes which it uses and upon which it has patents. The Company intends to vigorously defend this matter. The Company was served with the complaint in this lawsuit on April 14, 1997 and has answered the complaint. However, at this time it is not yet in a position to evaluate the impact, if any, which this lawsuit may have on the Company's financial condition or operations.

     The Company has received notice of potential environmental liability arising out of both its wheel and non-wheel businesses at fifteen (15) Superfund sites (the "Sites") under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"). Of the Sites, ten (10) Sites were acquired from The Goodyear Tire & Rubber Co. ("Goodyear") in 1986 by MWC Holdings, Inc. ("Holdings"), parent of Motor Wheel prior to the Motor Wheel Transactions. In connection with such transaction, Goodyear agreed to retain all liabilities relating to these Sites and to indemnify and hold the Company, as successor to Holdings, harmless with respect thereto. Goodyear has acknowledged this responsibility and is presently representing the interests of the Company, as successor to Holdings, with respect to all matters relating to these Sites.

     As a result of activities which took place at the Company's Howell, Michigan facility prior to its acquisition by the Company, the State of Michigan is performing a remedial investigation/feasibility study of PCB contamination at such facility, and in the adjacent South Branch of the Shiawasee River. Under the terms of a consent judgment entered into in 1981 by Cast Forge, Inc. ("Cast Forge") (the previous owner of this Site) and the State of Michigan, any additional PCB cleanup which may be required is the responsibility of the State of Michigan, and not of Cast Forge or its successors or assigns (including the Company). The federal Environmental Protection Agency (the "EPA") has concurred in the consent judgment. Since the time of the consent judgment, the State of Michigan has not asserted that Cast Forge or the Company is liable for remediation at the Site. The Company and other parties have, however, received information requests from the EPA and the State of Michigan. In addition, at the time the Company acquired the corporation that owns the Howell facility, the Company received an indemnity against liability arising from the prior use of PCBs at the Site from Multifastener Corp. ("Multifastener"), one of the stockholders of Cast Forge. Although Multifastener has to date honored its indemnity obligations, no assurance can be given that it will continue to do so. If the State of Michigan takes the position that it has not retained liability for the cleanup at this site, and if Multifastener should fail to honor all or part of its indemnity obligations, the Company could be required to participate in cleanup efforts mandated by the EPA or the State of Michigan. In such instance, the Company's expenses with respect to cleanup of this Site potentially could have a material adverse effect on the consolidated operations or financial condition of the Company.

     The Company has entered into settlements with various government agencies and the other parties identified by the applicable agency as "potentially responsible parties" to resolve its liability with respect to the remaining four Sites.

     The Company has also received notice of potential environmental liability at three state-listed sites (two of which are company-owned properties). Of these, one was closed through delisting in early 1997. The

Company is presently working with the appropriate government agencies to resolve its liability with respect to the remaining two sites.

     While the Company remains potentially liable under CERCLA to the federal and certain state governments with respect to the Sites, it believes that its maximum financial exposure will be less than $3.8 million.

     In addition to the Sites, the Company has received notice of potential environmental liability at twelve (12) Superfund sites arising out of businesses presently operated by Kelsey-Hayes. Kelsey-Hayes assumed and agreed to indemnify the Company with respect to any liabilities associated with these sites. Kelsey-Hayes has acknowledged this responsibility and is presently representing the interests of the Company with respect to these sites.

     Kelsey-Hayes, and in certain cases the Company, may remain liable with respect to environmental cleanup costs in connection with certain divested businesses, relating to aerospace, heavy-duty truck components and farm implements, under Federal and state laws and under agreements with purchasers of these divested businesses. The Company believes, however, that such costs in the aggregate will not have a material adverse effect on the consolidated operations or financial condition of the Company and, in any event, Kelsey-Hayes has assumed and agreed to indemnify the Company with respect to any liabilities arising out of or associated with these divested businesses.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets out the names and ages of each of the directors and executive officers of the Company.

                 NAME                      AGE                          POSITION
                 ----                      ---                          --------
Ranko ("Ron") Cucuz....................     53    Chairman of the Board of Directors; President and
                                                  Chief Executive Officer
Horst Kukwa-Lemmerz....................     54    Vice Chairman of the Board of Directors
Giancarlo Dallera......................     51    Vice President; President -- European Aluminum Wheels
Klaus Junger...........................     41    Vice President; President -- European Fabricated
                                                  Wheels
Ronald L. Kolakowski...................     50    Vice President; President -- North American Aluminum
                                                  Wheels
William S. Linski......................     50    Vice President; President -- Fabricated Wheels
Michael C. McGrath.....................     52    Vice President; President -- Commercial Highway and
                                                  Aftermarket Services
William D. Shovers.....................     43    Vice President; Chief Financial Officer and Principal
                                                  Accounting Officer
John A. Salvette.......................     41    Treasurer
Daniel M. Sandberg.....................     38    Vice President -- International Operations, General
                                                  Counsel and Secretary
Larry Karenko..........................     47    Vice President -- Human Resources
Cleveland A. Christophe................     51    Director
Timothy J. Clark.......................     32    Director
Andrew R. Heyer........................     39    Director
Peter A. Joseph........................     45    Director
Paul S. Levy...........................     49    Director
Wienand Meilicke.......................     51    Director
John R. Rodewig........................     63    Director
David Y. Ying..........................     42    Director


     Ranko ("Ron") Cucuz was elected Chairman of the Board of Directors of Hayes in July 1996, and has been President, Chief Executive Officer and a Director of Hayes since October 1992. He also serves as Chairman of the Management Board of Autokola, the Company's joint venture located in the Czech Republic, as a director of Hayes Wheels, S.p.A. (Italy) and Hayes Wheels de Espana, S.A. (Spain), the Company's wholly owned subsidiaries, and serves as Chairman of each of the Company's Aluminum Wheel subsidiaries. From August 1992 to October 1992, Mr. Cucuz served as Group President of the Wheels Division of the Company as it existed prior to the Reorganization. Previously, Mr. Cucuz was President of the Steel Wheels (renamed Fabricated Wheels) Business Unit from June 1991 to October 1992. Mr. Cucuz is also a director of National-Standard Company.



     Horst Kukwa-Lemmerz was appointed to his present position Vice Chairman of the Board of Directors in June 1997. Prior to that time and since June 1993, he served as CEO and President of Lemmerz. He has also acted as Chairman of Lemmerz Espanola from 1978 through the closing of the Lemmerz Acquisition (the "Closing") and as Vice President of Borlem-Brazil from 1982 through the Closing. From April 1977 until June 1993 he served as Personal Liable Partner, President and CEO of Lemmerz Werke KGaA. Previously, Mr. Kukwa-Lemmerz had been President of Lemmerz Werke GmbH since 1974 and Director Marketing and Sales since 1972.


     Giancarlo Dallera was appointed to his present position as Vice President; President -- European Aluminum Wheels in October 1992. He has served as Managing Director, Hayes Wheels, S.p.A., since April 1990 and has been Director and General Manager since 1985 and 1981, respectively. He also has acted as Managing Director of Hayes Wheels de Espana, S.A. since October 1992.

     Klaus Junger was appointed to his present position as Vice President; President -- European Fabricated Wheels in June 1997. Prior to that time and since June 1993, he served as Executive Vice President Finance of Lemmerz. He also acted as Managing Director of Lemmerz Werke KGaA from May 1995 through the Closing. From July 1990 until June 1993 he served as Group Director Finance of Lemmerz Werke GmbH. Before joining Lemmerz, Mr. Junger was Director & Financial Controller of BBA Group Plc's Friction Materials Division from April 1986 until June 1990. Prior to that, he served with Unilever Plc as Internal Audit Manager.

     Ronald Kolakowski was appointed to his present position as Vice President; President of North American Aluminum Wheels in October 1995. Previously, he served as Plant Manager of the Fabricated Wheel manufacturing facility in Sedalia, Missouri from June 1993 to September 1995. Prior to joining Hayes, Mr. Kolakowski was Vice President, U.S. Operations for ACCO Controls Group -- Babcock Industries.


     William S. Linski has served in his present position as Vice President; President of Fabricated Wheels since November 1993. Mr. Linski has also served as Chairman of the Supervisory Board of Autokola since October 1993 and served as Vice President -- Operations of Fabricated Wheels from 1992 to 1993. Previously, from 1988 to 1992, Mr. Linski acted as the Plant Manger for the Sedalia Fabricated Wheel Plant.


     Michael C. McGrath was appointed the Vice President; President -- Commercial Highway and Aftermarket Services in February 1994. He joined Hayes in 1968, worked in customer relations and sales and has served as General Manager of the aftermarket business since 1981.

     William D. Shovers joined Hayes in his present position as Vice President of Finance and Chief Financial Officer in February 1993. He has served as Director of Autokola since October 1993 and Director of Hayes Wheels, S.p.A. since February 1993. Prior to joining Hayes, Mr. Shovers was Vice President of Finance for Monroe Auto Equipment Company, a subsidiary of Tenneco, Inc., from November 1989 to January 1993.

     John A. Salvette has served as Treasurer of Hayes since February 1995. He has served as Director of Investor Relations and Business Planning from May 1993 to January 1995 and as Group Controller for the North American Aluminum Wheel Business from March 1990 to April 1993.

     Daniel M. Sandberg has served in his present position as Vice President; International Operations, General Counsel and Secretary since March 1994. Prior to that time, Mr. Sandberg was Executive Vice President and General Counsel, Kelter-Thorner, Inc. from October 1990 to March 1994. From September 1988 to September 1990, Mr. Sandberg was General Counsel and Secretary of Meadowdale Foods, Inc.

     Larry Karenko was appointed to his present position as Vice President of Human Resources in October 1994. Mr. Karenko previously worked for Federal-Mogul Corporation as Group Manager, Human Resources of its Chassis Products Operations, August 1993 to October 1994; as Group Manager, Human Resources, Power Train Products Operations, August 1992 to August 1993; and Employee Relations Manager, Precisions Forged Products Division, June 1986 to August 1992.

     Cleveland A. Christophe has been a Director of Hayes since July 1996. Mr. Christophe has been a Managing Partner and major shareholder of TSG Capital Group, L.L.C. since January 1995, and a director and President of TSG Associates II, Inc. since January 1995. He has served as a principal, a director and the Executive Vice President of TSG Ventures Inc. (formerly known as Equico Capital Corporation ("Equico")), a private equity investment firm, since May 1992. From February 1990 to May 1992, Mr. Christophe was a Vice President of Equico. Mr. Christophe is also a director of Envirotest Systems Corporation, Midwest Stamping, Inc., The Ashley Stewart Group Ltd. and PAR Radio Holdings L.L.C.

     Timothy J. Clark has been a Director of Hayes since July 1996. Mr. Clark is a principal of Joseph Littlejohn and Levy, an affiliate of JLL, which he joined in 1993. Prior to that time, Mr. Clark was corporate planning manager of Edgcomb Metals Company and a financial analyst at the Blackstone Group. Mr. Clark is also a director of Freedom Chemical Company ("Freedom").

     Andrew R. Heyer has been a Director of Hayes since April 1997. Mr. Heyer has been a Managing Director and co-head of the High Yield Group of CIBC Wood Gundy Securities Corp. since August 1995. Mr. Heyer was a founder and, from February 1990 until July 1995, a Managing Director of The Argosy

Group, an investment banking firm. Mr. Heyer is Chairman of the Board of The Hain Food Group and a director of Niagara Corporation.

     Peter A. Joseph has been a Director of Hayes since July 1996. Mr. Joseph has been a partner of JLL from its inception in 1988. Mr. Joseph is also a director of Fairfield Manufacturing Company, Inc. ("Fairfield"), Freedom, Lancer Industries, Inc. ("Lancer") and Peregrine Incorporated ("Peregrine"). Mr. Joseph is also President and Secretary of Lancer and Vice President and Secretary of Fairfield.

     Paul S. Levy has been a Director of Hayes since July 1996. Mr. Levy has been a partner of JLL from its inception in 1988. Mr. Levy has served as Chairman of the Board of Directors and Chief Executive Officer of Lancer since July 1989. Mr. Levy is also a director of Fairfield, Freedom and Peregrine. Mr. Levy is also Vice President and Assistant Secretary of Fairfield.

     Wienand Meilicke has been a Director of the Company since June 1997. Mr. Meilicke is an attorney admitted to practice in Bonn, Germany and has, during at least the last five years, been a partner of Meilicke & Partner, a law firm located in Bonn, Germany. Mr. Meilicke is also a member of the supervisory board of WABCO Standard GmbH and Breuniger Beteiligungs GmbH.

     John S. Rodewig has been a Director of Hayes since December 1992. He served as President of Eaton Corporation ("Eaton") and as its Chief Operating Officer -- Vehicle Components from 1992 until his retirement on January 1, 1996. He served as President of the Truck Components Group of Eaton from 1991 to 1992. Mr. Rodewig also serves as Chairman of the Board of Directors of Eaton Limited (United Kingdom) and as a director of FKI plc and AP Parts International.


     David Y. Ying has been a Director of the Company since June 1997. Mr. Ying has been a partner of Joseph Littlejohn & Levy since June 1997. From January 1993 until May 1997, Mr. Ying was a Managing Director of Donaldson, Lufkin & Jenrette, an investment banking firm, and from January 1990 until December 1992, Mr. Ying was a Managing Director of Smith Barney, an investment banking firm.



     Upon consummation of the Lemmerz Acquisition, the Company's Board of Directors was increased to 11 members and Horst Kukwa-Lemmerz, a former shareholder and managing director of Lemmerz, and Wienand Meilicke were elected to the Company's Board, as designees of the Lemmerz Shareholders, for terms expiring at the Company's Annual Meeting of Stockholders in 1997 and 1999, respectively. Mr. Kukwa-Lemmerz was also elected (i) Vice Chairman of the Company's Board of Directors, (ii) a member of its Executive Committee and a nonvoting member of its Compensation Committee and (iii) Chairman of the Board of the Company's subsidiary, HWI (Europe) Ltd. The Company also entered into consulting agreements (the "Consulting Agreements") with Mr. Kukwa-Lemmerz and an affiliate of Mr. Kukwa-Lemmerz pursuant to which, among other things, (i) Mr. Kukwa-Lemmerz retired from all positions held with Lemmerz and its subsidiaries,
(ii) the Company will pay to Mr. Kukwa-Lemmerz and his affiliate an aggregate of $500,000 annually during the five-year period for which consulting services are provided and (iii) the Company granted Mr. Kukwa-Lemmerz and his affiliate options to purchase an aggregate of 250,000 shares of the Common Stock at an exercise price of $16 per share, which options will become exercisable at the rate of 20% annually on June 30, 1998 and each June 30th thereafter during the term of the Consulting Agreements.

SECURITY OWNERSHIP OF MANAGEMENT AND THE BOARD OF DIRECTORS


     The following table sets forth, as of July 28, 1997, after giving effect to the Conversion and as adjusted to reflect the sale in the Offerings of an aggregate of 3,779,502 shares of Common Stock, the beneficial ownership (as defined by the Commission) of the Company's Common Stock by each of the Directors and the named executive officers of the Company and by the Directors and executive officers of the Company as a group:



                                                                NUMBER OF
                  NAME OF BENEFICIAL OWNER                    SHARES (A)(B)
                  ------------------------                    -------------
Cucuz, Ranko................................................      260,535
Dallera, Giancarlo..........................................       92,447
Linski, William S. .........................................       70,241
Sandberg, Daniel M. ........................................       36,720
Shovers, William D. ........................................       89,137
Christophe, Cleveland A. (c)................................           --
Clark, Timothy J. (d).......................................           --
Heyer, Andrew R. (e)........................................           --
Joseph, Peter A. (d)........................................    9,634,176
Kukwa-Lemmerz, Horst (f)....................................    1,775,000
Levy, Paul S. (d)...........................................    9,634,176
Meilicke, Wienand...........................................          200
Rodewig, John S. ...........................................           60
Ying, David Y. (d)..........................................    9,644,936
All directors and officers as a group (19 persons) (d)(f)...   12,065,882


-------------------------
(a) Includes the following shares of Common Stock issuable upon the exercise of options which are exercisable within 60 days of June 30, 1997, and shares of Common Stock purchased under the Company's Retirement Savings Plan (the "Savings Plan"):

                                                    ISSUABLE UPON          ISSUABLE UPON
                                                 EXERCISE OF OPTIONS    EXERCISE OF OPTIONS
                                                    GRANTED UNDER          GRANTED UNDER       PURCHASED UNDER
                    NAME                              1992 PLAN              1996 PLAN          SAVINGS PLAN
                    ----                         -------------------    -------------------    ---------------
Cucuz, Ranko.................................          180,300                30,417                  548
Dallera, Giancarlo...........................           65,300                 6,083                   --
Linski, William S. ..........................           52,400                 6,083                1,000
Sandberg, Daniel M. .........................           26,000                 5,070                  162
Shovers, William D. .........................           62,000                 6,083                   --
All directors and executive officers as a
  group......................................          452,100                73,001                4,283

    Shares issuable upon the exercise of options under the 1996 Plan are subject to stockholder approval.

(b) In each case, except as to Messrs. Joseph, Kukwa-Lemmerz, Levy and Ying and "All directors and executive officers as a group," less than 1% of the outstanding shares of Common Stock. Messrs. Joseph, Levy and Ying may be deemed to beneficially own 32.6% of the Common Stock of the Company (see footnote (d) below).

(c) Mr. Christophe is associated with TSG, which owns 9.5% of the Common Stock of the Company; he disclaims any beneficial ownership of such Common Stock. See "Principal and Selling Stockholders."

(d) Messrs. Clark, Joseph, Levy and Ying are all associated with JLL, which owns 32.6% of the Common Stock of the Company. Mr. Clark disclaims any beneficial ownership of such Common Stock. Messrs. Joseph, Levy and Ying are general partners of JLL Associates II, L.P., the general partner of JLL, and, as a result, each of them may be deemed to beneficially own all of the shares of Common Stock held directly or indirectly by JLL. See "Principal and Selling Stockholders." In addition, Mr. Ying directly owns an additional 10,760 shares of Common Stock.

(e) Mr. Heyer is associated with Argosy, which owns 8.5% of the Common Stock of the Company, and CIBC Wood Gundy, which owns 2.2% of the Common Stock of the Company; he disclaims any beneficial ownership of all such Common Stock. See "Principal and Selling Stockholders."


(f) Consists of 1,750,000 shares of Series A Preferred Stock owned by Mr. Kukwa-Lemmerz and 25,000 shares of Series A Preferred Stock owned by Renate Kukwa-Lemmerz, his wife, which, in each case, following stockholder approval will automatically convert into an equal number of shares of Common Stock. Such shares represent 6.0% of the outstanding Common Stock. Mr. Kukwa-Lemmerz disclaims any beneficial ownership of the shares owned by Mrs. Kukwa-Lemmerz.



     As of July 28, 1997, all Directors and executive officers as a group may be deemed beneficially to own approximately 40.1% of the outstanding Common Stock.

STOCKHOLDERS' AGREEMENT


     In connection with the Lemmerz Acquisition, the Company, JLL, TSG, Argosy, Nomura Holding America, Inc. and Chase Equity Associates, L.P., which collectively owned in excess of 70% of the outstanding shares of the Common Stock prior to the Lemmerz Acquisition, and each of the Lemmerz Shareholders entered into an Amended and Restated Stockholders' Agreement, dated June 30, 1997 (the "Stockholders' Agreement") which provides, among other things, that certain of the Principal Stockholders, including JLL, each of the Lemmerz Shareholders and TSG, will vote their shares of Common Stock so that the Board of Directors of the Company will be comprised of eleven directors, consisting of the Chief Executive Officer of the Company (currently, Mr. Cucuz), four designees of JLL (currently, Messrs. Clark, Joseph, Levy and Ying), one designee of TSG (currently, Mr. Christophe), two designees of the Lemmerz Shareholders (currently, Messrs. Kukwa-Lemmerz and Meilicke), and three other individuals determined by the Board (currently, Messrs. Heyer and Rodewig and one vacancy) who are not affiliated with the Company or any of the parties to the Stockholders' Agreement (except that one of such directors may be affiliated with Argosy).



     Pursuant to the Stockholders' Agreement, the Principal Stockholders agreed not to transfer any shares of the Common Stock, except to certain Permitted Transferees (as defined therein), until the later of (i) July 2, 1998 or (ii) the Conversion of the Series A Preferred Stock; provided, however, that the Principal Stockholders have consented to the sale of an aggregate of 1,628,800 shares of Common Stock in the Offerings by the Lemmerz Selling Stockholders. The Stockholders' Agreement grants each of the Principal Stockholders holding shares of Common Stock with an aggregate value of at least $15 million, the right (exercisable after the Registration Date (as defined therein)) to require the Company to register under the Securities Act the disposition of all or part of such shares at the Company's expense on two occasions. The Principal Stockholders are entitled to an unlimited number of "piggyback registrations," which will allow the Principal Stockholders to include shares of the Common Stock (including shares of the Common Stock to be issued upon the exercise of Warrants (as defined therein) and the Conversion) held by them in certain registrations of shares of the Common Stock effected by the Company (subject to customary cutback provisions). In addition to these registration rights, the Stockholders' Agreement allows the Principal Stockholders to participate proportionately in any sales by JLL of shares of the Common Stock, subject to certain exceptions.


     The Stockholders' Agreement also provides that the Company will not repurchase any shares of Common Stock, other than to fund employee benefit plans, without the approval of holders of at least 82.5% of the shares of Common Stock subject to the Stockholders' Agreement. In addition, the Company has agreed to file all necessary reports with the Commission, if applicable, and take whatever action any Principal Stockholder may reasonably request to enable such stockholder to sell shares of the Common Stock without registration limitations provided by Rule 144 thereunder. Each of the Principal Stockholders has agreed not to acquire beneficial ownership of more than 3,000,000 additional shares of Common Stock, other than pursuant to a stock dividend or the exercise of Warrants to purchase Common Stock. The Stockholders' Agreement will terminate on July 2, 2004, unless terminated earlier pursuant to its terms. See "Shares Eligible for Future Sale."

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information concerning the beneficial ownership of Common Stock held by (i) stockholders known by the Company (based on filings with the Commission) to beneficially own in excess of 5% of the outstanding Common Stock as of July 28, 1997, and (ii) the Selling Stockholders, as of July 28, 1997, in each case, after giving effect to the Conversion and as adjusted to reflect the sale in the Offerings of an aggregate of 3,779,502 shares of Common Stock.



                                        SHARES BENEFICIALLY                            SHARES BENEFICIALLY
                                           OWNED PRIOR TO                                  OWNED AFTER
                                            THE OFFERING                                   THE OFFERING
                                    ----------------------------     NUMBER OF     ----------------------------
                                    NUMBER OF                       SHARES BEING   NUMBER OF
              NAME                   SHARES           PERCENT(1)      OFFERED       SHARES           PERCENT(1)
              ----                  ---------         ----------    ------------   ---------         ----------
Joseph Littlejohn & Levy Fund
  II, L.P. .....................    9,634,176(2)         35.0               --     9,634,176(2)         32.6
Marianne Lemmerz................    3,200,000(3)         11.7               --     3,200,000(3)         10.8
Horst Kukwa-Lemmerz.............    1,750,000(4)          6.4               --     1,750,000(4)          5.9
Inge Kruger-Pressl..............      839,400(5)          3.1          814,400        25,000(5)            *
Renate Kukwa-Lemmerz............      839,400(5)          3.1          814,400        25,000(5)            *
TSG Capital Fund II, L.P. ......    2,812,500(6)         10.2               --     2,812,500(6)          9.5
CIBC WG Argosy Merchant Fund 2,
  L.L.C. .......................    2,500,000(7)          9.1               --     2,500,000(7)          8.5
Richard W. Tuley(8).............      256,250(9)(10)        *          150,702       105,548(10)           *


-------------------------

 *  Less than one percent.



 (1) Excludes options to purchase Common Stock held by certain officers and directors of the Company and Mr. Kukwa-Lemmerz and also excludes Warrants to purchase 2,600,000 shares of Common Stock.


 (2) Excludes Warrants to purchase 1,823,376 shares of Common Stock at a purchase price of $24, which are exercisable from July 2, 2000 through July 2, 2003.


 (3) Consists of 3,200,000 shares of Series A Preferred Stock which will automatically convert into an equal number of shares of Common Stock following stockholder approval.



 (4) Consists of 1,750,000 shares of Series A Preferred Stock which will automatically convert into an equal number of shares of Common Stock following stockholder approval. Excludes 25,000 shares of Series A Preferred Stock and 814,400 shares of Common Stock owned by Mrs. Kukwa-Lemmerz as to which Mr. Kukwa-Lemmerz disclaims beneficial ownership and options to purchase 250,000 shares of Common Stock held by Mr. Kukwa-Lemmerz and an affiliate of Mr. Kukwa-Lemmerz. See "Prospectus Summary -- The Lemmerz Acquisition" and "Management -- Stockholders' Agreement."



 (5) Includes 25,000 shares of Series A Preferred Stock which will automatically convert into an equal number of shares of Common Stock following stockholder approval.



 (6) Excludes Warrants to purchase 67,500 shares of Common Stock for a purchase price of $24, which are exercisable from July 2, 2000 through July 2, 2003.



 (7) Excludes Warrants to purchase 60,000 shares of Common Stock for a purchase price of $24, which are exercisable from July 2, 2000 through July 2, 2003. Does not include 650,000 shares of Common Stock owned by CIBC Wood Gundy of which CIBC WG Argosy Merchant Fund 2, L.L.C. disclaims beneficial ownership.



 (8) Mr. Tuley served as Chief Operating Officer of Motor Wheel from November 1994 to May 1995, President of Motor Wheel from May 1995 to July 1996 and Executive Vice President of the Company from July 1996 to November 1996.



 (9) Includes options to purchase 150,702 shares of Common Stock which Mr. Tuley intends to exercise immediately prior to the consummation of the Offerings.



(10) Excludes Warrants to purchase 46,754 shares of Common Stock at a purchase price of $24, which are exercisable from July 2, 2000 through July 2, 2003.

     On July 30, 1997, the Company entered into the Option Agreement with the Lemmerz Selling Stockholders which provides, among other things, that during the term of the Option Agreement, the Company has the right to require the Lemmerz Selling Stockholders to sell the Lemmerz Shares (i) to the Company for purposes of effecting a public offering of the Common Stock or (ii) at the Company's option, directly into a public offering. The Option Agreement provides that the Company will pay the Lemmerz Selling Stockholders $30 per share for shares it purchases directly from the Lemmerz Selling Stockholders and, in the event that the Company directs such Lemmerz Selling Stockholders to sell shares directly into a public offering (a) if the net proceeds in any such offering are less than $30 per share, the Company will pay the Lemmerz Selling Stockholders an amount equal to the product of (I) the difference between $30 and the per share net proceeds of such offering multiplied by (II) the number of shares sold by the Lemmerz Selling Stockholders in such offering and (b) in the event that the net proceeds in any such offering are more than $30 per share, the Company will receive, as a portion of the net proceeds of such offering, an amount equal to the product of (I) the difference between the per share net proceeds of such offering and $30 multiplied by (II) the number of shares sold by the Lemmerz Selling Stockholders in such offering. The Option Agreement will terminate on November 30, 1997.



     Pursuant to the terms of the Option Agreement, the Company has directed the Lemmerz Selling Stockholders to sell all of the 1,628,800 Lemmerz Shares pursuant to the Offerings in order to increase liquidity for stockholders, increase the public float for the Common Stock and provide for a more effective public offering.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, 1,000,000 of which is Nonvoting Common Stock, and 25,000,000 shares of preferred stock par value $.01 per share (the "Preferred Stock"). As of the date hereof, there are 22,231,492 shares of voting Common Stock and 159,026 Shares of Nonvoting Common Stock issued and outstanding and 5,000,000 shares of Series A Preferred Stock issued and outstanding. The Board of Directors has proposed that the number of Nonvoting Common Stock be increased to five million shares. Such proposal will be considered by stockholders at the 1997 Annual Meeting. The following description of the capital stock of the Company and of certain provisions of the Company's Restated Certificate of Incorporation (the "Charter") and the Company's Amended and Restated By-Laws (the "By-Laws") is a summary of the principal terms thereof. Reference is hereby made to the full text of the Charter and By-Laws, copies of which are filed as exhibits to the Company's Current Report on Form 8-K dated July 2, 1996, incorporated herein by reference.


COMMON STOCK


     The holders of the Common Stock, other than the Nonvoting Common Stock, are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock remaining after payment of all liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities, and there are no redemption provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.


PREFERRED STOCK

     The Board of Directors has the authority to issue the Preferred Stock in one or more classes or series and to fix the designations, powers, preferences and rights of the shares of each such class or series, including dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without, any further vote or action by the stockholders.

     The Company has issued 5,000,000 shares of Series A Preferred Stock. The designations, amount, voting powers, preferences and rights of the Series A Preferred Stock are set forth in the Certificate of Designations of the Series A Preferred Stock (the "Certificate of Designations") filed with the Secretary of State of the State of Delaware on June 24, 1997. The Certificate of Designations provides for five million shares of Series A Preferred Stock which rank senior to the Common Stock and all other classes of capital stock of the Company upon liquidation. Holders of shares of Series A Preferred Stock are entitled to a liquidation preference of $.05 per share and to share ratably in any further distribution to stockholders upon dissolution. The Series A Preferred Stock has no voting rights except where specifically required by law. Holders of Series A Preferred Stock are entitled to receive dividends only when, as and if declared by the Board of Directors, upon the Common Stock in an amount equal to the dividend that would be received by such holder had the shares of Series A Preferred Stock held by such Holder been converted into Common Stock on the record date for such dividend. The Certificate of Designations provides that each share of the Series A Preferred Stock will be automatically converted into one share of Common Stock immediately upon stockholder approval of the Conversion. The Certificate of Designations provides for adjustments to the conversion ratio upon any stock dividend, stock split, recapitalization or reorganization of the Company.

     Upon stockholder approval, the shares of Series A Preferred Stock will automatically convert into five million shares of Common Stock. Following the Conversion, the Series A Preferred Stock will be retired and will no longer be outstanding. Accordingly, the $.05 liquidation preference associated with each share of

Series A Preferred Stock will no longer be applicable. Upon the Conversion, the holders of Series A Preferred Stock will automatically own one share of Common Stock for each share of Series A Preferred Stock previously held by such holder, and will have all rights and privileges of a holder of Common Stock. The rights and privileges of current holders of Common Stock will not be affected by the Conversion except that there will be an additional five million shares of Common Stock outstanding and, accordingly, the voting power of current holders of Common Stock will be proportionately diluted. The Conversion will not result in any changes to the Company's results of operations, financial condition or method of calculating earnings per share.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is Chase Mellon Shareholder Services, L.L.C.

CERTAIN CHARTER AND BY-LAWS PROVISIONS

     The Charter and the By-Laws contain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise.

     CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS. The Charter provides that the Board of Directors shall be divided into three classes, designated Class 1, Class 2 and Class 3, which shall be as nearly equal in number as possible. Class 1 directors, who will serve for a term ending with the 1997 Annual Meeting, currently consist of two directors and one vacancy, Class 2 directors who will serve for a term ending with the annual meeting of stockholders to be held in 1998, consist of four directors and Class 3 directors, who will serve for a term ending with the annual meeting of stockholders to be held in 1999, consist of four directors. A director may be removed by the stockholders, but only for cause, and only by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

     The purpose of a classified board is to promote conditions of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, by guaranteeing that in the ordinary course at least two-thirds of the directors will at all times have had at least one year's experience as directors of the Company. However, for similar reasons, a classified board may deter certain mergers, tender offers or other takeover attempts which some or a majority of the holders of the Company's stock may deem to be in their best interest, since it would take two annual meetings of stockholders to elect a majority of the Board of Directors. Similarly, a classified board structure would delay stockholders who do not like the policies of the Board of Directors from removing a majority of the Board of Directors at a single annual meeting.

     ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS. The By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").


     The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of the Company's Board of Directors, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting, only such business may be conducted as has been specified in the notice of the meeting given by, or at the direction of, the Board of Directors or brought before the meeting by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice to be Secretary of the Company of such stockholder's intention to bring such business before such meeting.


     Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made or business to be conducted at an annual meeting to be timely, such notice must be received by the Company not less than 50 days nor more than 75 days prior to the annual meeting. In the event less than 65 days' notice or prior public disclosure as of the date of the meeting is given, notice must be delivered by the stockholder to the Company not later than the fifteenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first.

     In addition, under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director or conduct certain business at an annual meeting must contain certain specified information. If the Board of Directors determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.



  NO STOCKHOLDER ACTION BY WRITTEN CONSENT



     The Charter and the By-laws provide that no stockholder action required to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, and the power of stockholders to consent in writing without a meeting to the taking of any action is specifically denied.


STATUTORY PROVISIONS


     Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by
Section 203 of the DGCL, in which case such election becomes effective one year after its adoption. The Company has not made such an election. Acquisitions of Common Stock by the Principal Stockholders and the Lemmerz Shareholders were approved by the Board of Directors prior to the date such shares were acquired.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offerings and after giving effect to the Conversion, the Company will have 29,541,220 shares of Common Stock outstanding, of which 7,357,038 will be freely tradeable without restriction or further registration under the Securities Act, except for any shares held or purchased by an "affiliate" of the Company as that term is defined in Rule 144 ("Rule 144") under the Securities Act (an "Affiliate"). In addition, 22,184,182 shares of Common Stock are subject to the restrictions on transfer contained in the Stockholders' Agreement. Any shares purchased in the Offerings or otherwise held by an Affiliate of the Company may not be resold except pursuant to an effective registration statement filed by the Company or an applicable exemption from registration, including an exemption under Rule 144.



     In general, under Rule 144 as currently in effect, an Affiliate of the Company is entitled to sell, within any three-month period, a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 295,412 shares immediately after the Offerings after giving effect to the Conversion) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, notice requirements, and the availability of current public information about the Company.


     The Principal Stockholders, which collectively own 22,184,182 shares, or 75.1%, of the Common Stock after giving effect to the Conversion and the Offerings, have entered into the Stockholders' Agreement which, among other things, prohibits the sale, transfer or other disposition of their shares, except to certain Permitted

Transferees (as defined therein), until the later of (i) July 2, 1998 and (ii) the Conversion of the Series A Preferred Stock; provided, however, that the Principal Stockholders have consented to the sale of the Lemmerz Shares by the Lemmerz Selling Stockholders in the Offerings. After such time, the Principal Stockholders will be able to require the Company to register the sale of such shares under the Securities Act. See "Management -- Stockholders' Agreement."



     The Company has issued to the Principal Stockholders and others warrants to purchase an aggregate of 2,600,000 shares of Common Stock for a purchase price of $24 per share (the "Warrants"). The Warrants are exercisable from July 2, 2000 through July 2, 2003. The Company has also issued to the former Lemmerz Shareholders shares of the Series A Preferred Stock, which will, upon stockholder approval, automatically convert into an aggregate of five million shares of Common Stock. Stockholders who hold approximately 59% of the outstanding Common Stock after giving effect to the Offerings have delivered irrevocable proxies to Mr. Kukwa-Lemmerz who has agreed to vote such shares in favor of the Conversion at the 1997 Annual Meeting. In addition, the Company has issued options to purchase (i) an aggregate of 2,771,577 shares of Common Stock to certain of its officers and other key employees pursuant to the Company's 1992 Plan and the 1996 Plan and (ii) an aggregate of 250,000 shares of Common Stock to Mr. Kukwa-Lemmerz and an affiliate of Mr. Kukwa-Lemmerz pursuant to the Consulting Agreements (the "Options"). See "Management."


     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales in the public market of substantial amounts of the Common Stock (including shares of Common Stock acquired upon the exercise of the Options, the Warrants or the Series A Preferred Stock), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the United States Purchase Agreement (the "U.S. Purchase Agreement") among the Company, the Selling Stockholders and each of the Underwriters named below (the "U.S. Underwriters"), and concurrently with the sale of 779,502 shares of Common Stock to the International Managers (as defined below), the Company and the Selling Stockholders severally have agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase, the aggregate number of shares of Common Stock set forth opposite its name below:


                                                                NUMBER OF
                     U.S. UNDERWRITERS                           SHARES
                     -----------------                          ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Bear, Stearns & Co. Inc.....................................
Goldman, Sachs & Co. .......................................
                                                                ---------
             Total..........................................    3,000,000
                                                                =========


     The Company and the Selling Stockholders have also entered into an International Purchase Agreement (the "International Purchase Agreement" and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of 3,000,000 shares of Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company and the Selling Stockholders severally have agreed to sell to the International Managers, and the International Managers severally have agreed to purchase, an aggregate of 779,502 shares of Common Stock. The offering price per share and the total underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In each Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of such shares of Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased. The sale of Common Stock to the U.S. Underwriters is conditioned upon the sale of shares of Common Stock to the International Managers, and vice versa.

     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price set forth on the cover page of this Prospectus, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

     The U.S. Underwriters have advised the Company and the Selling Stockholders that the U.S. Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share of Common Stock. The U.S. Underwriters may allow, and such
dealers may reallow, a discount not in excess of $     per share of Common Stock
on sales to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

     The Company has granted an option to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 450,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of shares of Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase approximately the number of additional shares of Common Stock proportionate to such U.S. Underwriters' initial amount reflected in the foregoing table. The Company has also granted an option to the International Managers, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 116,925 shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.


     The Company, the Principal Stockholders and Messrs. Cucuz and Shovers have agreed that they will not, directly or indirectly, for a period of 120 days following the date of the Prospectus, except with the prior consent of Merrill Lynch & Co., on behalf of the Underwriters, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock, except, in the case of the Company, for the purchase of Common Stock pursuant to the Option Agreement, the issuance of Common Stock under the 1992 Plan and the 1996 Plan and the issuance of Common Stock upon conversion of shares of the Company's Series A Preferred Stock and, in the case of the Lemmerz Selling Stockholders, for the sale of Common Stock pursuant to the Option Agreement. The Principal Stockholders' securities are also restricted under the Stockholders' Agreement. See "Management -- Stockholders' Agreement" and "Shares Eligible for Future Sale."


     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the U.S. Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.


     In connection with the Offerings, certain Underwriters or their respective affiliates and selling group members (if any) who are qualified market makers on the NASDAQ National Market may engage in "passive market making" in the Common Stock on the NASDAQ National Market in accordance with Rule 103 under Regulation
M. Rule 103 permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also NASDAQ National Market market makers in the security being distributed to engage in limited market making transactions during the period when Rule 103 under Regulation M would otherwise prohibit such activity. Rule 103 prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on the NASDAQ National Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.



     If the U.S. Underwriters create a short position in the Common Stock in connection with the Offerings (i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus), the U.S. Underwriters may reduce that short position by purchasing Common Stock in the open market. The U.S. Underwriters may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.


     Neither the Company nor the U.S. Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriters make any representation that the

Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") acted as financial advisor to Hayes in connection with the Lemmerz Acquisition. Merrill Lynch is an affiliate of Merrill Capital who is the documentation agent and a lender under the Amended Credit Agreement. In connection with acting as documentation agent and lender under the Amended Credit Agreement, Merrill Capital received customary fees. Merrill Lynch acted as an underwriter in connection with the offering of the 11% Notes and as an initial purchaser in connection with the offering of the 9 1/8% Notes for which it received customary fees. In addition, Bear, Stearns & Co. Inc. acted as an initial purchaser in connection with the offering of the Initial Notes.


     The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS



     Certain legal matters with respect to the Common Stock have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, and for the Underwriters by Cahill Gordon & Reindel. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented certain of the Underwriters in connection with unrelated legal matters.


                                    EXPERTS

     The consolidated financial statements of Hayes Wheels International, Inc. and subsidiaries as of January 31, 1997 and 1996 and for each of the years in the three-year period ended January 31, 1997 have been included in, and incorporated by reference into, this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Lemmerz Holding GmbH and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the two-year period ended December 31, 1996 have been included in, and incorporated by reference into, this Prospectus in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, independent certified public accountants, appearing elsewhere herein and incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of MWC Holdings, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in, and incorporated by reference into, this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES:

AUDITED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of KPMG Peat Marwick LLP, Independent Auditors.......     F-3
Consolidated Statements of Operations for the Fiscal Years
  Ended
  January 31, 1997, 1996 and 1995...........................     F-4
Consolidated Balance Sheets at January 31, 1997 and 1996....     F-5
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit) for
  the Fiscal Years Ended January 31, 1997, 1996 and 1995....     F-6
Consolidated Statements of Cash Flows for the Fiscal Years
  Ended
  January 31, 1997, 1996 and 1995...........................     F-7
Notes to Consolidated Financial Statements for the Fiscal
  Years Ended
  January 31, 1997, 1996 and 1995...........................     F-8
UNAUDITED FINANCIAL STATEMENTS
Consolidated Statements of Operations for the Three Months
  Ended April 30, 1997 and 1996.............................    F-32
Consolidated Balance Sheets at April 30, 1997 and January
  31, 1997..................................................    F-33
Consolidated Statements of Cash Flows for the Three Months
  Ended April 30, 1997 and 1996.............................    F-34
Notes to Consolidated Financial Statements for the Three
  Months Ended April 30, 1997
  and 1996..................................................    F-35
LEMMERZ HOLDING GMBH AND SUBSIDIARIES:
AUDITED FINANCIAL STATEMENTS
Report of KPMG Deutsche Treuhand-Gesellschaft
  Aktiengesellschaft Wirtschaftsprufungsgesellschaft........    F-41
Consolidated Balance Sheets at December 31, 1996 and 1995...    F-42
Consolidated Statements of Earnings for the Years Ended
  December 31, 1996 and 1995................................    F-43
Consolidated Statements of Changes in Shareholders' Equity
  for the Years Ended
  December 31, 1996 and 1995................................    F-44
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996 and 1995................................    F-45
Notes to Consolidated Financial Statements for the Years
  Ended
  December 31, 1996 and 1995................................    F-46
UNAUDITED FINANCIAL STATEMENTS
Consolidated Balance Sheets at March 31, 1997...............    F-55
Consolidated Statement of Earnings for the Three Months
  Ended March 31, 1997......................................    F-56
Consolidated Statement of Cash Flows for the Three Months
  Ended March 31, 1997......................................    F-57
Notes to Unaudited Interim Consolidated Financial Statements
  for the Three Months Ended March 31, 1997.................    F-58

MWC HOLDINGS, INC.:

AUDITED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Report of Ernst & Young LLP, Independent Auditors...........     F-59
Consolidated Balance Sheets at December 31, 1995 and 1994...     F-60
Consolidated Income Statements for the Years Ended December
  31, 1995, 1994 and 1993...................................     F-61
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1995, 1994 and 1993..............     F-62
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1995, 1994 and 1993..........................     F-63
Notes to Consolidated Financial Statements for the Years
  Ended December 31, 1995, 1994 and 1993....................     F-64

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Hayes Wheels International, Inc.

We have audited the accompanying consolidated balance sheets of Hayes Wheels International, Inc. and subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the years in the three year period ended January 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hayes Wheels International, Inc. and subsidiaries as of January 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year-period ended January 31, 1997, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Detroit, Michigan
February 25, 1997

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  (MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                                JANUARY 31,    JANUARY 31,    JANUARY 31,
                                                                   1997           1996           1995
                                                                -----------    -----------    -----------
Net sales...................................................       $778.2         $611.1         $537.6
Cost of goods sold..........................................        675.2          513.4          441.4
                                                                   ------         ------         ------
     Gross profit...........................................        103.0           97.7           96.2
Marketing, general and administration.......................         35.9           29.7           28.6
Engineering and product development.........................          7.2            4.7            5.1
Equity in loss of unconsolidated subsidiaries...............          2.5             --             --
Other income, net...........................................         (4.5)          (1.5)          (0.8)
Nonrecurring charges (Note 10)..............................        115.4            3.6             --
                                                                   ------         ------         ------
     Earnings (loss) from operations........................        (53.5)          61.2           63.3
Interest expense, net.......................................         48.5           15.0           13.4
                                                                   ------         ------         ------
     Earnings (loss) before taxes on income, minority
       interest and extraordinary items.....................       (102.0)          46.2           49.9
Income tax (benefit) provision (Note 6).....................        (36.7)          17.8           20.0
                                                                   ------         ------         ------
     Earnings (loss) before minority interest and
       extraordinary items..................................        (65.3)          28.4           29.9
Minority interest...........................................          0.2             --             --
                                                                   ------         ------         ------
     Earnings (loss) before extraordinary items.............        (65.5)          28.4           29.9
Extraordinary items, net of tax of $4.9 (Note 7)............          7.4             --             --
                                                                   ------         ------         ------
     Net income (loss)......................................       $(72.9)        $ 28.4         $ 29.9
                                                                   ======         ======         ======
Per share income (loss) (Note 1):
     Income (loss) before extraordinary items...............       $(2.36)        $ 0.81         $ 0.85
     Extraordinary items, net of tax........................        (0.27)            --             --
                                                                   ------         ------         ------
     Net income (loss)......................................       $(2.63)        $ 0.81         $ 0.85
                                                                   ======         ======         ======
Weighted average shares outstanding (in thousands)..........       27,703         35,148         35,148
                                                                   ======         ======         ======

          See accompanying notes to consolidated financial statements.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  (MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                JANUARY 31,    JANUARY 31,
                           ASSETS                                  1997           1996
                           ------                               -----------    -----------
Current assets:
  Cash and cash equivalents.................................     $   47.5        $   1.8
  Receivables (less allowance of $2.2 at January 31, 1997
     and $0.1 at January 31, 1996)..........................        145.2          109.6
  Inventories (Note 3)......................................         82.9           58.9
  Prepaid expenses and other................................         13.9            9.9
                                                                 --------        -------
     Total current assets...................................        289.5          180.2
Property, plant and equipment:
  Land......................................................         20.1           18.3
  Buildings.................................................         98.0           76.8
  Machinery and equipment...................................        515.2          319.7
                                                                 --------        -------
                                                                    633.3          414.8
  Accumulated depreciation..................................       (146.9)        (110.4)
                                                                 --------        -------
     Net property, plant and equipment......................        486.4          304.4
Goodwill and other assets (Note 4)..........................        407.2          149.3
                                                                 --------        -------
  Total assets..............................................     $1,183.1        $ 633.9
                                                                 ========        =======
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
------------------------------------------------------------
Current liabilities:
  Bank borrowings (Note 7)..................................     $    5.6        $   4.1
  Current portion of long-term debt (Note 7)................         23.9            0.1
  Accounts payable and accrued liabilities (Notes 5 and
     11)....................................................        244.8          125.5
                                                                 --------        -------
     Total current liabilities..............................        274.3          129.7
Noncurrent liabilities:
  Long-term debt, net of current portion (Note 7)...........        686.3          128.9
  Deferred income taxes (Note 6)............................           --           48.1
  Minority interest.........................................          8.3             --
  Pension and other long-term liabilities (Notes 9 and
     10)....................................................        255.3           81.8
                                                                 --------        -------
     Total noncurrent liabilities...........................        949.9          258.8
Commitments and contingencies (Notes 7, 9, 10 and 12)
Stockholders' equity (deficit): (Notes 1 and 13)
     Preferred Stock, 25,000,000 shares authorized, none
      issued or outstanding.................................           --             --
     Common stock, par value $0.01 per share:
       Voting -- authorized 99,000,000; issued and
        outstanding, 22,231,492 at January 31, 1997 and
        35,148,000 at January 31, 1996......................          0.2            0.4
       Nonvoting -- authorized 1,000,000; issued and
        outstanding, 159,026 at January 31, 1997 and zero at
        January 31, 1996....................................
     Additional paid-in capital.............................         43.6          198.3
     Retained earnings (accumulated deficit)................        (82.2)          49.6
     Cumulative translation adjustment......................         (0.5)          (0.3)
     Pension liability adjustment...........................         (2.2)          (2.6)
                                                                 --------        -------
       Total stockholders' equity (deficit).................        (41.1)         245.4
                                                                 --------        -------
       Total liabilities and stockholders' equity
        (deficit)...........................................     $1,183.1        $ 633.9
                                                                 ========        =======

          See accompanying notes to consolidated financial statements.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                    YEARS ENDED JANUARY 31, 1997, 1996, 1995

                  (MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                        COMMON STOCK
                                          (NOTE 1)                        RETAINED
                                     -------------------   ADDITIONAL     EARNINGS     CUMULATIVE     PENSION
                                                    PAR     PAID-IN     (ACCUMULATED   TRANSLATION   LIABILITY
                                       SHARES      VALUE    CAPITAL       DEFICIT)     ADJUSTMENT    ADJUSTMENT
                                       ------      -----   ----------   ------------   -----------   ----------
Balance, January 31, 1994..........   35,148,000   $ 0.4    $ 198.3        $ (6.5)        $(3.5)       $(3.9)
Cash dividends ($0.03 per share)...           --      --         --          (1.1)           --           --
Net income.........................           --      --         --          29.9            --           --
Translation adjustment.............           --      --         --            --           1.3           --
Pension adjustment.................           --      --         --            --            --          1.5
                                     -----------   -----    -------        ------         -----        -----
Balance, January 31, 1995..........   35,148,000     0.4      198.3          22.3          (2.2)        (2.4)
Cash dividends ($0.03 per share)...           --      --         --          (1.1)           --           --
Net income.........................           --      --         --          28.4            --           --
Translation adjustment.............           --      --         --            --           1.9           --
Pension adjustment.................           --      --         --            --            --         (0.2)
                                     -----------   -----    -------        ------         -----        -----
Balance, January 31, 1996..........   35,148,000     0.4      198.3          49.6          (0.3)        (2.6)
Cash dividends ($0.015 per
  share)...........................           --      --         --          (0.5)           --           --
Net loss...........................           --      --         --         (72.9)           --           --
Translation adjustment.............           --      --         --            --          (0.2)          --
Pension adjustment.................           --      --         --            --            --          0.4
Exercise of options................      125,718      --        2.0            --            --           --
Recapitalization...................  (12,883,200)   (0.2)    (156.7)        (58.4)           --           --
                                     -----------   -----    -------        ------         -----        -----
Balance, January 31, 1997..........   22,390,518   $ 0.2    $  43.6        $(82.2)        $(0.5)       $(2.2)
                                     ===========   =====    =======        ======         =====        =====

          See accompanying notes to consolidated financial statements.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  (MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)

                                                             YEAR ENDED       YEAR ENDED       YEAR ENDED
                                                             JANUARY 31,      JANUARY 31,      JANUARY 31,
                                                                1997             1996             1995
                                                             -----------      -----------      -----------
Cash flows from operating activities
  Net income (loss).......................................     $ (72.9)          $ 28.4           $ 29.9
  Adjustments to reconcile net income (loss) to net cash
     provided by operations:
     Depreciation and tooling amortization................        36.6             26.6             24.0
     Amortization of intangibles..........................        11.0              6.1              5.6
     Increase (decrease) in deferred taxes................       (31.5)             7.7              1.3
     Nonrecurring charges.................................       115.4              3.6               --
     Equity in losses of unconsolidated subsidiaries......         2.5               --               --
     Extraordinary loss...................................        12.3               --               --
     Changes in operating assets and liabilities:
     (Increase) decrease in receivables...................         3.3            (14.5)           (30.9)
     (Increase) decrease in inventories...................         4.4             (1.9)           (13.1)
     (Increase) decrease in prepaid expenses and other....         1.9             (2.4)            (2.2)
     Increase in accounts payable and accrued
       liabilities........................................        15.9              2.9             12.4
     Decrease in other long-term liabilities..............       (27.7)           (11.6)            (4.6)
                                                               -------           ------           ------
          Cash provided by operating activities...........        71.2             44.9             22.4
Cash flows from investment activities:
     Acquisition of property, plant and equipment.........       (71.4)           (43.4)           (39.9)
     Net cash acquired with joint venture investment......         5.0               --               --
     Investment in joint venture..........................          --             (3.2)              --
     Other, net...........................................         1.3             (5.8)            (1.0)
                                                               -------           ------           ------
          Cash used for investment activities.............       (65.1)           (52.4)           (40.9)
Cash flows from financing activities:
     Increase (decrease) in foreign bank borrowings and
       loans..............................................        (4.1)            (6.4)             6.0
     Retirement of long term debt.........................      (106.4)              --               --
     Retirement of acquired long term debt................      (137.7)              --               --
     Proceeds from issuance of long term debt.............       673.5               --               --
     Common stock repurchase..............................      (506.1)              --               --
     Proceeds from equity infusion, net of costs..........       185.4               --               --
     Dividends paid to stockholders.......................        (0.5)            (1.1)            (1.1)
     Fees paid to issue long term debt....................       (35.0)              --               --
     Increase (decrease) in bank revolving loan and other
       domestic loans.....................................       (29.5)            16.3              8.6
                                                               -------           ------           ------
          Cash provided by financing activities...........        39.6              8.8             13.5
Effect of exchange rate changes on cash and cash
  equivalents.............................................          --               --              0.2
                                                               -------           ------           ------
          Increase (decrease) in cash and cash
            equivalents...................................        45.7              1.3             (4.8)
Cash and cash equivalents at beginning of year............         1.8              0.5              5.3
                                                               -------           ------           ------
Cash and cash equivalents at end of year..................     $  47.5           $  1.8           $  0.5
                                                               =======           ======           ======

          See accompanying notes to consolidated financial statements.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(1) ORGANIZATION

  Organization

     Unless otherwise indicated, references to "Company" mean Hayes Wheels International, Inc. and its subsidiaries and reference to fiscal year means the Company's year ended January 31 of the following year (e.g., "fiscal 1996" refers to the period beginning February 1, 1996 and ending January 31, 1997, "fiscal 1995" refers to the period beginning February 1, 1995 and ending January 31, 1996 and "fiscal 1994" refers to the period beginning February 1, 1994 and ending January 31, 1995).

     The Company designs, engineers and manufactures steel and aluminum wheels and brake components, principally to original equipment manufacturers ("OEMs") of passenger cars, light trucks and commercial highway vehicles worldwide. The Company's products include one-piece cast aluminum wheels, fabricated aluminum wheels, fabricated steel wheels, full-faced cast aluminum wheels, clad covered wheels and brake drums, hubs and rotors.

     On December 6, 1996, the Company's Board of Directors declared a stock split to be effected in the form of a stock dividend which resulted in the issuance of one additional share of the Company's common stock for every outstanding share of common stock. All share information included in the accompanying financial statements and footnote information has been adjusted to reflect the effect of the stock split.

     In October, 1996, the Company exercised its right to increase its ownership in Hayes Wheels Autokola N.H. a.s. ("Autokola") from 45% to 58% in consideration for a cash contribution of $6.0 million. As a result of the increased ownership, financial results for Autokola have been included in the consolidated financial statements of the Company since November, 1996.

     On July 2, 1996, the Company consummated a merger between MWC Holdings, Inc. ("Holdings") and the Company, (the "Merger") pursuant to which, among other things, Holdings was merged with and into the Company, with the Company as the surviving corporation. As a result of the Merger, Motor Wheel Corporation, a wholly owned subsidiary of Holdings ("Motor Wheel"), became a wholly owned subsidiary of the Company.

     Immediately prior to the Merger and as part of the financing thereof (the "Recapitalization"), the Company issued and sold to certain new investors (i) an aggregate of 200,000 shares of Company Preferred Stock, which upon consummation of the Merger were converted into an aggregate of 12,500,000 shares of new common stock, and (ii) 300,000 warrants, in exchange for aggregate cash consideration, net of related costs, of $185.4 million. The Company also issued new long-term debt totaling $673.5 million which was utilized along with the equity infusion to (i) retire $106.4 million principal amount plus redemption premium of the Company's 9 1/4% Senior Notes due 2002; (ii) retire all existing senior debt of Motor Wheel at the time of the acquisition; and (iii) repurchase 31,633,200 shares of the Company's common stock.

     The Company acquired Holdings for a total purchase price of approximately $105.4 million which included (i) the issuance of 6,250,000 shares of new common stock, and (ii) 2,300,000 warrants. The merger was accounted for under the purchase method of accounting with the results of operations of Motor Wheel included in the accompanying financial statements from the date of the Merger. The fair value of the assets acquired, including goodwill, was $420.8 million and liabilities assumed totaling $315.4 million. Goodwill and other intangibles of $224.5 million are being amortized over a 40-year life on a straight-line basis.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(1) ORGANIZATION -- (CONTINUED)
     Unaudited pro forma results of operations, assuming the Merger and Recapitalization had been completed on February 1, 1995, are as follows (dollars in millions, except per share amounts):

                                                                    UNAUDITED
                                                            --------------------------
                                                            YEAR ENDED     YEAR ENDED
                                                            JANUARY 31,    JANUARY 31,
                                                               1997           1996
                                                            -----------    -----------
Net sales...............................................       $913.1         $968.3
Earnings (loss) from operations.........................        (50.9)          43.9
Net loss................................................        (85.4)         (17.4)
Net loss per common share...............................       $(3.81)        $(0.78)

     The pro forma results are not necessarily indicative of the actual results if the transactions had been in effect for the entire period presented. In addition, they are not intended to be a projection of future results and do not reflect, among other things, any synergies that might have been achieved from combined operations.

(2) SUMMARY OF ACCOUNTING PRINCIPLES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's investments in joint ventures are accounted for under the equity method. Financial position and results of operations for these entities as of, and for the twelve months ended January 31, 1997, 1996 and 1995, respectively, were not material to the consolidated financial statements of the Company.

  Revenue Recognition

     Sales are recorded when products are shipped to customers.

  Inventories

     Inventories are stated at the lower of cost or market, with cost determined by the last in, first out (LIFO) method for a portion of domestic inventories. Cost for other inventories, including foreign, which were approximately 48 percent and 62 percent of inventories at January 31, 1997 and 1996, respectively, are stated using the first in, first out (FIFO) or average cost method. Cost includes the cost of materials, direct labor and the applicable share of manufacturing overhead.

  Property, Plant and Equipment

     Property, plant and equipment are recorded at cost. Depreciation is generally provided on a straight-line basis at rates which are designed to write off the assets over their estimated useful lives, principally as follows:

Buildings...................................................          25 years
Machinery and equipment.....................................    12 to 14 years

     Expenditures for maintenance, repairs and minor replacements of $28.1 million, $22.8 million and $18.5 million for the years ended January 31, 1997, 1996 and 1995, respectively, were charged to expense as incurred.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(2) SUMMARY OF ACCOUNTING PRINCIPLES -- (CONTINUED)
  Special Tooling

     Expenditures made to meet special tooling requirements are capitalized. Special tooling which is reimbursable by the customer is classified as either a current asset or noncurrent asset, depending upon the expected time of reimbursement. Special tooling which is not reimbursable by the customer is classified as a noncurrent asset and is charged to expense on a pro rata basis over its estimated useful life.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over 40 years. Recoverability is reviewed annually or sooner if events or changes in circumstances indicate that the carrying amount may exceed fair value. Recoverability is then determined by comparing the undiscounted net cash flows of the assets to which the goodwill applies to the net book value including goodwill of those assets.

  Research and Development Costs

     Research and development costs are expensed as incurred. Amounts expensed during the years ended January 31, 1997, 1996 and 1995, were approximately $3.1 million, $2.3 million and $2.2 million, respectively.

  Financial Instruments

     The carrying amounts of cash and cash equivalents, receivables, and accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amount of bank borrowings, variable rate long-term debt, and other liabilities approximate market value, as interest rates vary with market rates. The fair value of fixed rate debt is discussed in Note 7.

     In accordance with industry practice, the costs or benefits of fluctuations in aluminum prices are passed through to customers. Futures contracts and purchase commitments are entered into by the Company, from time to time, to hedge its exposure to future increases in aluminum prices that may occur between the dates of aluminum wheel price adjustments. Outstanding contracts represent future commitments and are not included in the consolidated balance sheet. Substantially all of such contracts mature within a period of three months. Gains or losses resulting from the liquidation of futures contracts are recognized in the income statement currently as part of costs of goods sold.

     The Company has entered into interest rate cap agreements to minimize the impact of increases in short-term interest rates on its debt. The costs of interest rate cap agreements are included in interest expense ratably over the lives of the agreements. The unamortized costs of the cap agreements are included in other assets and approximate fair value.

  Foreign Currency Translation

     Translation of assets and liabilities of subsidiaries denominated in foreign currencies, other than those located in highly inflationary countries, are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments are reflected in the cumulative translation adjustment section of Stockholders' Equity (Deficit). Foreign currency gains and losses resulting from transactions and the translation of financial statements of subsidiaries in highly inflationary countries are included in results of operations.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(2) SUMMARY OF ACCOUNTING PRINCIPLES -- (CONTINUED)
  Pensions

     The Company has trusteed noncontributory pension plans covering substantially all domestic employees and funds at least the minimum required by the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

  Taxes on Income

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     No provision is necessary for future United States taxes on the undistributed portion of the Company's equity in earnings of foreign affiliates, since it is anticipated that the unremitted earnings will be permanently invested for growth and expansion.

  Environmental Compliance and Remediation

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Estimated costs are based upon enacted laws and regulations, existing technology and the most probable method of remediation. The costs determined are not discounted and exclude the effects of inflation and other societal and economic factors. Where the cost estimates result in a range of equally probable amounts, the lower end of the range is accrued. Amounts accrued for environmental compliance and remediation are not material to the consolidated financial statements as of January 31, 1997 and 1996.

  Statement of Cash Flows

     For purposes of reporting cash flows, the Company considers all investments with an original maturity of three months or less to be cash equivalents. The following is additional information to the Consolidated Statements of Cash Flows (millions of dollars):

                                                  YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  JANUARY 31,    JANUARY 31,    JANUARY 31,
                                                     1997           1996           1995
                                                  -----------    -----------    -----------
Cash paid for interest........................       $40.0          $13.8          $12.8
Cash paid for income taxes....................         7.7           12.0           21.4
Non-cash financing activity:
  Acquisition of Motor Wheel..................       105.4             --             --

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(2) SUMMARY OF ACCOUNTING PRINCIPLES -- (CONTINUED)
  Postretirement and Postemployment Benefits

     The Company accounts for postretirement benefits other than pensions using an accrual basis method of accounting recognizing the cost of these benefits over an employee's active working career. The Company will continue its policy of paying postretirement benefits as they become due.

  Impairment of Assets

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" on February 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not have a material effect on the Company's consolidated financial statements.

  Stock-Based Compensation

     Prior to February 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On February 1, 1996, the Company adopted SFAS No. 123 Accounting for Stock-Based Compensation, which allows entities to continue to apply the provisions of APB Opinion No. 25, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. See Note 13.

  Earnings Per Share

     Per share income is calculated based on the number of weighted average shares outstanding at the end of the year. The dilutive effect of common stock equivalents has not been reflected as the effect is immaterial or anti-dilutive to the calculation of per share income.

  Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(3) INVENTORIES

     The major classes of inventory are as follows (millions of dollars):

                                                             JANUARY 31,    JANUARY 31,
                                                                1997           1996
                                                             -----------    -----------
Raw materials............................................       $32.0          $19.7
Work-in-process..........................................        21.1           13.5
Finished goods...........................................        29.8           25.7
                                                                -----          -----
  Total..................................................       $82.9          $58.9
                                                                =====          =====

     The replacement value of LIFO inventories approximates carrying value.

(4) GOODWILL AND OTHER ASSETS

     Goodwill and other assets consist of the following (millions of dollars):

                                                             JANUARY 31,    JANUARY 31,
                                                                1997           1996
                                                             -----------    -----------
Goodwill and other intangibles...........................      $328.4         $110.3
Unamortized debt issuance costs..........................        29.5            3.6
Deferred tax assets......................................        18.0             --
Other....................................................        31.3           35.4
                                                               ------         ------
     Total...............................................      $407.2         $149.3
                                                               ======         ======

     Goodwill and other intangibles are presented net of accumulated amortization of $35.8 million and $27.3 million at January 31, 1997 and 1996, respectively.

(5) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following (millions of dollars):

                                                             JANUARY 31,    JANUARY 31,
                                                                1997           1996
                                                             -----------    -----------
Accounts payable.........................................      $160.8         $ 86.8
Employee costs...........................................        24.1           19.7
Accrued interest.........................................         7.4            2.1
Other accrued liabilities................................        52.5           16.9
                                                               ------         ------
     Total...............................................      $244.8         $125.5
                                                               ======         ======

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(6) TAXES ON INCOME

     The components of pre-tax income (loss) are as follows (millions of dollars):

                                                  YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  JANUARY 31,    JANUARY 31,    JANUARY 31,
                                                     1997           1996           1995
                                                  -----------    -----------    -----------
United States.................................      $(127.6)        $34.6          $42.8
Foreign.......................................         13.3          11.6            7.1
                                                    -------         -----          -----
                                                    $(114.3)        $46.2          $49.9
                                                    =======         =====          =====

     The provision for taxes on income is summarized as follows (millions of dollars):

                                                  YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  JANUARY 31,    JANUARY 31,    JANUARY 31,
                                                     1997           1996           1995
                                                  -----------    -----------    -----------
Current:
  Federal and state...........................       $(15.8)        $ 4.5          $15.0
  Foreign.....................................          4.1           4.0            2.2
                                                     ------         -----          -----
                                                     $(11.7)        $ 8.5          $17.2
Deferred:
  Federal and state...........................       $(29.3)        $ 9.4          $ 2.6
  Foreign.....................................         (0.6)         (0.1)           0.2
                                                     ------         -----          -----
                                                      (29.9)          9.3            2.8
                                                     ------         -----          -----
  Less: Extraordinary items (Note 8)..........          4.9            --             --
                                                     ------         -----          -----
       Taxes on income excluding extraordinary
          items...............................       $(36.7)        $17.8          $20.0
                                                     ======         =====          =====

     A reconciliation of federal income tax computed at the statutory 35% rate to the actual provision for taxes on income follows (millions of dollars):

                                                 YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                 JANUARY 31,   JANUARY 31,   JANUARY 31,
                                                    1997          1996          1995
                                                 -----------   -----------   -----------
Federal taxes computed at statutory rate.......     $(40.0)       $16.2         $17.5
Increase (decrease) resulting from:
  Unrecognized tax benefit from net operating
     loss carryforwards........................        0.8          1.2            --
  Tax benefit from foreign sales corporation...         --         (0.5)         (0.5)
  Expiring foreign net operating loss..........         --          0.7           2.4
  Effective tax rate differential on earnings
     of consolidated foreign affiliates........       (0.8)        (0.4)          1.4
  Permanent differences resulting from purchase
     accounting................................        2.3          0.9           0.9
  Change in valuation allowance for foreign NOL
     carryforward/deferred tax asset...........       (0.8)        (1.9)         (2.4)
  All other items..............................       (3.1)         1.6           0.7
                                                    ------        -----         -----
       Income tax expense (benefit)............     $(41.6)       $17.8         $20.0
                                                    ======        =====         =====

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(6) TAXES ON INCOME -- (CONTINUED)
     Deferred tax assets (liabilities) result from differences in the basis of assets and liabilities for tax and financial statement purposes. The cumulative tax effect of the major items follows (millions of dollars):

                                                           JANUARY 31,   JANUARY 31,
                                                              1997          1996
                                                           -----------   -----------
Deferred tax assets:
  Nondeductible accrued liabilities......................    $103.1        $ 24.7
  Net operating loss and tax credit carryforwards........      24.3           2.8
  Pension................................................       9.0           7.6
                                                             ------        ------
     Total gross deferred tax assets.....................     136.4          35.1
  Less valuation allowance...............................     (19.7)         (2.5)
                                                             ------        ------
     Net deferred tax assets.............................    $116.7        $ 32.6
Deferred tax liabilities:
  Fixed assets, principally due to differences in
     depreciation........................................     (90.9)        (66.3)
  Intangibles............................................      (7.8)         (8.0)
  Inventory..............................................        --          (2.8)
  All other items........................................        --          (3.6)
                                                             ------        ------
     Total gross deferred tax liabilities................     (98.7)        (80.7)
                                                             ------        ------
     Net deferred tax asset (liabilities)................    $ 18.0        $(48.1)
                                                             ======        ======

     The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized principally due to the inability of subsidiaries to fully utilize available net operating loss carryforwards which expire through the year 2011. The subsequent recognition of tax benefits relating to the valuation allowance will be reported in the consolidated statement of operations $(9.7) million or as a reduction of goodwill $(10.0) million as opportunities to utilize these carryforwards become more certain.

(7) LONG-TERM DEBT AND BANK BORROWINGS

     Long-term debt and bank borrowings of the Company consists of the following (millions of dollars):

                                                           JANUARY 31,   JANUARY 31,
                                                              1997          1996
                                                           -----------   -----------
11% Senior Subordinated Notes due 2006...................    $250.0        $   --
9 1/4% Senior Notes due November 15, 2002................       1.5         100.0
Bank Term Notes..........................................     423.5          28.6
Other domestic loans maturing through 2001 with a fixed
  annual rate of 6.5%....................................       0.7            --
Various foreign bank and government loans maturing
  through 2003, weighted average interest rate of 8.8%
  and 11.9% at January 31, 1997 and 1996.................      34.5           0.4
                                                             ------        ------
                                                              710.2         129.0
Less current portion.....................................      23.9           0.1
                                                             ------        ------
                                                             $686.3        $128.9
                                                             ======        ======

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(7) LONG-TERM DEBT AND BANK BORROWINGS -- (CONTINUED)
     The Company entered into a Credit Agreement, dated June 27, 1996, which replaced the previous $180 million revolving credit agreement. The Credit Agreement provides senior bank financing consisting of the following (millions of dollars):

Revolving credit facility, including up to $75 million of
  letters of credit, expiring on July 31, 2002..............    $220.0
Tranche A Term Notes, maturing through July 31, 2002........     198.5
Tranche B Term Notes, maturing through July 31, 2003........     125.0
Tranche C Term Notes, maturing through July 31, 2004........     100.0
                                                                ------
                                                                $643.5
                                                                ======

     Borrowings on these facilities bear interest at one of the following rates as selected by the Company: (i) the rate per annum equal to the London Interbank Offered Rate ("LIBOR") plus the applicable margin or (ii) the bank's Alternate Base Rate, as defined in the Credit Agreement ("ABR"), plus the applicable margin. The ABR is defined as the highest of (i) the bank's prime rate or (ii) the Federal Funds rate plus 1/2% or (iii) a certificate of deposit-based rate plus 1%. The applicable margins under each of the loans as of January 31, 1997, are as follows:

                                                                 ABR        LIBOR
                                                                -----       -----
Revolving Credit............................................    1.50%       2.50%
Tranche A...................................................    1.50%       2.50%
Tranche B...................................................    2.00%       3.00%
Tranche C...................................................    2.50%       3.50%

     At January 31, 1997, the Company was paying interest on the Term Notes at an average LIBOR-based interest rate of 8.39%.

     The Company pays a commitment fee on the unused portion of the revolving credit facility which was at a rate of 0.5% at January 31, 1997. The Company had available revolver borrowing capacity under the Credit Agreement of $182.5 million, including unused letters of credit totaling $37.5 million as of January 31, 1997.

     The Credit Agreement and certain foreign bank borrowings contain financial covenants. The Company was in compliance with such covenants at January 31, 1997. The Credit Agreement is secured by a first priority lien on substantially all of the properties and assets of the Company and its domestic subsidiaries, now owned or acquired later, including a pledge of all of the shares of certain of the Company's existing and future domestic subsidiaries and 65% of the shares of certain of the Company's existing and future foreign subsidiaries.

     In connection with the Merger and Recapitalization, the Company commenced an offer to repurchase its 9 1/4% Senior Notes, of which substantially all were tendered. Accordingly, the Company recorded an extraordinary loss of $12.3 million ($7.4 million, net of tax) related to the early retirement of debt. The extraordinary loss was comprised of a prepayment penalty and deferred debt issuance costs. The 11% Senior Subordinated Notes were issued on July 2, 1996. The Notes are redeemable at the Company's option at specified prices, in whole or in part, at any time on or after July 15, 2001. The Senior Subordinated Notes are guaranteed by the Company's domestic subsidiaries, but are subordinated to the Credit Agreement. The Company believes that as of January 31, 1997, the market value of the Senior Notes exceeds their recorded value by approximately 10%.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(7) LONG-TERM DEBT AND BANK BORROWINGS -- (CONTINUED)
     Principal repayments on long-term debt and bank borrowings during the next five years ending January 31 are as follows (millions of dollars): 1998-$23.9; 1999-$38.9; 2000-$48.7; 2001-$48.7; 2002-$54.0 and thereafter-$496.0. Bank borrowings consist of short-term notes of the Company's foreign subsidiaries.

     During the year, the Company entered into interest rate hedge agreements with the objective of managing interest costs and exposure to changing interest rates. The Credit Agreement requires the Company to provide interest rate protection on a portion of the related outstanding indebtedness. Strategies for achieving the Company's objectives have resulted in the Company maintaining interest rate cap agreements covering an aggregate principal amount of $300 million in floating rate indebtedness at January 31, 1997. Various agreements have been entered into with several banks and, on average, provide protection against LIBOR rates higher than 6.67%, for an average of 2.3 years. Premiums paid for these cap agreements are amortized to interest expense over the term of the agreement. The unamortized costs of the cap agreements are included in other assets and approximate fair value. The notional amount of interest rate cap agreements do not represent amounts exchanged by the parties and are not a measure of the Company's exposure to credit or market risks. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the cap agreements. Notional amounts are not included in the consolidated balance sheet.

(8) LEASES

     The Company leases certain production facilities and equipment under agreements expiring from 1998 to 2002. The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of January 31, 1997 (millions of dollars):

                           YEAR ENDING JANUARY 31:
                           -----------------------
         1998........................................................    $13.6
         1999........................................................     10.8
         2000........................................................      8.6
         2001........................................................      7.6
         2002 and later years........................................     25.9
                                                                         -----
         Total minimum payments required.............................    $66.5
                                                                         =====

     Rent expense was $13.9 million, $7.8 million and $6.0 million for the years ended January 31, 1997, 1996 and 1995, respectively.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(9) PENSION PLANS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The components of net pension cost included in operating results for the years ended January 31, 1997, 1996 and 1995 are as follows (millions of dollars):

                                                  YEAR ENDED     YEAR ENDED     YEAR ENDED
                                                  JANUARY 31,    JANUARY 31,    JANUARY 31,
                                                     1997           1996           1995
                                                  -----------    -----------    -----------
Service cost..................................       $  1.5         $ 0.8          $ 1.1
Interest on projected benefit obligation......          8.9           5.1            4.7
Actual return on plan assets..................        (10.4)         (5.0)          (1.6)
Net amortization and deferral.................          3.8           3.1           (0.3)
                                                     ------         -----          -----
  Net pension cost............................       $  3.8         $ 4.0          $ 3.9
                                                     ======         =====          =====
Discount rate.................................         7.50%         7.50%          8.25%
Assumed rate of return........................         9.00%         9.00%          8.50%

     The following table sets forth the plans' funded status (millions of dollars):

                                                             JANUARY 31,    JANUARY 31,
                                                                1997           1996
                                                             -----------    -----------
Actuarial present value of benefit obligations:
Vested employees.........................................      $ 151.2        $ 56.5
Nonvested employees......................................          9.4           9.2
                                                               -------        ------
Accumulated benefit obligation...........................        160.6          65.7
Projected benefit obligation.............................        163.9          67.6
Plan assets at fair value (principally listed stocks and
  bonds).................................................       (125.8)        (38.0)
                                                               -------        ------
Projected benefit obligation in excess of plan assets....         38.1          29.6
Unrecognized net losses..................................         (5.5)         (4.8)
Unrecognized prior service cost..........................         (3.9)         (4.3)
Adjustment required to recognize minimum liability.......          6.7           7.1
                                                               -------        ------
     Accrued pension cost................................      $  35.4        $ 27.6
                                                               =======        ======

     The Company's defined benefit pension plans generally provide benefits based on years of service. The projected unit credit funding method was used. Prior service costs and actuarial gains and losses are generally amortized over the average remaining service period of active employees.

     Effective January 1, 1995, the Company modified the defined benefit Salaried Pension Plan to freeze credited service and remove salary caps that had been instituted in 1991. Assumed rates of increase in future compensation levels for the Salaried Pension Plan range from 5 percent to 6 percent. In conjunction with this change, the Company increased the basic contribution of the existing salary defined contribution plan.

     In connection with the Merger in July 1996, the Company was required to contribute $10 million and $4 million to the Hayes Wheels and Motor Wheel pension plans, respectively, as part of an agreement with the Pension Benefit Guaranty Corporation ("PBGC"). Under this agreement, the Company is required to provide contributions to the plans of $16 million, $13 million and $11 million as of June 30, 1997, 1998 and 1999, respectively. To secure these contributions, the Company provided the PBGC with an irrevocable letter of credit for the benefit of the PBGC in the amount of $14 million. The letter of credit will be reduced to $5 million after the Company contributes $13 million and $10 million as of June 30, 1997 and 1998, respectively,

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(9) PENSION PLANS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS -- (CONTINUED) to the Hayes Wheels plans. Once all of the required contributions are made, the letter of credit will be canceled.

     The Company also has contributory employee retirement savings plans covering substantially all of its employees. The employer contribution is determined at the discretion of the Company and totaled approximately $2.7 million, $2.7 million and $0.9 million for the years ended January 31, 1997, 1996 and 1995, respectively.

     The Company provides comprehensive medical and group life benefits to certain of its United States retirees who elect to participate in the Company's medical and group life plans. The medical plan contributions are adjusted periodically; the life insurance plan is non-contributory.

     For the year ended January 31, 1997, 1996 and 1995, the components of postretirement benefits expense (income) were as follows:

                                                YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                JANUARY 31,   JANUARY 31,   JANUARY 31,
                                                   1997          1996          1995
                                                -----------   -----------   -----------
Service cost (benefits earned during the
  period).....................................     $ 0.4         $ 0.3         $ 0.6
Interest cost on accumulated postretirement
  benefit obligations.........................       5.0           2.6           2.6
Net amortization..............................      (3.7)         (4.1)         (3.8)
                                                   -----         -----         -----
  Total.......................................     $ 1.7         $(1.2)        $(0.6)
                                                   =====         =====         =====
Discount rate.................................      7.50%         7.50%         8.25%

     At January 31, 1997 and 1996, the recorded actuarial liabilities for these postretirement benefits are as follows:

                                                           JANUARY 31,   JANUARY 31,
                                                              1997          1996
                                                           -----------   -----------
Retirees.................................................    $ 96.1         $22.6
Fully eligible active participants.......................      21.7           4.6
Other active participants................................      10.5          10.2
                                                             ------         -----
  Subtotal...............................................    $128.3         $37.4
Unamortized gains........................................       9.9           9.8
                                                             ------         -----
  Total..................................................    $138.2         $47.2
                                                             ======         =====

     The assumed health care cost trend was 7.0% (8.0% at January 31, 1996) and was assumed to decrease by 1% per annum to an ultimate rate of 5%. This assumption was modified in the case of the plan that was capped. The Company estimates an increase in the assumed health care cost trend rate of 1% per year would increase the accumulated postretirement benefit obligation as of January 31, 1997 and 1996 by $0.9 million but would have no effect on the aggregate of the service and interest components of postretirement benefit expense for the year ended January 31, 1997 and 1996.

     The anticipated workforce reductions resulting from closure of the Romulus Plant resulted in the recognition of $18.0 million of net curtailment loss in fiscal 1996 related to both pension and postretirement benefits.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(9) PENSION PLANS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS -- (CONTINUED) One of the Company's European subsidiaries provides benefits to its employees through unfunded retirement arrangements. At January 31, 1997 and 1996, $4.7 million and $4.4 million, respectively, were accrued for such obligations.

(10) NONRECURRING CHARGES

     On January 9, 1997, the Company announced that it was ceasing manufacturing operations at its fabricated wheel facility in Romulus, Michigan and consolidating such manufacturing operations into other fabricated wheel facilities of the Company. This action is based on the continued decline in the market for fabricated steel wheels and the merger with Motor Wheel which added fabricated steel wheel manufacturing capacity to the Company's operations. In connection with the closure, certain property, plant and equipment will be idled and disposed of, other excess assets disposed of and the service of approximately 450 active employees will be terminated. Management expects these actions to be fully implemented by the end of calendar year 1997. The Company has recorded a charge totaling $109.0 million for the fiscal year ended January 31, 1997, which consists of $63.0 million to writedown assets to estimated realizable values; $25.0 million for pension and postretirement benefits; and $21.0 million for termination benefits and other exit costs. At January 31, 1997, $31.0 million of the plant closure reserve was reflected as a current accrued liability and $75.7 million was included in other long-term liabilities on the accompanying consolidated balance sheet.

     In connection with the Merger, the Company recorded nonrecurring charges of $6.4 million. These charges consist of the elimination of $2.9 million of deferred costs resulting from a previous patent infringement suit with Motor Wheel and $3.5 million of stock compensation recorded in conjunction with the payout of the management stock option plan. In addition, the Company assumed plant closure liabilities of Holdings of $27.4 million relating to actions undertaken by Holdings in fiscal 1995 and 1994 to close manufacturing operations in its automotive wheel and brake businesses. As of January 31, 1997, $22.7 million of these liabilities remain on the balance sheet of the Company.

     During the fourth quarter of fiscal 1995, the Company recognized nonrecurring charges of $3.6 million. These charges include a $1.4 million provision associated with the restructuring of the North American Aluminum Wheel Group and $2.2 million of charges associated with Varity Corporation's proposal to purchase the Company's outstanding shares not owned by Varity (at the time the owner of 46.3% of the Company's outstanding common stock), which proposal was made on September 27, 1995, and withdrawn on February 5, 1996.

(11) CONTINGENCIES

     The Company is party to various litigation. Management believes that the outcome of these lawsuits will not have a material adverse effect on the consolidated operations or financial condition of the Company.

(12) OTHER EQUITY INVESTMENTS

     The Company holds the following investments which are accounted for under the equity method.

     As a result of the Merger, the Company acquired a 50% interest in Aluminum Wheel Technology, Inc. ("Alumitech"), a manufacturer of cast aluminum wheels, and a 50% interest in Riviera Tool Company, a manufacturer of stamping dies that are sold to domestic automobile manufacturers and their suppliers. Subsequent to year end, as a result of a public offering of stock by Riviera Tool Company, the Company's interest in Riviera Tool Company was reduced to 29.6%

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(12) OTHER EQUITY INVESTMENTS -- (CONTINUED)
     In fiscal 1995, the Company increased its ownership in Hayes Wheels de Venezuela, C.A. to 49% in consideration for a contribution to the joint venture of $1.4 million, which included capital equipment, tooling and a cash payment.

     In fiscal 1995, the Company purchased a 40% interest in the wheel business of Kelsey-Hayes de Mexico, S.A. de C.V. ("KHDM") for $0.2 million and made a capital contribution of $2.0 million. KHDM was then renamed Hayes Wheels de Mexico, S.A. de C.V.

     The Company holds a 49% interest in Metalurgica FPS do Brasil, Ltda.

     The aggregate financial position and results of operations for these entities as of, and for the twelve months ended January 31, 1997, 1996 and 1995, respectively, were not material to the consolidated financial statements of the Company.

(13) STOCK OPTIONS AND WARRANTS

     In 1992, the Company adopted the Hayes Wheels International, Inc. 1992 Stock Incentive Plan (the "1992 Plan"), under which 500,000 shares of Common Stock are available for issuance with respect to awards granted to officers, management and other key employees of the Company. In connection with the Merger and Recapitalization, certain of the stock options were exercised with the remainder becoming vested. At January 31, 1997, 301,100 options were exercisable at a price of $10.00, 161,900 options were exercisable at a price of $19.94, and 7,500 options were exercisable at a price of $19.69.

     At the time of the Recapitalization, the Company established the Hayes Wheels International, Inc. 1996 Stock Option Plan (the "1996 Plan"), which plan remains subject to certain approvals required by applicable law, under which 2,534,770 shares of Common Stock are available for issuance with respect to awards granted to officers, management and other key employees of the Company. Each such option grant is divided into five tranches (each, a "Tranche") of an equal number of options. The options in each such Tranche vest when both of the following conditions have been met: (a) 20% of each Tranche vests on the last day of each fiscal year commencing on January 31, 1997, and continuing until January 31, 2001, if the employee to whom they were granted is then still an employee of the Company; and (b) the average share price for any twenty consecutive day period on the principal exchange upon which the Common Stock is traded equals or exceeds certain specified prices (the "Target Prices") ranging from $16.00 per share for the first Tranche and increasing ratably to $80.00 per share for the fifth Tranche. A particular Target Price need only be reached on one occasion for all options within the Tranche to which such Target Price relates to become vested, subject to the satisfaction of the condition to such vesting set forth in clause (a) above. In addition, notwithstanding the foregoing conditions to vesting, the options granted under the 1996 Plan become exercisable nine years after their grant date if the employee to whom they were granted is then still an employee of the Company. At January 31, 1997, awards for 76,043 stock options under the first tranche of the 1996 Plan were exercisable, subject to the approvals described above.

     Also, in connection with the Merger, 150,702 options with an exercise price of $2.05 were granted to a former shareholder of Holdings. Of these stock options, 90,470 are exercisable, with the remainder becoming exercisable on July 2, 1997.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(13) STOCK OPTIONS AND WARRANTS -- (CONTINUED)
     Information with respect to all stock options is summarized below:

                                          1992 PLAN    1996 PLAN     OTHER       TOTAL
                                          ---------    ---------    -------    ---------
Outstanding at January 31, 1995.......     464,100            --         --      464,100
Granted...............................     266,000            --         --      266,000
Exercised.............................          --            --         --           --
Expired...............................     (80,000)           --         --      (80,000)
                                          --------     ---------    -------    ---------
Outstanding at January 31, 1996.......     650,100            --         --      650,100
Granted...............................     301,100     1,901,077    150,702    2,352,879
Exercised.............................    (480,700)           --         --     (480,700)
                                          --------     ---------    -------    ---------
Outstanding at January 31, 1997.......     470,500     1,901,077    150,702    2,522,279
                                          ========     =========    =======    =========

     The Company applies APB Opinion 25 and related Interpretations in accounting for stock options. Compensation cost charged against operations for 1996 was $3.5 million which reflects amounts paid in connection with the exercise of certain of the stock options granted under the 1992 Plan.

     In compliance with SFAS No. 123, the Company has elected to provide the pro forma disclosure. As such, the Company's net income (loss) and earnings (loss) per share for 1996 and 1995 adjusted to reflect pro forma amounts are indicated below:

                                                                 1996        1995
                                                                ------       -----
Net income (loss)
  As reported...............................................    $(72.9)      $28.4
  Pro forma.................................................     (75.1)       28.2
Earnings (loss) per share
  As reported...............................................    $(2.63)      $0.81
  Pro forma.................................................     (2.73)       0.80

     The fair value of stock options granted in 1996 and 1995 was estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair values and related assumptions were:

                                                                1996         1995
                                                              ---------    ---------
Weighted average fair value...............................        $9.32        $4.74
Expected volatility.......................................        41.2%        40.3%
Risk free interest rate...................................         6.8%         6.2%
Expected lives............................................    8.7 years    6.7 years

     Dividend yield for all grants was assumed to be insignificant.

     At January 31, 1997, warrants, issued in conjunction with the Merger and Recapitalization, to purchase 2.6 million common shares were outstanding. Each warrant allows the holder thereof to acquire one share of Common Stock for a purchase price of $24.00. The warrants are exercisable from July 2, 2000 through July 2, 2003.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(14) INFORMATION BY GEOGRAPHIC AREA

     The Company operates principally in one segment -- the design, manufacture and supply of wheels and brake components to OEMs of automobiles, light trucks and commercial highway vehicles. Operating data and identifiable assets by geographic area follow (millions of dollars):

                                                                       EARNINGS (LOSS) BEFORE TAXES ON INCOME,
                                          REVENUE(1)                  MINORITY INTEREST AND EXTRAORDINARY ITEMS
                            ---------------------------------------   ------------------------------------------
                            YEAR ENDED    YEAR ENDED    YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                            JANUARY 31,   JANUARY 31,   JANUARY 31,   JANUARY 31,    JANUARY 31,    JANUARY 31,
                               1997          1996          1995           1997           1996           1995
                            -----------   -----------   -----------   ------------   ------------   ------------
North America.............    $689.5        $527.3        $474.9         $ (67.8)       $ 48.4         $ 54.6
Europe(2).................      88.7          83.8          62.7            14.3          12.8            8.7
                              ------        ------        ------         -------        ------         ------
  Totals..................     778.2         611.1         537.6           (53.5)         61.2           63.3
General corporate(3)......        --            --            --              --            --             --
Interest expense..........        --            --            --           (48.5)        (15.0)         (13.4)
                              ------        ------        ------         -------        ------         ------
Consolidated totals.......    $778.2        $611.1        $537.6         $(102.0)       $ 46.2         $ 49.9
                              ======        ======        ======         =======        ======         ======

                                    YEAR-END
                               IDENTIFIABLE ASSETS
                            -------------------------

                            JANUARY 31,   JANUARY 31,
                               1997          1996
                            -----------   -----------
North America.............   $  988.9       $552.8
Europe(2).................      164.7         77.5
                             --------       ------
  Totals..................    1,153.6        630.3
General corporate(3)......       29.5          3.6
Interest expense..........         --           --
                             --------       ------
Consolidated totals.......   $1,183.1       $633.9
                             ========       ======

---------------
(1) Sales were made to three major automotive customers each in amounts exceeding 10 percent of total sales. Sales to one of these customers totaled $185.3 million in fiscal 1996, $197.6 million in fiscal 1995 and $180.3 million in fiscal 1994. Sales to another customer totaled $182.5 million in fiscal 1996, $161.0 million for fiscal 1995 and $130.5 million for fiscal 1994. Sales to a third major customer totaled $205.4 million in fiscal 1996, $129.1 million for fiscal 1995 and $122.5 million for fiscal 1994.

(2) Europe includes subsidiaries in Italy, Spain and the Czech Republic.

(3) General corporate assets are unamortized debt issuance costs.

(15) SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following represents the Company's quarterly results (millions of dollars, except share amounts):

                                                                    QUARTERS ENDED
                          ---------------------------------------------------------------------------------------------------
                          JANUARY 31,   OCTOBER 31,   JULY 31,   APRIL 30,   JANUARY 31,   OCTOBER 31,   JULY 31,   APRIL 30,
                             1997          1996         1996       1996         1996          1995         1995       1995
                          -----------   -----------   --------   ---------   -----------   -----------   --------   ---------
Net Sales...............    $222.3        $234.4       $165.3     $156.2       $142.1        $157.9       $151.4     $159.7
Gross profit............      33.5          35.9         11.0       22.6         22.9          25.2         23.0       26.6
Net income (loss).......     (66.8)          4.7        (16.9)       6.1          4.9           8.0          7.2        8.3
Net income (loss) per
  share.................    $(2.98)       $ 0.21       $(0.54)    $ 0.17       $ 0.14        $ 0.23       $ 0.20     $ 0.24

(16) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS

     In connection with the Merger and as part of the financing thereof, the Company issued and sold $250 million aggregate principal amount of its 11% Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes") in a public offering. The Senior Subordinated Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, and are guaranteed by certain of the Company's domestic subsidiaries.

     The following condensed consolidating financial information presents:

          (1) Condensed consolidating financial statements as of January 31, 1997 and 1996 and for the twelve month periods ended January 31, 1997, 1996 and 1995, of (a) Hayes Wheels International, Inc.,

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(16) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED) the parent; (b) the guarantor subsidiaries; (c) the nonguarantor subsidiaries; and (d) the Company on a consolidated basis, and

          (2) Elimination entries necessary to consolidate Hayes Wheels International, Inc., the parent, with guarantor and nonguarantor subsidiaries.

     Investments in foreign subsidiaries are accounted for by the parent on the equity method (domestic subsidiaries are accounted for by the parent on the cost method) for purposes of the consolidating presentation. The principle elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(16) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF JANUARY 31, 1997

                                                     GUARANTOR      NONGUARANTOR                    CONSOLIDATED
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                         -------    ------------    ------------    ------------    ------------
Cash and cash equivalents..............  $  41.2       $ (0.6)         $  6.9         $    --         $   47.5
Receivables............................     51.0         62.9            31.3              --            145.2
Inventories............................     36.4         34.5            12.0              --             82.9
Prepaid expenses and other.............      3.3          3.5             7.4            (0.3)            13.9
                                         -------       ------          ------         -------         --------
  Total current assets.................    131.9        100.3            57.6            (0.3)           289.5
Property, plant and equipment..........    249.2        267.9           116.2              --            633.3
Accumulated depreciation...............    (49.1)       (67.1)          (30.7)             --           (146.9)
                                         -------       ------          ------         -------         --------
  Net property, plant and equipment....    200.1        200.8            85.5              --            486.4
Goodwill and other assets..............    345.8        323.9            12.6          (275.1)           407.2
                                         -------       ------          ------         -------         --------
  Total assets.........................  $ 677.8       $625.0          $155.7         $(275.4)        $1,183.1
                                         =======       ======          ======         =======         ========
Bank borrowings........................  $    --       $   --          $  5.6         $    --         $    5.6
Current portion of long-term debt......     17.4           --             6.5              --             23.9
Accounts payable and accrued
  liabilities..........................    105.2         97.7            42.2            (0.3)           244.8
                                         -------       ------          ------         -------         --------
  Total current liabilities............    122.6         97.7            54.3            (0.3)           274.3
Long-term debt, net of current
  portion..............................    658.3           --            28.0              --            686.3
Deferred income taxes..................    (31.1)        18.0            13.1              --               --
Minority interest......................       --          0.2              --             8.1              8.3
Pension and other long-term
  liabilities..........................    143.2        103.3            12.1            (3.3)           255.3
Parent loans...........................   (211.2)       208.0             3.2              --               --
                                         -------       ------          ------         -------         --------
  Total noncurrent liabilities.........    559.2        329.5            56.4             4.8            949.9
Common stock...........................      0.2           --              --              --              0.2
Additional paid-in capital.............     43.5        104.5            33.5          (137.9)            43.6
Retained earnings (accumulated
  deficit).............................    (44.5)        93.4             9.5          (140.6)           (82.2)
Cumulative translation adjustment......     (1.0)        (0.1)            2.0            (1.4)            (0.5)
Pension liability adjustment...........     (2.2)          --              --              --             (2.2)
                                         -------       ------          ------         -------         --------
  Total stockholders' equity
     (deficit).........................     (4.0)       197.8            45.0          (279.9)           (41.1)
                                         -------       ------          ------         -------         --------
  Total liabilities and stockholders'
     equity (deficit)..................  $ 677.8       $625.0          $155.7         $(275.4)        $1,183.1
                                         =======       ======          ======         =======         ========

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(16) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF JANUARY 31, 1996

                                                     GUARANTOR      NONGUARANTOR                    CONSOLIDATED
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                         -------    ------------    ------------    ------------    ------------
Cash and cash equivalents..............  $   1.0       $  0.1          $  0.7         $    --         $    1.8
Receivables............................     50.4         35.6            23.6              --            109.6
Inventories............................     36.4         18.7             3.8              --             58.9
Prepaid expenses and other.............      3.4          3.9             2.8            (0.2)             9.9
                                         -------       ------          ------         -------         --------
  Total current assets.................     91.2         58.3            30.9            (0.2)           180.2
Property, plant and equipment..........    178.5        173.2            63.1              --            414.8
Accumulated depreciation...............    (37.2)       (53.1)          (20.1)             --           (110.4)
                                         -------       ------          ------         -------         --------
  Net property, plant and equipment....    141.3        120.1            43.0              --            304.4
Goodwill and other assets..............    169.6         76.3             5.0          (101.6)           149.3
                                         -------       ------          ------         -------         --------
  Total assets.........................  $ 402.1       $254.7          $ 78.9         $(101.8)        $  633.9
                                         =======       ======          ======         =======         ========
Bank borrowings........................  $    --       $   --          $  4.1         $    --         $    4.1
Current portion of long-term debt......       --           --             0.1              --              0.1
Accounts payable and accrued
  liabilities..........................     78.8         26.2            20.8            (0.3)           125.5
                                         -------       ------          ------         -------         --------
  Total current liabilities............     78.8         26.2            25.0            (0.3)           129.7
Long-term debt, net of current
  portion..............................    128.6           --             0.3              --            128.9
Deferred income taxes..................     18.4         18.0            11.7              --             48.1
Pension and other long-term
  liabilities..........................     76.7          0.1             9.2            (4.2)            81.8
Parent loans...........................   (115.4)       117.3            15.9           (17.8)              --
                                         -------       ------          ------         -------         --------
  Total noncurrent liabilities.........    108.3        135.4            37.1           (22.0)           258.8
Common stock...........................      0.4           --              --              --              0.4
Additional paid-in capital.............    198.3          6.5             1.9            (8.4)           198.3
Retained earnings (accumulated
  deficit).............................     20.7         86.6            12.5           (70.2)            49.6
Cumulative translation adjustment......     (1.8)          --             2.4            (0.9)            (0.3)
Pension liability adjustment...........     (2.6)          --              --              --             (2.6)
                                         -------       ------          ------         -------         --------
  Total stockholders' equity
     (deficit).........................    215.0         93.1            16.8           (79.5)           245.4
  Total liabilities and stockholders'
     equity (deficit)..................  $ 402.1       $254.7          $ 78.9         $(101.8)        $  633.9
                                         =======       ======          ======         =======         ========

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(16) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED JANUARY 31, 1997

                                                      GUARANTOR      NONGUARANTOR                    CONSOLIDATED
                                          PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                          -------    ------------    ------------    ------------    ------------
Net sales.............................    $264.9..      $424.9          $91.5           $(3.1)         $ 778.2
Cost of goods sold....................      239.8        363.5           75.0            (3.1)           675.2
                                          -------       ------          -----           -----          -------
  Gross profit........................       25.1         61.4           16.5              --            103.0
Marketing, general and
  administration......................        7.8         23.0            5.1              --             35.9
Engineering and product development...        2.7          3.3            1.2              --              7.2
Equity in loss of unconsolidated
  subsidiaries........................        2.5           --             --              --              2.5
Other income, net.....................       (0.7)        (0.4)          (3.4)             --             (4.5)
Nonrecurring charges..................      115.4           --             --              --            115.4
                                          -------       ------          -----           -----          -------
  Earnings (loss) from operations.....     (102.6)        35.5           13.6              --            (53.5)
Interest expense, net.................       21.7         25.7            1.1              --             48.5
Equity in earnings of consolidated
  subsidiaries........................       (7.2)          --             --             7.2               --
                                          -------       ------          -----           -----          -------
  Earnings (loss) before taxes on
     income, minority interest and
     extraordinary items..............     (117.1)         9.8           12.5            (7.2)          (102.0)
Income tax (benefit) provision........      (46.8)         4.5            5.6              --            (36.7)
                                          -------       ------          -----           -----          -------
  Earnings (loss) before minority
     interest and extraordinary
     items............................      (70.3)         5.3            6.9            (7.2)           (65.3)
Minority interest.....................         --           --             --             0.2              0.2
                                          -------       ------          -----           -----          -------
  Earnings (loss) before extraordinary
     items............................      (70.3)         5.3            6.9            (7.4)           (65.5)
Extraordinary items, net of tax.......        7.4           --             --              --              7.4
                                          -------       ------          -----           -----          -------
  Net income(loss)....................    $ (77.7)      $  5.3          $ 6.9           $(7.4)         $ (72.9)
                                          =======       ======          =====           =====          =======

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED JANUARY 31, 1996

                                                      GUARANTOR      NONGUARANTOR                    CONSOLIDATED
                                           PARENT    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                           ------    ------------    ------------    ------------    ------------
Net sales..............................    $249.9       $280.5          $83.8           $(3.1)          $611.1
Cost of goods sold.....................     206.5        242.3           67.7            (3.1)           513.4
                                           ------       ------          -----           -----           ------
  Gross profit.........................      43.4         38.2           16.1              --             97.7
Marketing, general and
  administration.......................       8.7         15.2            5.8              --             29.7
Engineering and product development....       2.3          1.6            0.8              --              4.7
Other (income) expense, net............       6.8           --           (9.9)            1.6             (1.5)
Nonrecurring charges...................       3.6           --             --              --              3.6
                                           ------       ------          -----           -----           ------
  Earnings (loss) from operations......      22.0         21.4           19.4            (1.6)            61.2
Interest expense, net..................       1.3          7.7            6.0              --             15.0
Equity in earnings of consolidated
  subsidiaries.........................      (5.7)          --             --             5.7               --
                                           ------       ------          -----           -----           ------
  Earnings (loss) before taxes on
     income............................      26.4         13.7           13.4            (7.3)            46.2
Income tax provision...................       6.8          5.2            5.8              --             17.8
                                           ------       ------          -----           -----           ------
  Net income(loss).....................    $ 19.6       $  8.5          $ 7.6           $(7.3)          $ 28.4
                                           ======       ======          =====           =====           ======

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(16) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED JANUARY 31, 1995

                                                      GUARANTOR      NONGUARANTOR                    CONSOLIDATED
                                           PARENT    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                           ------    ------------    ------------    ------------    ------------
Net sales..............................    $201.9       $276.9          $62.7           $(3.9)          $537.6
Cost of goods sold.....................     171.6        225.0           48.7            (3.9)           441.4
                                           ------       ------          -----           -----           ------
  Gross profit.........................      30.3         51.9           14.0              --             96.2
Marketing, general and
  administration.......................       9.2         12.3            7.1              --             28.6
Engineering and product development....       1.9          1.4            1.8              --              5.1
Other (income) expense, net............       5.1         (0.1)          (5.8)             --             (0.8)
                                           ------       ------          -----           -----           ------
  Earnings (loss) from operations......      14.1         38.3           10.9              --             63.3
Interest expense, net..................       4.4          7.0            2.0              --             13.4
Equity in earnings of consolidated
  subsidiaries.........................      (2.7)          --             --             2.7               --
                                           ------       ------          -----           -----           ------
  Earnings (loss) before taxes on
     income............................      12.4         31.3            8.9            (2.7)            49.9
Income tax provision...................       2.6         11.8            5.6              --             20.0
                                           ------       ------          -----           -----           ------
  Net income (loss)....................    $  9.8       $ 19.5          $ 3.3           $(2.7)          $ 29.9
                                           ======       ======          =====           =====           ======

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(16) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED JANUARY 31, 1997

                                                     GUARANTOR      NONGUARANTOR                    CONSOLIDATED
                                         PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                         -------    ------------    ------------    ------------    ------------
Cash flows provided from (used by)
  operating activities.................  $  31.4      $  31.2          $ 16.0          $(7.4)         $  71.2
Cash flows from investing activities:
  Acquisition of property, plant and
     equipment.........................    (28.9)       (25.6)          (16.9)            --            (71.4)
  Other, net...........................     (4.3)        12.1            (1.5)            --              6.3
                                         -------      -------          ------          -----          -------
     Cash used by investing
       activities......................    (33.2)       (13.5)          (18.4)            --            (65.1)
Cash flows from financing activities:
  Increase (decrease) in foreign bank
     borrowings and loans..............       --           --            (4.1)            --             (4.1)
  Retirement of long term debt.........   (106.4)          --              --             --           (106.4)
  Retirement of acquired long term
     debt..............................       --       (137.7)             --             --           (137.7)
  Proceeds from issuance of
     long term debt....................    673.5           --              --             --            673.5
  Common stock repurchase..............   (506.1)          --              --             --           (506.1)
  Proceeds from equity infusion, net of
     costs.............................    185.4           --              --             --            185.4
  Dividends paid to stockholders.......     (0.5)          --              --             --             (0.5)
  Fees paid to issue long term debt....    (35.0)          --              --             --            (35.0)
  Increase (decrease) in bank revolving
     loan and other domestic loans.....    (29.5)          --              --             --            (29.5)
                                         -------      -------          ------          -----          -------
     Cash provided by financing
       activities......................    181.4       (137.7)           (4.1)           0.0             39.6
Increase (decrease) in parent loans and
  advances.............................   (139.4)       119.3            12.7            7.4               --
Effect of exchange rates of cash and
  cash equivalents.....................       --           --              --             --               --
     Net increase (decrease) in cash
       and cash equivalents............     40.2         (0.7)            6.2             --             45.7
Cash and cash equivalents at beginning
  of period............................      1.0          0.1             0.7             --              1.8
                                         -------      -------          ------          -----          -------
Cash and cash equivalents at end of
  period...............................  $  41.2      $  (0.6)         $  6.9          $  --          $  47.5
                                         =======      =======          ======          =====          =======

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(16) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED JANUARY 31, 1996

                                                      GUARANTOR      NONGUARANTOR                    CONSOLIDATED
                                           PARENT    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                           ------    ------------    ------------    ------------    ------------
Cash flows provided from (used by)
  operating activities.................    $ 24.0       $  8.7          $22.0           $(9.8)          $ 44.9
Cash flows from investing activities:
  Acquisition of property, plant and
     equipment.........................     (23.5)       (15.1)          (4.8)             --            (43.4)
  Other, net...........................     (10.0)         2.1           (1.1)             --             (9.0)
                                           ------       ------          -----           -----           ------
     Cash used by investing
       activities......................     (33.5)       (13.0)          (5.9)             --            (52.4)
Cash flows from financing activities:
  Increase (decrease) in foreign bank
     borrowings and loans..............        --           --           (6.4)             --             (6.4)
  Dividends paid to stockholders.......      (1.1)          --             --              --             (1.1)
  Increase (decrease) in bank revolving
     loan and other domestic loans.....      17.7         (1.3)          (0.1)             --             16.3
                                           ------       ------          -----           -----           ------
     Cash provided by financing
       activities......................      16.6         (1.3)          (6.5)             --              8.8
Increase (decrease) in parent loans and
  advances.............................      (6.2)         5.6           (9.2)            9.8               --
Effect of exchange rates of cash and
  cash equivalents.....................        --           --             --              --               --
  Net increase (decrease) in cash and
     cash equivalents..................       0.9           --            0.4              --              1.3
Cash and cash equivalents at beginning
  of period............................       0.1          0.1            0.3              --              0.5
                                           ------       ------          -----           -----           ------
Cash and cash equivalents at end of
  period...............................    $  1.0       $  0.1          $ 0.7           $  --           $  1.8
                                           ======       ======          =====           =====           ======

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                  YEARS ENDED JANUARY 31, 1997, 1996 AND 1995
                      ------------------------------------

(16) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED JANUARY 31, 1995

                                                      GUARANTOR      NONGUARANTOR                    CONSOLIDATED
                                           PARENT    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                           ------    ------------    ------------    ------------    ------------
Cash flows provided from (used by)
  operating activities.................    $  5.4       $ 21.0          $(1.3)          $(2.7)          $ 22.4
Cash flows from investing activities:
  Acquisition of property, plant and
     equipment.........................     (10.4)       (26.5)          (3.0)             --            (39.9)
     Other, net........................      (0.2)        (0.5)          (0.3)             --             (1.0)
                                           ------       ------          -----           -----           ------
  Cash used by investing activities....     (10.6)       (27.0)          (3.3)             --            (40.9)
Cash flows from financing activities:
  Increase (decrease) in foreign bank
     borrowings and loans..............        --           --            6.0              --              6.0
  Dividends paid to stockholders.......      (1.1)          --             --              --             (1.1)
  Increase (decrease) in bank revolving
     loan and other domestic loans.....      10.0         (1.3)          (0.1)             --              8.6
                                           ------       ------          -----           -----           ------
     Cash provided by financing
       activities......................       8.9         (1.3)           5.9              --             13.5
Increase (decrease) in parent loans and
  advances.............................      (4.0)         3.7           (2.4)            2.7               --
Effect of exchange rates of cash and
  cash equivalents.....................        --           --            0.2              --              0.2
     Net increase (decrease) in cash
       and cash equivalents............      (0.3)        (3.6)          (0.9)             --             (4.8)
Cash and cash equivalents at beginning
  of period............................       0.4          3.7            1.2              --              5.3
                                           ------       ------          -----           -----           ------
Cash and cash equivalents at end of
  period...............................    $  0.1       $  0.1          $ 0.3           $  --           $  0.5
                                           ======       ======          =====           =====           ======

(17) PENDING ACQUISITION

     On December 9, 1996, the Company announced that it had signed a Letter of Intent (the "Letter") with Lemmerz Holding GmbH ("Lemmerz") and each of the shareholders of Lemmerz, wherein the Company indicated its intent to acquire 76.63% of the total equity capital interest in Lemmerz (the "Acquisition"), with the right to acquire the remaining interest at a later date.

     Lemmerz is the leading full-line wheel supplier in Europe and manufactures steel and aluminum wheels for automobiles and light trucks, and steel wheels for heavy-duty trucks. If the Acquisition is completed, Lemmerz, or an entity formed for the purpose of receiving the Lemmerz shares in the Acquisition, would become a subsidiary of the Company.

     Consummation of the Acquisition is subject to various conditions, including
(i) the negotiation and execution of a definitive agreement and agreements with key management employees; (ii) receipt by Lemmerz, the Lemmerz shareholders and the Company of all required governmental and third-party approvals to the Acquisition, including, but not limited to, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable German or other antitrust legislation; and (iii) the satisfactory completion of due diligence reviews of Lemmerz and the Company, by the Company and the Lemmerz shareholders, respectively.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  (MILLIONS OF DOLLARS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                  THREE MONTHS
                                                                     ENDED
                                                                   APRIL 30,
                                                                ----------------
                                                                 1997      1996
                                                                 ----      ----
Net sales...................................................    $250.2    $156.2
Cost of goods sold..........................................     212.2     133.6
                                                                ------    ------
  Gross profit..............................................      38.0      22.6
Marketing, general and administration.......................       8.9       6.7
Engineering and product development.........................       2.3       1.8
Amortization of intangibles.................................       2.3       1.1
Other income, net...........................................      (0.7)     (0.5)
                                                                ------    ------
  Earnings from operations..................................      25.2      13.5
Interest expense, net.......................................      18.4       3.6
                                                                ------    ------
  Earnings before taxes on income and minority interest.....       6.8       9.9
Income tax provision........................................       2.9       3.8
                                                                ------    ------
  Earnings before minority interest.........................       3.9       6.1
Minority interest...........................................       0.1        --
                                                                ------    ------
  Net income................................................    $  3.8    $  6.1
                                                                ======    ======
Per share income:
Net income..................................................    $ 0.17    $ 0.17
                                                                ======    ======
Weighted average shares outstanding (in thousands)..........    22,390    35,148
                                                                ======    ======
Dividends declared per share................................    $   --    $0.008
                                                                ======    ======

          See accompanying notes to consolidated financial statements.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (MILLIONS OF DOLLARS)
                                  (UNAUDITED)

                                                                APRIL 30,    JANUARY 31,
                                                                  1997          1997
                                                                ---------    -----------
                           ASSETS
                           ------
Current assets:
  Cash and cash equivalents.................................    $   24.8      $   47.5
  Receivables (less allowance of $2.2 million at April 30,
     1997 and January 31, 1997).............................       152.6         145.2
  Inventories...............................................        87.3          82.9
  Prepaid expenses and other................................         8.1          13.9
                                                                --------      --------
     Total current assets...................................       272.8         289.5
Property, plant and equipment:
  Land......................................................        20.7          20.1
  Buildings.................................................       103.2          98.0
  Machinery and equipment...................................       518.0         515.2
                                                                --------      --------
                                                                   641.9         633.3
  Accumulated depreciation..................................      (155.3)       (146.9)
                                                                --------      --------
     Net property, plant and equipment......................       486.6         486.4
Goodwill and other assets...................................       394.0         407.2
                                                                --------      --------
     Total assets...........................................    $1,153.4      $1,183.1
                                                                ========      ========
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank borrowings...........................................    $    6.4      $    5.6
  Current portion of long-term debt.........................        23.6          23.9
  Accounts payable and accrued liabilities..................       221.3         244.8
                                                                --------      --------
     Total current liabilities..............................       251.3         274.3
Noncurrent liabilities:
  Long-term debt............................................       681.6         686.3
  Deferred income taxes.....................................          --            --
  Pension and other long-term liabilities...................       252.2         255.3
  Minority interest.........................................         8.4           8.3
                                                                --------      --------
     Total noncurrent liabilities...........................       942.2         949.9
Commitments and contingencies (Note 4)
Stockholders' equity (deficit):
  Preferred stock, 25,000,000 shares authorized, none
     issued.................................................          --            --
  Common stock, par value $0.01 per share:
     Voting -- authorized 99,000,000; and outstanding,
      22,231,492............................................         0.2           0.2
     Nonvoting -- authorized 1,000,000; and outstanding,
      159,026...............................................          --            --
  Additional paid in capital................................        43.6          43.6
  Accumulated deficit.......................................       (78.3)        (82.2)
  Foreign currency translation adjustment...................        (3.4)         (0.5)
  Pension liability adjustment..............................        (2.2)         (2.2)
                                                                --------      --------
     Total stockholders' equity (deficit)...................       (40.1)        (41.1)
                                                                --------      --------
  Total liabilities and stockholders' equity (deficit)......    $1,153.4      $1,183.1
                                                                ========      ========

          See accompanying notes to consolidated financial statements.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (MILLIONS OF DOLLARS)
                                  (UNAUDITED)

                                                                 FOR THE THREE
                                                                  MONTHS ENDED
                                                                   APRIL 30,
                                                                ----------------
                                                                 1997      1996
                                                                 ----      ----
Cash flows from operating activities:
  Net income................................................    $  3.8    $  6.1
  Adjustments to reconcile net income to net cash provided
     by (used for) operating activities:
     Depreciation and tooling amortization..................      12.3       7.3
     Amortization of intangibles............................       3.8       1.5
     Increase in deferred taxes.............................        --       0.9
     Changes in operating assets and liabilities:
       Increase in receivables..............................     (14.2)     (3.8)
       (Increase) decrease in inventories...................      (8.3)      5.4
       Decrease in prepaid expenses and other...............       5.2       1.1
       Decrease in accounts payable and accrued
        liabilities.........................................      (5.0)    (11.1)
       Decrease in other long-term liabilities..............      (2.1)     (1.9)
                                                                ------    ------
          Cash provided by (used for) operating
           activities.......................................      (4.5)      5.5
Cash flows from investing activities:
  Acquisition of property, plant and equipment..............     (16.7)    (23.4)
  Other, net................................................      (0.2)     (3.5)
                                                                ------    ------
          Cash used for investing activities................     (16.9)    (26.9)
Cash flows from financing activities:
  Increase (decrease) in short-term bank borrowings and
     loans..................................................       1.3      (2.9)
  Dividend paid to stockholders.............................        --      (0.3)
  Increase (decrease) in bank revolving loan & other
     domestic loans.........................................      (3.0)     23.6
                                                                ------    ------
          Cash provided by (used for) financing
           activities.......................................      (1.7)     20.4
Effect of exchange rate changes on cash and cash
  equivalents...............................................       0.4        --
                                                                ------    ------
          Decrease in cash and cash equivalents.............     (22.7)     (1.0)
Cash and cash equivalents at beginning of year..............      47.5       1.8
                                                                ------    ------
Cash and cash equivalents at end of period..................    $ 24.8    $  0.8
                                                                ======    ======
Supplemental data:
  Cash paid for interest....................................    $ 11.8    $  1.2
  Cash paid for income taxes................................    $  0.1    $  0.1

          See accompanying notes to consolidated financial statements.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED APRIL 30, 1997 AND 1996
                                  (UNAUDITED)
                 (MILLIONS OF DOLLARS, UNLESS OTHERWISE STATED)

(1) BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared by management and in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Company as of April 30, 1997, and January 31, 1997, and the results of its operations and cash flows for the three months ended April 30, 1997 and 1996. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere herein. Results for interim periods are not necessarily indicative of those to be expected for the entire year.

(2) INVENTORIES

     The major classes of inventory are as follows:

                                                               APRIL 30,    JANUARY 31,
                                                                 1997          1997
                                                               ---------    -----------
Raw materials..............................................      $28.6         $32.0
Work-in-process............................................       25.3          21.1
Finished goods.............................................       33.4          29.8
                                                                 -----         -----
Total......................................................      $87.3         $82.9
                                                                 =====         =====

(3) COMMITMENTS AND CONTINGENCIES

     At April 30, 1997, management believes that the Company was in compliance with its various financial covenants. Management expects that the Company will remain in compliance with its financial covenants in all material respects through the period ending April 30, 1998.

     The Company is party to various litigation. Management believes that the outcome of these lawsuits will not have a material adverse effect on the consolidated operations or financial condition of the Company.

(4) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS

     In connection with the Merger and as part of the financing thereof, the Company issued and sold $250 million aggregate principal amount of its 11% Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes") in a public offering. The Senior Subordinated Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, and are guaranteed by certain of the Company's domestic subsidiaries.

     The following condensed consolidating financial information presents:

          (1) Condensed consolidating financial statements as of April 30, 1997 and January 31, 1997 and for the three month periods ended April 30, 1997 and 1996, of (a) Hayes Wheels International, Inc., the parent; (b) the guarantor subsidiaries; (c) the nonguarantor subsidiaries; and (d) the Company on a consolidated basis, and

          (2) Elimination entries necessary to consolidate Hayes Wheels International, Inc., the parent, with guarantor and nonguarantor subsidiaries.

     Investments in foreign subsidiaries are accounted for by the parent on the equity method (domestic subsidiaries are accounted for by the parent on the cost method) for purposes of the consolidating presentation. The principle elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                   THREE MONTHS ENDED APRIL 30, 1997 AND 1996
                                  (UNAUDITED)
                 (MILLIONS OF DOLLARS, UNLESS OTHERWISE STATED)

(4) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                      FOR THE QUARTER ENDED APRIL 30, 1997

                                                    GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                          PARENT   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                          ------   ------------   ------------   ------------   ------------
Net sales...............................  $76.8       $140.5         $33.4          $(0.5)         $250.2
Cost of goods sold......................   67.0        118.1          27.6           (0.5)          212.2
                                          -----       ------         -----          -----          ------
     Gross profit.......................    9.8         22.4           5.8             --            38.0
Marketing, general and administration...    2.0          5.1           1.8             --             8.9
Engineering and product development.....    0.6          1.4           0.3             --             2.3
Amortization of intangibles.............    0.3          2.0            --             --             2.3
Other income, net.......................     --           --          (0.7)            --            (0.7)
                                          -----       ------         -----          -----          ------
     Earnings (loss) from operations....    6.9         13.9           4.4             --            25.2
Interest expense, net...................    7.5         10.0           0.9             --            18.4
Equity in earnings of consolidated
  subsidiaries..........................   (2.6)          --            --            2.6              --
                                          -----       ------         -----          -----          ------
     Earnings (loss) before taxes on
       income, and minority interest....    2.0          3.9           3.5           (2.6)            6.8
Income tax (benefit) provision..........   (0.6)         2.0           1.5             --             2.9
                                          -----       ------         -----          -----          ------
     Earnings (loss) before minority
       interest.........................    2.6          1.9           2.0           (2.6)            3.9
Minority interest.......................     --           --            --            0.1             0.1
                                          -----       ------         -----          -----          ------
     Net income(loss)...................  $ 2.6       $  1.9         $ 2.0          $(2.7)         $  3.8
                                          =====       ======         =====          =====          ======

                      FOR THE QUARTER ENDED APRIL 30, 1996

                                                    GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                          PARENT   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                          ------   ------------   ------------   ------------   ------------
Net sales...............................  $66.5       $ 70.2         $20.5          $(1.0)         $156.2
Cost of goods sold......................   59.2         58.9          16.5           (1.0)          133.6
                                          -----       ------         -----          -----          ------
     Gross profit.......................    7.3         11.3           4.0             --            22.6
Marketing, general and administration...    2.3          3.3           1.1             --             6.7
Engineering and product development.....    1.1          0.4           0.3             --             1.8
Amortization of intangibles.............    0.5          0.6            --             --             1.1
Other income, net.......................    0.1           --          (0.6)            --            (0.5)
                                          -----       ------         -----          -----          ------
     Earnings (loss) from operations....    3.3          7.0           3.2             --            13.5
Interest expense, net...................    1.5          2.0           0.1             --             3.6
Equity in earnings of consolidated
  subsidiaries..........................   (1.7)          --            --            1.7              --
                                          -----       ------         -----          -----          ------
     Earnings (loss) before taxes on
       income...........................    3.5          5.0           3.1           (1.7)            9.9
Income tax provision....................    0.6          1.8           1.4             --             3.8
                                          -----       ------         -----          -----          ------
     Net income (loss)..................  $ 2.9       $  3.2         $ 1.7          $(1.7)         $  6.1
                                          =====       ======         =====          =====          ======

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                   THREE MONTHS ENDED APRIL 30, 1997 AND 1996
                                  (UNAUDITED)
                 (MILLIONS OF DOLLARS, UNLESS OTHERWISE STATED)

(4) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                              AS OF APRIL 30, 1997

                                                      GUARANTOR      NONGUARANTOR                    CONSOLIDATED
                                          PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                          ------     ------------    ------------    ------------    ------------
Cash and cash equivalents.............    $  27.8       $ (8.2)         $  5.2         $    --         $   24.8
Receivables...........................       57.1         62.5            33.0              --            152.6
Inventories...........................       36.8         39.4            11.1              --             87.3
Prepaid expenses and other............        2.1          4.0             2.2            (0.2)             8.1
                                          -------       ------          ------         -------         --------
Total current assets..................      123.8         97.7            51.5            (0.2)           272.8
Property, plant and equipment.........      230.4        294.4           117.1              --            641.9
Accumulated depreciation..............      (51.8)       (71.5)          (32.0)             --           (155.3)
                                          -------       ------          ------         -------         --------
Net property, plant and equipment.....      178.6        222.9            85.1                            486.6
Goodwill and other assets.............      336.9        319.0            11.3          (273.2)           394.0
                                          -------       ------          ------         -------         --------
Total assets..........................    $ 639.3       $639.6          $147.9         $(273.4)        $1,153.4
                                          =======       ======          ======         =======         ========
Bank borrowings.......................    $    --       $   --          $  6.4         $    --         $    6.4
Current portion of long-term debt.....       17.5           --             6.1              --             23.6
Accounts payable and accrued
  liabilities.........................       89.0         94.4            38.1            (0.2)           221.3
                                          -------       ------          ------         -------         --------
Total current liabilities.............      106.5         94.4            50.6            (0.2)           251.3
Long-term debt........................      655.2           --            26.4              --            681.6
Deferred income taxes.................      (30.2)        17.9            12.3              --             (0.0)
Minority interest.....................         --          0.2              --             8.2              8.4
Pension and other long-term
  liabilities.........................      143.7        100.8            12.8            (5.1)           252.2
Parent loans..........................     (230.5)       226.5             4.0              --               --
                                          -------       ------          ------         -------         --------
Total noncurrent liabilities..........      538.2        345.4            55.5             3.1            942.2
Common stock..........................        0.2           --              --              --              0.2
Additional paid-in capital............       43.5        104.5            33.5          (137.9)            43.6
Retained earnings (accumulated
  deficit)............................      (42.0)        95.4             9.7          (141.4)           (78.3)
Cumulative translation adjustment.....       (4.9)        (0.1)           (1.4)            3.0             (3.4)
Pension liability adjustment..........       (2.2)          --              --              --             (2.2)
                                          -------       ------          ------         -------         --------
Total stockholders' equity
  (deficit)...........................       (5.4)       199.8            41.8          (276.3)           (40.1)
Total liabilities and stockholders'
  equity (deficit)....................    $ 639.3       $639.6          $147.9         $(273.4)        $1,153.4
                                          =======       ======          ======         =======         ========

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                   THREE MONTHS ENDED APRIL 30, 1997 AND 1996
                                  (UNAUDITED)
                 (MILLIONS OF DOLLARS, UNLESS OTHERWISE STATED)

(4) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                             AS OF JANUARY 31, 1997

                                                   GUARANTOR     NONGUARANTOR                  CONSOLIDATED
                                        PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                        ------    ------------   ------------   ------------   ------------
Cash and cash equivalents.............  $  41.2      $ (0.6)        $  6.9        $    --        $   47.5
Receivables...........................     51.0        62.9           31.3             --           145.2
Inventories...........................     36.4        34.5           12.0             --            82.9
Prepaid expenses and other............      3.3         3.5            7.4           (0.3)           13.9
                                        -------      ------         ------        -------        --------
Total current assets..................    131.9       100.3           57.6           (0.3)          289.5
Property, plant and equipment.........    249.2       267.9          116.2             --           633.3
Accumulated depreciation..............    (49.1)      (67.1)         (30.7)            --          (146.9)
                                        -------      ------         ------        -------        --------
Net property, plant and equipment.....    200.1       200.8           85.5             --           486.4
Goodwill and other assets.............    345.8       323.9           12.6         (275.1)          407.2
                                        -------      ------         ------        -------        --------
Total assets..........................  $ 677.8      $625.0         $155.7        $(275.4)       $1,183.1
                                        =======      ======         ======        =======        ========
Bank borrowings.......................  $    --      $   --         $  5.6        $    --        $    5.6
Current portion of long-term debt.....     17.4          --            6.5             --            23.9
Accounts payable and accrued
  liabilities.........................    105.2        97.7           42.2           (0.3)          244.8
                                        -------      ------         ------        -------        --------
Total current liabilities.............    122.6        97.7           54.3           (0.3)          274.3
Long-term debt........................    658.3          --           28.0             --           686.3
Deferred income taxes.................    (31.1)       18.0           13.1             --              --
Minority interest.....................       --         0.2             --            8.1             8.3
Pension and other long-term
  liabilities.........................    143.2       103.3           12.1           (3.3)          255.3
Parent loans..........................   (211.2)      208.0            3.2             --             0.0
                                        -------      ------         ------        -------        --------
Total noncurrent liabilities..........    559.2       329.5           56.4            4.8           949.9
Common stock..........................      0.2          --             --             --             0.2
Additional paid-in capital............     43.5       104.5           33.5         (137.9)           43.6
Retained earnings (accumulated
  deficit)............................    (44.5)       93.4            9.5         (140.6)          (82.2)
Cumulative translation adjustment.....     (1.0)       (0.1)           2.0           (1.4)           (0.5)
Pension liability adjustment..........     (2.2)         --             --                           (2.2)
                                        -------      ------         ------        -------        --------
Total stockholders' equity
  (deficit)...........................     (4.0)      197.8           45.0         (279.9)          (41.1)
Total liabilities and stockholders'
  equity (deficit)....................  $ 677.8      $625.0         $155.7        $(275.4)       $1,183.1
                                        =======      ======         ======        =======        ========

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                   THREE MONTHS ENDED APRIL 30, 1997 AND 1996
                                  (UNAUDITED)
                 (MILLIONS OF DOLLARS, UNLESS OTHERWISE STATED)

(4) GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS -- (CONTINUED)
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                      FOR THE QUARTER ENDED APRIL 30, 1997

                                                           GUARANTOR      NONGUARANTOR                    CONSOLIDATED
                                                PARENT    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                                ------    ------------    ------------    ------------    ------------
Cash flows provided from (used by):
  operating activities......................    $  0.2       $(1.6)          $(0.7)          $(2.4)          $ (4.5)
Cash flows from investing activities:
  Acquisition of property, plant and
    equipment...............................      (3.0)       (4.7)           (9.0)             --            (16.7)
  Other, net................................      (7.6)        5.0             2.4              --             (0.2)
                                                ------       -----           -----           -----           ------
      Cash used by investing activities.....     (10.6)        0.3            (6.6)             --            (16.9)
Cash flows from financing activities:
  Increase (decrease) in foreign bank
    borrowings and loan.....................        --          --             1.3              --              1.3
  Increase (decrease) in bank revolving loan
    and other domestic loans................      (3.0)         --              --              --               --
                                                ------       -----           -----           -----           ------
      Cash provided by financing
         activities.........................      (3.0)         --             1.3              --              1.3
Increase (decrease) in parent loans and
  advances..................................     (20.0)       18.5            (0.9)            2.4               --
Effect of exchange rates of cash and cash
  equivalents...............................                                   0.4                              0.4
      Net increase (decrease) in cash and
         cash equivalents...................     (33.4)       17.2            (6.5)             --            (22.7)
Cash and cash equivalents at beginning of
  period....................................      41.2        (0.6)            6.9              --             47.5
                                                ------       -----           -----           -----           ------
Cash and cash equivalents at end of
  period....................................    $  7.8       $16.6           $ 0.4           $  --           $ 24.8
                                                ======       =====           =====           =====           ======

                      FOR THE QUARTER ENDED APRIL 30, 1996

                                                           GUARANTOR      NONGUARANTOR                    CONSOLIDATED
                                                PARENT    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS       TOTAL
                                                ------    ------------    ------------    ------------    ------------
Cash flows provided from (used by) operating
  activities................................    $  0.2       $ 3.5           $ 3.5           $(1.7)          $  5.5
Cash flows from investing activities:
  Acquisition of property, plant and
    equipment...............................     (20.4)       (1.7)           (1.3)             --            (23.4)
  Other, net................................      (3.7)        0.2              --              --             (3.5)
                                                ------       -----           -----           -----           ------
      Cash used by investing activities.....     (24.1)       (1.5)           (1.3)             --            (26.9)
Cash flows from financing activities:
  Increase (decrease) in foreign bank
    borrowings and loans....................        --          --            (2.9)             --             (2.9)
  Dividends paid to stockholders............      (0.3)         --              --              --             (0.3)
  Increase (decrease) in bank revolving loan
    and other domestic loans................      23.6          --              --              --             23.6
                                                ------       -----           -----           -----           ------
      Cash provided by financing
         activities.........................      23.3          --            (2.9)             --             20.4
Increase (decrease) in parent loans and
  advances..................................      (0.1)       (2.0)            0.4             1.7              0.0
Effect of exchange rates of cash and cash
  equivalents
      Net increase (decrease) in cash and
         cash equivalents...................      (0.7)         --            (0.3)             --             (1.0)
Cash and cash equivalents at beginning of
  period....................................       1.0         0.1             0.7              --              1.8
                                                ------       -----           -----           -----           ------
Cash and cash equivalents at end of
  period....................................    $  0.3       $ 0.1           $ 0.4           $  --           $  0.8
                                                ======       =====           =====           =====           ======

               HAYES WHEELS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   THREE MONTHS ENDED APRIL 30, 1996 AND 1995
                                  (UNAUDITED)
                 (MILLIONS OF DOLLARS, UNLESS OTHERWISE STATED)

(5) SUBSEQUENT EVENTS

     On June 6, 1997, the Company, Cromodora, Wheels S.p.A., Lemmerz Holding GmbH ("Lemmerz") and the shareholders of Lemmerz entered into a definitive acquisition agreement, pursuant to which the Company will purchase the capital stock of Lemmerz for (i) $200 million in cash and (ii) convertible preferred stock of the Company, which following shareholder approval, will automatically convert into 5 million shares of the Company's common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Lemmerz Holding GmbH

     We have audited the accompanying consolidated balance sheets of Lemmerz Holding GmbH and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lemmerz Holding GmbH and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years then ended in conformity with United States generally accepted accounting principles.

                                          KPMG Deutsche Treuhand - Gesellschaft
                                          Aktiengesellschaft
                                          Wirtschaftsprufungsgesellschaft

Cologne, Germany
May 21, 1997

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1995
                                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $  4,647       $ 19,581
  Certificates of deposit...................................       7,721          5,146
  Receivables (less allowances of $886 at December 31, 1996
     and $1,554 at December 31, 1995).......................      78,954         77,969
  Inventories...............................................      54,659         61,214
  Prepaid expenses and other................................       8,579          9,667
                                                                --------       --------
          Total current assets..............................     154,560        173,577
Property, plant, and equipment, net.........................     154,704        170,175
Investments in affiliates...................................      45,486         35,953
Deferred income taxes.......................................      50,110         63,540
Other assets................................................       7,960         10,012
                                                                --------       --------
          Total assets......................................    $412,820       $453,257
                                                                ========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings.....................................    $ 41,115       $ 40,478
  Current portion of long-term debt.........................      17,975          9,858
  Current portion of capital lease obligations..............       1,333          1,312
  Accounts payable and accrued liabilities..................      95,992        126,195
                                                                --------       --------
          Total current liabilities.........................     156,415        177,843
Long-term debt, less current portion........................      25,000         33,588
Capital lease obligations, less current portion.............       3,982          5,510
Deferred income taxes.......................................       5,443          5,391
Pension and other long-term liabilities.....................     106,893        111,447
                                                                --------       --------
          Total liabilities.................................     297,733        333,779
Minority interests..........................................       5,496          5,673
Shareholders' equity:
  Share capital.............................................      57,927         57,927
  Retained earnings.........................................      43,576         38,234
  Cumulative translation adjustment.........................       8,088         17,644
                                                                --------       --------
          Total shareholders' equity........................     109,591        113,805
                                                                --------       --------
          Total liabilities and shareholders' equity........    $412,820       $453,257
                                                                ========       ========

          See accompanying notes to consolidated financial statements.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                               YEAR ENDED     YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1995
                                                              ------------   ------------
Net sales...................................................    $459,841       $468,122
Cost of goods sold..........................................     377,728        380,694
                                                                --------       --------
     Gross profit...........................................      82,113         87,428
Marketing, general, and administrative......................      50,205         57,605
Engineering and product development.........................       8,466          8,852
Other income, net...........................................      (5,528)       (12,358)
                                                                --------       --------
     Earnings from operations...............................      28,970         33,329
Interest expense, net.......................................       5,269          7,810
                                                                --------       --------
     Earnings before income taxes, minority interests, and
      equity in income (loss) of affiliates.................      23,701         25,519
Income tax provision........................................      14,838          7,833
                                                                --------       --------
     Earnings before minority interests and equity in income
      (loss) of affiliates..................................       8,863         17,686
Equity in income (loss) of affiliates.......................       1,040           (635)
Minority interests..........................................        (702)          (402)
                                                                --------       --------
     Net income.............................................    $  9,201       $ 16,649
                                                                ========       ========

          See accompanying notes to consolidated financial statements.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                                             CUMULATIVE
                                                         SHARE    RETAINED   TRANSLATION
                                                        CAPITAL   EARNINGS   ADJUSTMENT     TOTAL
                                                        -------   --------   -----------    -----
Balance, January 1, 1995..............................  $57,927   $21,585      $ 9,718     $ 89,230
Net income............................................       --    16,649           --       16,649
Foreign currency translation adjustment...............       --        --        7,926        7,926
                                                        -------   -------      -------     --------
Balance, December 31, 1995............................   57,927    38,234       17,644      113,805
Dividend distribution.................................       --    (3,859)          --       (3,859)
Net income............................................       --     9,201           --        9,201
Foreign currency translation adjustment...............       --        --       (9,556)      (9,556)
                                                        -------   -------      -------     --------
Balance, December 31, 1996............................  $57,927   $43,576      $ 8,088     $109,591
                                                        =======   =======      =======     ========

          See accompanying notes to consolidated financial statements.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                      (THOUSANDS OF UNITED STATES DOLLARS)

                                                                 YEAR ENDED      YEAR ENDED
                                                                DECEMBER 31,    DECEMBER 31,
                                                                    1996            1995
                                                                ------------    ------------
Cash flows from operating activities:
  Net income................................................     $   9,201        $ 16,649
  Adjustments to reconcile net income to net cash provided
     by operations:
     Gain on sale of subsidiaries and assembly line.........          (415)        (10,792)
     Depreciation of property, plant, and equipment.........        28,733          29,933
     Depreciation of intangible assets......................           528             926
     Equity in (income) loss of affiliates..................        (1,040)            635
     Change in deferred taxes...............................         9,411           5,789
     Decrease in inventories................................         7,340           4,761
     Decrease (increase) in receivables and other assets....         2,425          (1,489)
     Increase (decrease) in accounts payable and accrued
      liabilities...........................................       (21,459)          2,502
                                                                 ---------        --------
          Net cash provided by operating activities.........        34,724          48,914
                                                                 ---------        --------
Cash flows from investing activities:
  Proceeds from sale of subsidiaries and assembly line......           415          18,097
  Proceeds from sale of property, plant, and equipment......         2,270           4,710
  Repayment of long-term loans and receivables..............         1,013             882
  Acquisition of property, plant, and equipment.............       (24,967)        (42,828)
  Investment in affiliated enterprises......................       (12,186)         (5,154)
  Investment in certificates of deposit.....................        (2,218)         (5,145)
  Other changes.............................................            --          (5,686)
                                                                 ---------        --------
          Cash used for investment activities...............       (35,673)        (35,124)
                                                                 ---------        --------
Cash flows from financing activities:
  Payment of dividends......................................        (3,859)             --
  Repayment of long-term debt and capital lease
     obligations............................................       (11,312)        (13,836)
  Proceeds from borrowings..................................        10,971          12,882
  Repayment of shareholder loan.............................        (9,028)             --
                                                                 ---------        --------
          Cash used for financing activities................       (13,228)           (954)
                                                                 ---------        --------
Translation adjustment for cash.............................          (757)            505
                                                                 ---------        --------
Net increase (decrease) in cash and cash equivalents........       (14,934)         13,341
Cash and cash equivalents at beginning of year..............        19,581           6,240
                                                                 ---------        --------
Cash and cash equivalents at end of year....................     $   4,647        $ 19,581
                                                                 =========        ========
Supplemental cash flow disclosures:
  Cash paid for interest....................................     $   7,616        $  7,315
                                                                 =========        ========
  Cash paid for income taxes................................     $     216        $  1,228
                                                                 =========        ========

  In 1995, the Company acquired $6,235 of property and equipment under capital leases.

          See accompanying notes to consolidated financial statements.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Lemmerz Holding GmbH and subsidiaries ("Lemmerz" or the "Company") is a manufacturer and distributor of steel and aluminum wheels principally to European automotive manufacturers for use on passenger cars, light trucks and commercial highway vehicles.

  Basis of Presentation

     The Company's consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). All amounts herein are shown in thousands of United States dollars ("$").

  Consolidation Methods

     All material companies in which Lemmerz has legal or effective control are fully consolidated. Minority interest represents minority shareholders' proportionate share of the equity in certain of the Company's consolidated subsidiaries. Significant investments in which Lemmerz has an ownership interest in the range of 20 percent to 50 percent are accounted for using the equity method of accounting. The effects of intercompany transactions have been eliminated.

  Foreign Currency Translation

     For purposes of the accompanying consolidated financial statements, the reporting currency of the Company is the United States dollar. In general, the functional currency of each of the Company's subsidiaries is the local currency of the country in which the subsidiary is located. The balance sheets of non-U.S. dollar functional currency subsidiaries have been translated into U.S. dollars using exchange rates as of the balance sheet dates while the statements of income and cash flows have been translated using average exchange rates during each period.

  Financial Instruments

     Unrealized gains and losses on interest rate swap and currency exchange contracts purchased to hedge existing assets, liabilities or firm commitments are deferred and recognized along with the effects of the underlying hedged transaction. Unrealized gains and losses on other derivative financial instruments are recognized in income at each balance sheet date.

  Revenue Recognition

     Revenue is recognized when title passes or services are rendered net of discounts, customer bonuses, and rebates granted.

  Research and Development

     Research and development costs are expensed as incurred. Research and development costs amount to $3,495 and $3,775 in 1996 and 1995, respectively.

  Cash and cash equivalents

     Cash and cash equivalents represents cash and highly liquid investments with original maturities of three months or less.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Inventory Valuation

     Inventory is valued at the lower of cost or market, cost being determined on the basis of an average or first-in, first-out method. Manufacturing costs comprise direct material and labor and applicable manufacturing overheads, including depreciation charges.

  Property, Plant, and Equipment

     Property, plant, and equipment is valued at cost and depreciated using the straight-line depreciation method over the assets' useful lives as follows: buildings -- 20 to 33.5 years; leasehold improvements -- 15 to 25 years; factory machinery and equipment -- 2.5 to 25 years. Expenditures for renewals or betterments are capitalized. Expenditures for repairs and maintenance are charged to operations as incurred.

  Income Taxes

     Deferred tax assets and liabilities are provided for the expected future tax consequences of temporary differences between the carrying amount and tax basis of the Company's assets and liabilities.

  Major Customers and Concentration of Credit Risk

     The Company's financial condition and results of operations depend on a number of European automotive manufacturers. Mercedes-Benz and General Motors, each representing individually more than 10 percent of the Company's consolidated revenues, aggregated approximately 24.6 percent and 23.6 percent of the Company's consolidated revenues during the years ended December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, 18.5 percent and 16.9 percent, respectively, of the Company's accounts receivable were outstanding from such automotive manufacturers.

  Use of estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent amounts at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) INVENTORIES

                                                                  DECEMBER 31,
                                                               ------------------
                                                                1996       1995
                                                                ----       ----
Raw materials and manufacturing supplies...................    $17,558     18,102
Work in progress...........................................     18,084     19,662
Finished goods, parts, and goods purchased for resale......     21,079     25,213
                                                               -------    -------
                                                                56,721     62,977
Reserves...................................................     (2,062)    (1,763)
                                                               -------    -------
                                                               $54,659     61,214
                                                               =======    =======

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(3) PROPERTY, PLANT, AND EQUIPMENT

                                                                DECEMBER 31,
                                                           ----------------------
                                                             1996         1995
                                                             ----         ----
Costs:
  Land.................................................    $  14,038    $  18,160
  Buildings............................................       88,609       91,957
  Machinery and equipment..............................      401,334      425,471
  Leasehold improvements...............................        7,797        7,937
  Construction in progress.............................        7,696        8,163
                                                           ---------    ---------
                                                             519,474      551,688
  Accumulated depreciation.............................     (364,770)    (381,513)
                                                           ---------    ---------
                                                           $ 154,704    $ 170,175
                                                           =========    =========

     The foregoing amounts include machinery and equipment capitalized under capital lease agreements, as follows:

                                                                DECEMBER 31,
                                                           ----------------------
                                                             1996         1995
                                                             ----         ----
Machinery and equipment................................    $   7,797    $   7,937
Accumulated depreciation...............................       (1,063)        (603)
                                                           ---------    ---------
                                                           $   6,734    $   7,334
                                                           =========    =========

     Depreciation expense, including depreciation on assets under capital lease arrangements, charged in the statements of earnings was $28,733 in 1996 and $29,333 in 1995.

(4) INVESTMENTS IN AFFILIATES

     The Company's investments in affiliates for the year ended December 31, 1995, mainly consist of approximately a 49 percent interest in Continental Lemmerz (Portugal), a 44 percent interest in Borlem S.A. (Brazil), a 25 percent interest in Reynolds-Lemmerz (Canada) and a 25 percent interest in the Jantas (Turkey). The investments in 1996 consist of each of the above companies and, in addition, a 25 percent interest each in Kalyani Lemmerz Ltd. (India), and Siam Lemmerz Co. Ltd. (Thailand).

     Summarized financial information of the unconsolidated affiliates follows:

     Balance sheet information:

                                                                 DECEMBER 31,
                                                           ------------------------
                                                             1996           1995
                                                             ----           ----
Current assets.........................................    $  74,782      $  53,572
Non-current assets.....................................      117,169        101,354
Current liabilities....................................       77,634         40,999
Non-current liabilities................................       18,858         27,461
Equity.................................................       95,448         86,466

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(4) INVESTMENTS IN AFFILIATES -- (CONTINUED)
     Statement of income information:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                               1996           1995
                                                               ----           ----
Revenues.................................................     $229,067       $209,462
Net income...............................................        7,492          3,590

(5) INCOME TAXES

     For the years ended December 31, 1996 and 1995, pre-tax income of $13,071 and $8,992, respectively, relate to the Company's operations in Germany while the remainder was earned by operations outside Germany.

     The provisions for income taxes are as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                               1996            1995
                                                               ----            ----
Currently payable:
  Germany................................................     $ 3,326          $   48
  Non-German.............................................       2,101           1,996
                                                              -------          ------
                                                                5,427           2,044
                                                              -------          ------
Deferred taxes:
  Germany................................................       9,159           5,283
  Non-German.............................................         252             506
                                                              -------          ------
                                                                9,411           5,789
                                                              -------          ------
                                                              $14,838          $7,833
                                                              =======          ======

     German corporate tax law applies a split-rate imputation system with regard to the taxation of the income of a corporation and its stockholders. In general, retained corporate income is initially subject to a federal corporation tax of 45 percent plus a surcharge of 7.5 percent on the federal corporate tax rate. After giving effect to the surcharge, the federal corporate tax rate increases to 48.375 percent. Upon distribution of retained earnings to stockholders, the corporate income tax rate on the distributed earnings is adjusted to 30 percent by receiving a refund for taxes previously paid on income in excess of 30 percent. After giving effect to the surcharge, the distributed earnings corporate tax rate increases to 32.25 percent. This refund is passed on to the stockholders through a gross up of the dividend from the corporation.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(5) INCOME TAXES -- (CONTINUED)
     A reconciliation of income taxes determined using the German federal statutory rate of 48.375 percent is as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                             -----------------
                                                              1996      1995
                                                              ----      ----
Expected provisions for income taxes.......................  $11,465   $12,347
Trade taxes, net of corporate benefit......................      749       533
Foreign tax rate differential..............................     (354)     (834)
Non-deductible expenses/(non-taxable income)...............      640      (573)
Write-down of investment for tax purposes..................   (4,607)   (3,070)
Increase (decrease) in valuation allowance.................    9,011      (440)
Benefit from corporate tax audit...........................   (1,226)       --
Other......................................................     (840)     (130)
                                                             -------   -------
     Actual provision for income taxes.....................  $14,838   $ 7,833
                                                             =======   =======
     Effective rate........................................     62.6%     30.7%
                                                             =======   =======

     Deferred income tax assets and liabilities are summarized as follows:

                                                              DECEMBER 31,
                                                           -------------------
                                                             1996       1995
                                                             ----       ----
Deferred tax assets relating to:
  Fixed assets...........................................  $ 19,073   $ 24,928
  Inventory..............................................       287        319
  Pension liability......................................    11,035     10,439
  Tax loss carryforwards.................................    43,544     46,533
                                                           --------   --------
                                                             73,939     82,219
  Valuation allowance....................................   (22,109)   (17,635)
                                                           --------   --------
                                                             51,830     64,584
                                                           --------   --------
Deferred tax liabilities relating to:
  Fixed assets...........................................     4,943      3,944
  Pension liability......................................       202        663
  Other accruals.........................................     1,720      1,044
  Inventory..............................................       298        784
                                                           --------   --------
                                                              7,163      6,435
                                                           --------   --------
       Deferred tax (liability) asset per balance
          sheet..........................................  $ 44,667   $ 58,149
                                                           ========   ========

     At December 31, 1996, the Company had net operating losses ("NOLs") and tax credit carryforwards mainly in Germany and Belgium amounting to approximately $97,391. The majority of the NOLs have an unlimited carryforward period.

     At December 31, 1996, the Company had established deferred tax valuation allowances, including allowances of $7,097 and $11,410 in Germany and Belgium, respectively. The valuation allowances were established principally against the Belgian and German companies' NOLs. The Belgian deferred tax valuation allowance was deemed to be necessary by Company management since realization of the Belgian NOL

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(5) INCOME TAXES -- (CONTINUED)
depends primarily on the generation of taxable income in the entity which generated the loss. Such entity has had a history of losses. The valuation allowance of the German company was established in 1996 as a result of the Company's determination that a risk as to the acceptability of a portion of the loss existed.

(6) ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1995
                                                               ----       ----
Accounts payable trade......................................  $36,985   $ 40,530
                                                              -------   --------
Other current liabilities...................................   38,679     66,690
                                                              -------   --------
Accrued liabilities:
  Employee benefits and social costs........................    9,709      9,963
  Provisions for taxes......................................    5,313      2,551
  Estimated future losses on open contracts.................    1,492      1,168
  Severance programs........................................      547      3,365
  Other accruals............................................    3,267      1,928
                                                              -------   --------
                                                               20,328     18,975
                                                              -------   --------
                                                              $95,992   $126,195
                                                              =======   ========

     Other current liabilities include at December 31, 1995, an amount of $9,028 advanced from one of the Company's shareholders. The amount bore interest at
6.25 percent. During 1996, such amount was repaid.

(7) SHORT-TERM BORROWINGS

     At December 31, 1996 and 1995, the Company had outstanding $41,115 and $40,478, respectively, under short-term lines of credit. Under the terms of the lines of credit, the Company may borrow up to $119,217. The lines of credit bear interest at varying interest rates based upon published indices plus varying margins.

     At December 31, 1996 and 1995, certain of such borrowings were secured by a mortgage conveyance and liens of approximately $4,563 and $4,482, respectively.

(8) LONG-TERM DEBT

     At December 31, 1996 and 1995, the Company's long-term debt of $42,975 and of $43,446 consisted principally of amounts borrowed from financial institutions. Such borrowings mature between 1997 and 2013 and carry varying fixed and variable interest rates. At December 31, 1996 and 1995, the average interest rate on long-term debt was 6.6 percent, respectively. At December 31, 1996 and 1995, $17,975 and $9,858, respectively, of such long-term debt was due within one year.

     The Company's debt is secured by mortgage conveyance and liens of approximately $41,239 in 1996 and $38,524 in 1995.

     Aggregate maturities of the Company's debt during the next five years and thereafter are as follows: 1997 -- $17,975; 1998 -- $4,613; 1999 -- $4,857;
2000 -- $3,862; 2001 -- $3,394 and thereafter -- $8,274.

     At December 31, 1996, the Company had available to it noncancelable long-term credit lines of $43,656 of which $21,934 was unused.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(8) LONG-TERM DEBT -- (CONTINUED)
     At December 31, 1996 and 1995, the book value of the Company's debt approximated fair value.

(9) RETIREMENT PLANS

     The Company provides defined benefit pension benefits to certain of its employees based upon years of service and final monthly salary. Consistent with normal practice in the Federal Republic of Germany, the Company's pension benefits are unfunded.

     The funded status of the Company's principal retirement plans, in which accumulated benefits exceed assets, is as follows:

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1996        1995
                                                                  ----        ----
Actuarial present value of benefits:
  Vested....................................................    $ 74,488    $ 78,852
  Nonvested.................................................      23,284      24,273
                                                                --------    --------
  Accumulated benefit obligation............................      97,772     103,125
Effect of projected future salary increase..................       1,506       1,775
                                                                --------    --------
     Projected benefit obligations..........................      99,278     104,900
Unrecognized transition obligation..........................     (10,983)    (13,614)
Unrecognized net gains......................................      10,578      11,775
                                                                --------    --------
     Pension liability......................................    $ 99,873    $103,061
                                                                ========    ========

     The projected benefit obligation was calculated each period using assumed discount rates and rates of increase in remuneration in 1996 and 1995 of 6.5 percent and 7.0 percent, respectively, and 3.0 percent and 3.0 percent, respectively.

     The net periodic pension cost for the major retirement plans comprised:

                                                                YEAR ENDED DECEMBER 31,
                                                                ------------------------
                                                                  1996           1995
                                                                  ----           ----
Service cost: present value of benefits earning during the
  year......................................................     $    876       $    819
Interest cost on projected benefit obligation...............        7,150          6,818
Net amortization............................................        1,228          1,534
                                                                 --------       --------
     Net periodic pension cost..............................     $  9,254       $  9,171
                                                                 ========       ========

     In addition to the foregoing principal retirement plans, certain of the Company's subsidiaries provide retirement benefits to employees. The recorded pension liability for such plans at December 31, 1996 and 1995, was $6,104 and $6,080, respectively. Pension expense for such plans was not material.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(10) OTHER INCOME, NET

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               1996     1995
                                                               ----     ----
License fees, royalties, other fees.........................  $2,116   $ 2,420
Foreign currency gains......................................     381       356
Gain from disposal Lemmerz United Kingdom...................      --     8,064
Gain from disposal of assembly line.........................     415     2,728
Government export subsidies.................................      64       158
Sales of fixed assets.......................................    (118)      237
Early retirement and other social costs.....................    (291)     (178)
Severance payment/provision.................................     155    (3,290)
Commissions, earned.........................................     513       436
Other.......................................................   2,293     1,427
                                                              ------   -------
                                                              $5,528   $12,358
                                                              ======   =======

     During the year ended December 31, 1995, the Company sold to third parties its subsidiary in the United Kingdom for cash proceeds of $15,369 and its assembly line for the production of certain off-road wheels for cash proceeds of $2,728.

(11) COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities and machinery and equipment under operating lease contracts. Total rentals under operating leases, charged as an expense in the statements of earnings amounted to $838 and $2,056 in the years ended December 31, 1996 and 1995, respectively. Future minimum lease payments under operating leases that have initial or remaining terms in excess of one year at December 31, 1996, are as follows: 1997: $641; 1998: $318.

     Various legal actions, governmental investigations, proceedings and claims are pending or may be instituted or asserted in the future against the Company, including those arising out of alleged defects in the Company's products, governmental regulations relating to safety, emissions and fuel economy, intellectual property rights, product warranties, and environmental matters.

     Litigation is subject to many uncertainties; the outcome of individual litigated matters is not predictable with assurance; and it is reasonably possibly that some of the foregoing matters could be decided unfavorably to the Company. Although the amount of liability at December 31, 1996, with respect to these matters cannot be ascertained, the Company believes that the resulting liability, if any, should not materially affect the consolidated financial position or results of operations of the Company.

(12) RELATED PARTY TRANSACTIONS

     During the years ended December 31, 1996 and 1995, the Company recorded $3,164 and $4,370, respectively, of sales of scrap materials to a company for which the chairman of the Company's supervisory board was the managing director.

(13) FINANCIAL INSTRUMENTS

     The Company has only limited involvements with derivative financial instruments and uses them only for hedging purposes. They are used to manage interest rate and currency exchange risks.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                     YEARS ENDED DECEMBER 31, 1996 AND 1995
        (THOUSANDS OF UNITED STATES DOLLARS, UNLESS OTHERWISE INDICATED)

(13) FINANCIAL INSTRUMENTS -- (CONTINUED)
     The Company was a party to $14,230 and $6,767 nominal value of interest rate swaps with terms of up to four years at December 31, 1996 and 1995, respectively. The agreements entitle the Company to receive from the counterparties fixed interest payments and to make payments equal to three months LIBOR plus varying basis points. Such agreements have been purchased as a hedge of certain of the Company's long-term loans.

     At December 31, 1996 and 1995, the Company had outstanding $22,431 and $22,746 nominal value of forward currency exchange contracts. The contracts were principally for the exchange of Deutsche Marks for Japanese Yen, British Pounds, and Swiss Francs.

     At December 31, 1996 and 1995, $10,944 and $12,876, respectively, of such contracts were not accounted for as hedges of underlying transactions and accordingly $655 and $(120), respectively, of unrealized gains or losses were recognized. The balance of such contracts were purchased to hedge purchases, assets and liabilities denominated in currencies other than Deutsche Marks. The fair value of the derivative financial instruments accounted for using hedge accounting was not material.

     The Company is exposed to credit losses in the event of nonperformance by the counterparties (only major European banks) to its interest rate swap and currency forward agreements. The Company anticipates, however, that each of the counterparties will be able to fully satisfy their obligations under the contracts.

(14) INFORMATION BY GEOGRAPHIC AREA

     Geographic information with respect to the Group's sales, net income and identifiable assets follows:

               1996                 GERMANY     SPAIN    NETHERLANDS   BELGIUM    TURKEY     OTHER    ELIMINATIONS   CONSOLIDATED
               ----                 -------     -----    -----------   -------    ------     -----    ------------   ------------
Sales (by operations):
  To unaffiliated customers.......  $197,094   $82,735     $74,478     $ 96,947   $ 6,541   $ 2,046    $      --       $459,841
  Transfers between geographic
    areas.........................     5,036     4,710          47        5,186     1,878        99      (16,956)            --
                                    --------   -------     -------     --------   -------   -------    ---------       --------
        Total sales...............  $202,130   $87,445     $74,525     $102,133   $ 8,419   $ 2,145    $ (16,956)      $459,841
                                    ========   =======     =======     ========   =======   =======    =========       ========
Net income (loss).................  $   (126)  $ 4,142     $ 2,786     $ (8,166)  $ 1,379   $   659    $   8,527       $  9,201
                                    ========   =======     =======     ========   =======   =======    =========       ========
Identifiable assets...............  $305,785   $60,729     $59,860     $ 63,171   $15,066   $22,082    $(113,873)      $412,820
                                    ========   =======     =======     ========   =======   =======    =========       ========
1995
Sales (by operations):
  To unaffiliated customers.......  $229,614   $74,989     $72,041     $ 81,981   $ 3,447   $ 6,050    $      --       $468,122
  Transfers between geographic
    areas.........................     1,197     4,769          --        5,313     2,916       970      (15,165)            --
                                    --------   -------     -------     --------   -------   -------    ---------       --------
        Total sales...............  $230,811   $79,758     $72,041     $ 87,294   $ 6,363   $ 7,020    $ (15,165)      $468,122
                                    ========   =======     =======     ========   =======   =======    =========       ========
Net income (loss).................  $ (1,251)  $ 5,234     $ 2,168     $ (3,061)  $   597   $   609    $  12,353       $ 16,649
                                    ========   =======     =======     ========   =======   =======    =========       ========
Identifiable assets...............  $364,554   $58,477     $62,198     $ 74,286   $16,430   $53,096    $(175,784)      $453,257
                                    ========   =======     =======     ========   =======   =======    =========       ========

     Sales of products and services between geographic regions are generally based upon third-party sales prices. For the years ended December 31, 1996 and 1995, $109,226 and $102,713, respectively, of the Company's sales were derived from the export of products manufactured in Germany.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      (THOUSANDS OF UNITED STATES DOLLARS)
                                  (UNAUDITED)

                                                                MARCH 31,
                                                                  1997
                                                                ---------
                           ASSETS
                           ------
Current assets:
  Cash and cash equivalents.................................    $  4,177
  Certificates of deposit...................................      11,640
  Receivables (less allowances of $873 at March 31, 1997
     )......................................................      78,340
  Inventories...............................................      54,203
  Prepaid expenses and other................................       7,892
                                                                --------
     Total current assets...................................     156,252
Property, plant, and equipment, net.........................     143,322
Investments in affiliates...................................      42,394
Deferred income taxes.......................................      43,837
Other assets................................................       6,993
                                                                --------
     Total assets...........................................    $392,798
                                                                ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
           --------------------------------------
Current liabilities:
  Short-term borrowings.....................................    $ 35,031
  Current portion of long-term debt.........................      10,674
  Current portion of capital lease obligations..............         929
  Accounts payable and accrued liabilities..................      95,719
                                                                --------
     Total current liabilities..............................     142,353
Long-term debt, less current portion........................      29,457
Capital lease obligations, less current portion.............       4,306
Deferred income taxes.......................................       5,128
Pension and other long-term liabilities.....................     101,803
                                                                --------
     Total liabilities......................................     283,047
Minority interests..........................................       5,304
Shareholders' equity:
  Share capital.............................................      57,927
  Retained earnings.........................................      46,823
  Cumulative translation adjustment.........................        (303)
                                                                --------
     Total shareholders' equity.............................     104,447
                                                                --------
     Total liabilities and shareholders' equity.............    $392,798
                                                                ========

          See accompanying notes to consolidated financial statements

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF EARNINGS
                      (THOUSANDS OF UNITED STATES DOLLARS)
                                  (UNAUDITED)

                                                              THREE MONTHS
                                                                 ENDED
                                                               MARCH 31,
                                                                  1997
                                                              ------------
Net sales...................................................    $108,225
Cost of goods sold..........................................      88,051
                                                                --------
     Gross profit...........................................      20,174
Marketing, general, and administrative......................      10,463
Engineering and product development.........................       2,034
Other income, net...........................................      (1,529)
                                                                --------
     Earnings from operations...............................       9,206
Interest expense, net.......................................       1,111
                                                                --------
     Earnings before income taxes, minority interests, and
      equity in income (loss) of affiliates.................       8,095
Income tax provision........................................       4,087
                                                                --------
     Earnings before minority interests and equity in income
      (loss) of affiliates..................................       4,008
Equity in losses of affiliates..............................        (543)
Minority interests..........................................        (218)
                                                                --------
     Net income.............................................    $  3,247
                                                                ========

          See accompanying notes to consolidated financial statements

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                      (THOUSANDS OF UNITED STATES DOLLARS)
                                  (UNAUDITED)

                                                                THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                                    1997
                                                                ------------
Cash flows from operating activities:
  Net income................................................      $  3,247
  Adjustments to reconcile net income to net cash provided
     by operations:
     Depreciation of property, plant and equipment..........         6,323
     Depreciation of intangible assets......................           132
     Equity in loss of affiliates...........................           543
     Change in deferred taxes...............................         2,714
     Increase in inventories................................        (3,593)
     Increase in receivables and other current assets.......        (5,002)
     Decrease in accounts payable and accrued liabilities...         9,713
                                                                  --------
       Net cash provided by operating activities............        14,077
                                                                  --------
Cash flows from investing activities:
  Repayment of long-term loans and receivables..............            55
  Acquisition of property, plant, and equipment.............        (6,400)
  Investment in certificates of deposit.....................        (4,537)
  Other changes.............................................          (842)
                                                                  --------
       Cash used for investment activities..................       (11,724)
                                                                  --------
Cash flows from financing activities:
  Repayment of long term borrowings and capital lease
     obligations............................................        (7,905)
  Long term borrowings......................................         6,730
  Repayment of short-term borrowings........................        (1,308)
                                                                  --------
       Cash used for financing activities...................        (2,483)
                                                                  --------
Translation adjustment for cash.............................          (340)
                                                                  --------
Net decrease in cash and cash equivalents...................          (470)
Cash and cash equivalents at beginning of year..............         4,647
                                                                  --------
Cash and cash equivalents at end of year....................      $  4,177
                                                                  ========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................      $  1,433
                                                                  ========
  Cash paid for income taxes................................      $    506
                                                                  ========

          See accompanying notes to consolidated financial statements.

                     LEMMERZ HOLDING GMBH AND SUBSIDIARIES

          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                       THREE MONTHS ENDED MARCH 31, 1997
             (U.S. DOLLAR IN THOUSANDS, UNLESS OTHERWISE INDICATED)

(1) SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Description of Business -- Lemmerz Holding GmbH and subsidiaries ("Lemmerz" or the "Company") is a manufacturer and distributor of steel and aluminum wheels to European automotive manufacturers for use on passenger cars, light trucks, and commercial highway vehicles.

     Basis of Presentation -- The Company's consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). All amounts herein are shown in thousands of United States dollars ("$").

     The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Adjustments consisted of only normal recurring accruals. Operating results for the three month period March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto as of and for the years ended December 31, 1996 and 1995.

(2) INVENTORIES

                                                              AT MARCH 31,
                                                                  1997
                                                              ------------
Raw materials and manufacturing supplies....................    $21,578
Work in progress............................................     17,908
Finished goods, parts and goods purchased for resale........     16,537
                                                                -------
                                                                 56,023
Reserves....................................................     (1,820)
                                                                -------
                                                                $54,203
                                                                =======

(3) CONTINGENCIES

     Various legal actions, governmental investigations, proceedings and claims are pending or may be instituted or asserted in the future against the Company, including those arising out of alleged defects in the Company's products, governmental regulations relating to safety, emissions and fuel economy, intellectual property rights, products warranties and environmental matters.

     Litigation is subject to many uncertainties; the outcome of individual litigated matters is not predictable with assurance; and it is reasonably possible that some of the foregoing matters could be decided unfavorably to the Company. Although the amount of liability at March 31, 1997 with respect to these matters cannot be ascertained, the Company believes that the resulting liability, if any, should not materially affect the consolidated financial position or results of operations of the Company.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
MWC Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of MWC Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MWC Holdings, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Notes G and L to the financial statements, in 1993 the Company changed its method of accounting for postretirement benefits other than pensions and its method of accounting for income taxes.

                                          ERNST & YOUNG LLP

February 23, 1996,
except for Note O, as to which the date is March 28, 1996
Detroit, Michigan

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1995        1994
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
ASSETS -- Note E
Current assets:
  Cash......................................................   $   1,351    $  1,018
  Accounts receivable, net of allowance of $250 in 1995 and
     1994...................................................      32,294      44,766
  Inventories -- Note B.....................................      31,943      33,187
  Prepaid expenses and other current assets.................       5,581       5,817
                                                               ---------    --------
       Total current assets.................................      71,169      84,788
Property, plant and equipment -- Note J:
  Land and improvements.....................................       4,445       4,445
  Buildings.................................................      26,111      25,569
  Machinery and equipment...................................     178,186     171,791
  Construction in progress..................................       6,620       7,670
                                                               ---------    --------
                                                                 215,362     209,475
  Less accumulated depreciation, amortization and valuation
     allowance..............................................     136,385     110,519
                                                               ---------    --------
                                                                  78,977      98,956
Investments in equity affiliates -- Note C..................       7,374       8,061
Other assets................................................      12,087      17,131
                                                               ---------    --------
       Total assets.........................................   $ 169,607    $208,936
                                                               =========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................   $  30,123    $ 43,374
  Accrued liabilities -- Note D.............................      26,087      21,247
  Short-term borrowings -- Note E...........................       5,000       6,811
                                                               ---------    --------
       Total current liabilities............................      61,210      71,432
Long-term debt -- Note E....................................     125,000     125,000
Preferred stock of subsidiary -- Note H.....................          --      15,000
Other long-term liabilities.................................      60,953      49,655
Shareholders' equity (deficit) -- Notes E and I:
  Common stock, $0.01 par value, authorized 500,000 shares,
     issued 442.5 shares and 162,994 shares at December 31,
     1995 and 1994, respectively............................          --           2
  Additional paid-in capital................................      38,922       4,164
  Retained-earnings deficit.................................    (107,737)    (55,541)
  Additional minimum pension liability......................          --        (763)
                                                               ---------    --------
                                                                 (68,815)    (52,138)
  Less treasury stock, 65.1 shares and 428 shares at
     December 31, 1995 and 1994, respectively...............      (8,741)        (13)
                                                               ---------    --------
       Total shareholders' equity (deficit).................     (77,556)    (52,151)
                                                               ---------    --------
       Total liabilities and shareholders' equity
        (deficit)...........................................   $ 169,607    $208,936
                                                               =========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS

                                                                     YEAR ENDED DECEMBER 31,
                                                                ----------------------------------
                                                                  1995         1994         1993
                                                                ---------    ---------    --------
                                                                      (DOLLARS IN THOUSANDS,
                                                                    EXCEPT PER SHARE AMOUNTS)
Net sales...................................................    $ 357,179    $ 405,183    $367,970
Cost of goods sold..........................................      324,012      361,510     325,702
                                                                ---------    ---------    --------
     Gross profit...........................................       33,167       43,673      42,268
Selling, administrative and general.........................       18,218       18,471      16,985
Research and development....................................        6,882        6,941       6,647
Plant closure costs -- Note J...............................       32,986       31,589          --
Interest expense............................................       17,854       17,174      16,466
Preferred dividends of subsidiary -- Note H.................        1,629        1,890       1,908
Other expense (income) -- Note K............................        3,646        2,808       1,608
Patent defense costs........................................           --        1,700          --
                                                                ---------    ---------    --------
     Loss before taxes......................................      (48,048)     (36,900)     (1,346)
Provision for income taxes -- Note L........................        4,168          503         713
                                                                ---------    ---------    --------
     Loss before extraordinary item.........................      (52,216)     (37,403)     (2,059)
Loss on debt extinguishment, net of income tax tax benefit
  -- Note E.................................................           --           --      (3,229)
                                                                ---------    ---------    --------
     Net loss...............................................    $ (52,216)   $ (37,403)   $ (5,288)
                                                                =========    =========    ========
Loss per common share -- Note I:
  Before extraordinary item.................................    $(267,912)   $(230,314)   $(12,741)
  Extraordinary item........................................           --           --     (19,982)
                                                                ---------    ---------    --------
     Net loss...............................................    $(267,912)   $(230,314)   $(32,723)
                                                                =========    =========    ========
Weighted average common shares outstanding -- Note I........        194.9        162.4       161.6
                                                                =========    =========    ========

   The accompanying notes are an integral part of the consolidated financial statements.

                        MWC HOLDINGS, INC. SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                         ADDITIONAL
                                                ADDITIONAL   RETAINED-    MINIMUM
                                       COMMON    PAID-IN     EARNINGS     PENSION     TREASURY
                                       STOCK     CAPITAL      DEFICIT    LIABILITY     STOCK       TOTAL
                                       ------   ----------   ---------   ----------   --------    --------
                                                             (DOLLARS IN THOUSANDS)
Balance, December 31, 1992...........   $ 2      $ 4,145     $ (13,085)    $  --      $   (39)    $ (8,977)
Net loss for 1993....................    --           --        (5,288)       --           --       (5,288)
Accretion on preferred stock of
  subsidiary.........................    --           --           164        --           --          164
                                        ---      -------     ---------     -----      -------     --------
Balance, December 31, 1993...........     2        4,145       (18,209)       --          (39)     (14,101)
Sale of treasury stock...............    --           19            --        --           26           45
Net loss for 1994....................    --           --       (37,403)       --           --      (37,403)
Accretion on preferred stock of
  subsidiary.........................    --           --            71        --           --           71
Adjustment to additional minimum
  pension liability..................    --           --            --      (763)          --         (763)
                                        ---      -------     ---------     -----      -------     --------
Balance, December 31, 1994...........     2        4,164       (55,541)     (763)         (13)     (52,151)
Issuance of common stock.............     3       37,022            --        --           --       37,025
Purchase of treasury stock and common
  shares retired.....................    --       (2,269)           --        --       (8,728)     (10,997)
Common stock reverse split...........    (5)           5            --        --           --           --
Net loss for 1995....................    --           --       (52,216)       --           --      (52,216)
Accretion on preferred stock of
  subsidiary.........................    --           --            20        --           --           20
Adjustment to additional minimum
  pension liability..................    --           --            --       763           --          763
                                        ---      -------     ---------     -----      -------     --------
Balance, December 31, 1995...........   $--      $38,922     $(107,737)    $  --      $(8,741)    $(77,556)
                                        ===      =======     =========     =====      =======     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                  1995        1994        1993
                                                                --------    --------    ---------
                                                                     (DOLLARS IN THOUSANDS)
Cash Flows from Operating Activities
  Net loss..................................................    $(52,216)   $(37,403)   $  (5,288)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Plant closure costs....................................      32,986      31,589           --
     Depreciation and amortization..........................      19,047      19,346       17,454
     Postretirement benefits other than pensions -- Note
       G....................................................       1,764       2,934        4,985
     Deferred income taxes (credit).........................       5,189      (2,004)      (2,573)
     Write-down of assets to realizable value...............       2,263       1,909           --
     Preferred dividends of subsidiary......................       1,629       1,890        1,908
     Extraordinary item -- loss on debt extinguishment......          --          --        4,893
     Other..................................................       1,974       2,127        3,848
  Net change in operating assets and liabilities -- Note
     M......................................................      (5,398)     (2,392)         122
                                                                --------    --------    ---------
Net cash provided by operating activities...................       7,238      17,996       25,349
Cash Flows from Investing Activities
  Additions to property, plant and equipment:
     Capital expenditures...................................      (9,284)    (13,069)     (12,433)
     Tooling and dunnage....................................      (4,959)     (5,293)      (3,380)
     Other..................................................         190          14         (140)
                                                                --------    --------    ---------
Net cash used for investing activities......................     (14,053)    (18,348)     (15,953)
Cash Flows from Financing Activities
  Issuance of common stock..................................      37,025          --           --
  Purchase of treasury stock and common stock retired.......     (10,977)         --           --
  Purchase of preferred stock of subsidiary.................     (17,069)         --           --
  Proceeds from (repayment of) revolving credit loans with
     financial institutions.................................      (1,811)      3,085        3,726
  Payment of preferred stock dividends by subsidiary........          --      (1,800)      (4,256)
  Sale of treasury stock....................................          --          45           --
  Proceeds from issuance of Motor Wheel Senior Notes........          --          --      125,000
  Retirement of Subordinated Notes..........................          --          --     (107,665)
  Repayment of term and revolving credit loans with
     financial institutions.................................          --          --      (21,063)
  Debt issuance costs.......................................          --          --       (5,117)
                                                                --------    --------    ---------
Net cash provided by (used for) financing activities........       7,168       1,330       (9,375)
                                                                --------    --------    ---------
Increase in cash............................................         333         978           21
Cash at beginning of year...................................       1,018          40           19
                                                                --------    --------    ---------
Cash at end of year.........................................    $  1,351    $  1,018    $      40
                                                                ========    ========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 1995

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

     Description of Business: MWC Holdings, Inc. (the Company) and its wholly-owned subsidiary, Motor Wheel, operate primarily in one business segment. Holdings designs, manufactures and markets wheels, rims and brake components for passenger cars, light trucks and commercial highway vehicles. Each of Holdings' plants produces and ships products principally to original equipment manufacturers in North America and Japan. Substantially all of Holdings' accounts receivable are from these manufacturers. Holdings has two major customers. Sales to its largest customer represented 40%, 44% and 37% of net sales in 1995, 1994 and 1993, respectively. Sales to its second largest customer represented 13%, 15% and 24% of net sales in 1995, 1994 and 1993, respectively. Total export sales were $70,580,000, $82,700,000 and $73,470,000 in 1995, 1994 and 1993, respectively, which include sales to unaffiliated customers in Canada of $45,895,000, $56,065,000 and $59,810,000 in 1995, 1994 and 1993,
respectively, and the remainder predominantly representing sales to unaffiliated customers in Mexico and Japan.

     Principles of Consolidation: The consolidated financial statements include the accounts of Holdings and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Companies in which Holdings has stock ownership from 20 to 50 percent are accounted for by the equity method.

     Revenue Recognition: Sales and related costs of goods sold are recognized when the products are shipped.

     Inventories: Inventories are stated at the lower of cost or market. Cost was determined by the last-in, first-out (LIFO) method for substantially all inventories at December 31, 1995 and 1994.

     Property, Plant and Equipment: Property, plant and equipment are stated on the basis of cost. Expenditures for major improvements are capitalized while repairs and maintenance are charged to expense. Depreciation is computed by the straight-line method based upon the estimated useful lives of the assets, which range from 20 to 40 years for buildings and land improvements and from 3 to 15 years for machinery and equipment. Expenditures for tooling and dunnage are included in machinery and equipment and are amortized on a straight-line basis over the estimated useful lives of the assets which range from 2 to 5 years. When a tooling or dunnage expenditure is fully amortized, the cost and accumulated amortization are eliminated from the accounts.

     Holdings capitalizes interest costs incurred in constructing major improvements. Interest costs of $76,000, $66,000 and $461,000 were capitalized in 1995, 1994, and 1993, respectively. Construction in progress at December 31, 1995 primarily relates to normal ongoing improvements and replacements of machinery and equipment.

     Debt Issuance Costs: Debt issuance costs at December 31, 1995 represent expenditures associated with the issuance and sale of the 11 1/2% senior notes (the "Motor Wheel Senior Notes") and the borrowings under Motor Wheel s credit agreement with financial institutions. These costs are being amortized using the interest yield method over the terms of the agreements, and the unamortized balance of $3,134,000 at December 31, 1995 is included in other assets.

     Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported net income during the reporting period. Actual results could differ from those estimates.

     Long-Lived Assets: In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

NOTE A -- SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Long-Lived Assets to Be Disposed of. Companies are required to adopt this standard no later than 1996. Holdings has not completed the analysis of the impact of this standard, but management does not believe the impact will be significant.

NOTE B -- INVENTORIES

     Inventories are comprised of:

                                                                  1995           1994
                                                                --------       --------
                                                                (DOLLARS IN THOUSANDS)
Raw materials and supplies..................................     $15,315        $16,860
Work in process.............................................       6,536          6,578
Finished product............................................      14,863         12,770
                                                                 -------        -------
                                                                  36,714         36,208
Less excess of FIFO cost over LIFO..........................      (1,971)        (1,507)
Less valuation allowance -- Note J..........................      (2,800)        (1,514)
                                                                 -------        -------
                                                                 $31,943        $33,187
                                                                 =======        =======

NOTE C -- EQUITY INVESTMENTS

     Holdings has a 50% common stock ownership in Aluminum Wheel Technology, Inc. ("Alumitech"), a manufacturer of cast aluminum wheels. Alumitech has $39,881,000 of bank loans which are 50% guaranteed by Holdings.

     Holdings has a 50% common stock ownership in Riviera Tool Company, a manufacturer of stamping dies that are sold to domestic automobile manufacturers and their suppliers.

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

NOTE C -- EQUITY INVESTMENTS -- (CONTINUED)
     Alumitech's fiscal year end is December 31, 1995, and Riviera Tool Company's fiscal year end is August 31, 1995. Summarized combined financial information at December 31, 1995 and 1994, and for the three years ended December 31, 1995 for these equity investments, is as follows:

                                                                    AT DECEMBER 31,
                                                                -----------------------
                                                                  1995           1994
                                                                --------       --------
                                                                (DOLLARS IN THOUSANDS)
Current assets..............................................     $23,582        $25,637
Noncurrent assets...........................................      51,080         55,249
                                                                 -------        -------
       Total assets.........................................     $74,662        $80,886
                                                                 =======        =======
Current liabilities.........................................     $24,494        $30,022
Noncurrent liabilities......................................      36,508         35,850
                                                                 -------        -------
       Total liabilities....................................      61,002         65,872
Shareholders' equity........................................      13,660         15,014
                                                                 -------        -------
       Total liabilities and shareholders' equity...........     $74,662        $80,886
                                                                 =======        =======

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                               1995          1994          1993
                                                              -------       -------       -------
                                                                    (DOLLARS IN THOUSANDS)
Net sales...................................................  $74,785       $78,495       $67,552
Gross profit................................................    6,513         6,186         6,994
Operating profit............................................    2,973         2,184         3,694
Net loss....................................................   (1,115)       (1,803)       (2,417)

     In 1993, Riviera Tool Company recorded a loss of $2,517,000 to write off an investment in and receivable from an affiliated company which ceased business operations during 1994 and sold substantially all of its assets.

     For a substantial portion of 1993, Holdings carried a note receivable balance due from Dotson Wheel Corporation, Inc. ("Dotson"), a manufacturer of off-highway wheel and rim products in which Holdings also held a 30% common stock ownership. Dotson ceased business operations during 1993 and sold substantially all of its assets. Correspondingly, Holdings recorded a $1,289,000 loss in 1993 to write off the note receivable.

NOTE D -- ACCRUED LIABILITIES

     Accrued liabilities are comprised of:

                                                                1995           1994
                                                              --------       --------
                                                              (DOLLARS IN THOUSANDS)
Payroll and compensated absences............................   $ 5,233        $ 6,093
Interest....................................................     4,884          4,958
Workers' compensation.......................................     3,363          3,414
Plant closure costs.........................................     3,340          1,000
Other.......................................................     9,267          5,782
                                                               -------        -------
                                                               $26,087        $21,247
                                                               =======        =======

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

NOTE E -- LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1994 consists of $125,000,000 of Motor Wheel Senior Notes due March 1, 2000 which are unsecured with interest payable semiannually on March 1 and September 1 of each year.

     Motor Wheel has a revolving credit agreement which provides borrowing capacity up to $50,000,000 through March 1998, subject to limitations based on the value of Motor Wheel's inventory and receivables. During 1995, Motor Wheel negotiated an amendment to its existing revolving credit agreement which extended the maturity date of the agreement from March 1996 to March 1998, decreased the interest rates on borrowings under the agreement, eliminated certain financial covenants and provided an option, at the mutual consent of Motor Wheel and its lender, for an extension of one year on the maturity date. The credit agreement also provides up to $25,000,000 in letters of credit with the amount of any outstanding letters of credit applied to reduce Motor Wheel s borrowing capacity.

     Short-term borrowings outstanding at December 31, 1995 represent borrowings under this agreement based upon Eurodollar interest rates (8.44% at December 31, 1995). The agreement also provides for borrowings based upon prime interest rates plus 1%, none of which were outstanding at December 31, 1995. The interest rate on the short term borrowings outstanding at December 31, 1994 was 10 1/4%. Interest is payable monthly. Outstanding letters of credit totaled $12,532,000 at December 31, 1995 and included $6,667,000 in standby letters of credit partially to support Holdings guarantee of 50% of Alumitech's bank loans (see Note C). At December 31, 1995, the unused and available portion of commitment under the credit agreement was approximately $22,300,000.

     The liquidity position of Holdings, primarily the level of unused and available portion of commitment under the credit agreement, is improved over prior years despite the incurrence of net losses over the past three years and the resulting shareholders deficit. The significant items contributing to these net losses include the plant closure costs and other noncash expenses recorded over the past three years.

     In 1993, Holdings completed a refinancing which included the issuance of the Motor Wheel Senior Notes, the retirement of $105 million face value of Senior Subordinated Notes, the repayment of outstanding term loans, the payment of $3,375,000 of accrued preferred stock dividends and the payment of other costs related to the refinancing. Holdings recognized an extraordinary charge of $3,229,000, net of the related income tax effect of $1,664,000, which consisted primarily of the write-off of unamortized debt issuance costs and the redemption premium for the 11 3/8% Senior Subordinated Notes.

     The indenture relating to the 11 1/2% Motor Wheel Senior Notes include covenants that, among other things, limit Motor Wheel's ability to create or incur additional indebtedness, create or incur additional liens, sell assets and engage in certain transactions. The revolving credit agreement includes a limit on Motor Wheel's annual capital expenditures in the amount of $15,000,000, which can be exceeded provided that certain minimum levels of borrowing availability have been maintained. Substantially all accounts receivable and inventory are collateralized under the credit agreement for short-term borrowings. Although the remaining assets are not collateralized, under the indenture relating to the Motor Wheel Senior Notes Holdings has agreed not to pledge these assets as collateral for other borrowings.

     Interest paid was $16,340,000, $16,300,000 and $14,920,000 in 1995, 1994
and 1993, respectively.

     The fair value of the Motor Wheel Senior Notes outstanding at December 31, 1995 was approximately 88% of the carrying amount. Based on borrowing rates currently available to Holdings for bank loans with similar terms, the fair value of the amounts outstanding under Motor Wheel's credit agreement approximate the carrying amounts at December 31, 1995.

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

NOTE F -- PENSIONS

     Holdings has defined benefit pension plans covering substantially all employees. Benefits for plans covered by collective bargaining agreements are based upon a fixed amount per year of credited service while benefits for other plans are based upon years of service, compensation and social security benefits.

     Holdings' funding policy is to contribute annually an actuarially determined amount which includes current and prior service cost. Plan assets include corporate and government debt securities, marketable equity securities and cash equivalents.

     The following table sets forth the plans' funded status and amounts recognized in Holdings' consolidated balance sheets at December 31, 1995 and 1994.

                                                                  1995          1994
                                                                --------      --------
                                                                (DOLLARS IN THOUSANDS)
Accumulated benefits obligation including vested benefits of
  $80,312 and $71,213 at December 31, 1995 and 1994,
  respectively..............................................     $83,504       $79,782
                                                                 =======       =======
Projected benefit obligation for service rendered to date...     $85,789       $82,697
Plan assets at fair value...................................      68,835        61,117
                                                                 -------       -------
Projected benefit obligation in excess of plan assets.......      16,954        21,580
Unrecognized net gain from past experience different from
  that assumed..............................................       3,051           504
Unrecognized prior service costs resulting from plan
  amendments................................................      (3,492)       (4,581)
Adjustment required to recognize minimum liability..........       2,886         4,595
                                                                 -------       -------
Accrued pension liability...................................     $19,399       $22,098
                                                                 =======       =======

     Accrued pension liability is included under the captions "Accrued liabilities" and "Other long-term liabilities."

     Intangible assets in the amounts of $2,886,000 and $3,832,000 as of December 31, 1995 and 1994, respectively, related to the minimum liability recognized have been included in other assets.

     Pension expense consists of:

                                                                  1995       1994       1993
                                                                --------    -------    -------
                                                                    (DOLLARS IN THOUSANDS)
Service cost-benefits earned during the period..............    $  1,868    $ 2,341    $ 2,074
Interest cost on projected benefit obligation...............       6,111      5,796      5,377
Actual (return) loss on assets..............................     (14,115)     1,333     (6,176)
Net amortization and deferral...............................       9,909     (5,783)     2,121
                                                                --------    -------    -------
                                                                $  3,773    $ 3,687    $ 3,396
                                                                ========    =======    =======

     In 1995, there were certain curtailment and termination events primarily relating to work-force reductions which resulted in the recognition of a net gain of $969,000. In 1994, as part of a provision for plant closure costs (see Note J), Holdings recognized a loss of $4,527,000.

     The discount rate used in determining the actuarial present value of the projected benefit obligation was 7 3/4% at December 31, 1995, 8 1/2% at December 31, 1994 and 7 3/4% at December 31, 1993. The assumed long-term rate of return on plan assets was 9 1/2%. The rate of increase in future compensation, where applicable, was 4 1/2%.

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

NOTE F -- PENSIONS -- (CONTINUED)
     Holdings has 401(K) plans covering substantially all domestic employees. Under these various plans, Holdings provides differing levels of matching contributions which totaled $497,000, $423,000 and $307,000 in 1995, 1994 and
1993, respectively.

NOTE G -- POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Holdings provides substantially all employees with health care and life insurance benefits following retirement with the primary exception being that these benefits are not extended to the majority of employees hired after December 31, 1992. Health care benefit levels for all current retirees are based upon company contributions which are substantially limited to 1992 levels of health care costs requiring certain levels of contributions by the retirees. The cost of life insurance benefits is fully paid by Holdings. Postretirement benefit levels for active plan participants (future retirees) are similar to the benefit levels for current retirees; however, differences exist for certain active plan participants who are covered by existing collective bargaining agreements.

     The following table displays the components of Holdings' accumulated postretirement benefit obligation as of December 31, 1995 and 1994 reconciled to amounts recognized in the accompanying consolidated balance sheet.

                                                                  1995           1994
                                                                --------       --------
                                                                (DOLLARS IN THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees..................................................    $ 33,970       $ 30,801
  Fully eligible active plan participants...................       9,070         12,123
  Other active plan participants............................      12,273          8,681
                                                                --------       --------
                                                                  55,313         51,605
Unrecognized prior service cost.............................      (1,179)            --
Unrecognized net gain (loss)................................       2,157          5,005
Unrecognized transition obligation..........................     (41,201)       (44,341)
                                                                --------       --------
Accrued postretirement benefit cost.........................    $ 15,090       $ 12,269
                                                                ========       ========

     Effective January 1, 1993, Holdings adopted SFAS No. 106, Employer's Accounting for Postretirement Benefits Other Than Pensions. The estimated transition obligation as of January 1, 1993 was $78,928,000, measured based upon the substantive plans in effect as of that date. The transition obligation represented that portion of future retiree benefit costs related to services already rendered by both active plan participants and retirees as of January 1, 1993. This obligation is being recognized over an amortization period of 20 years. Since January 1, 1993, Holdings has negotiated reductions in benefit levels with certain active plan participants who are covered under collective bargaining agreements. The impact of these lower benefit levels has been accounted for as reductions to the unamortized transition obligation and a corresponding reduction in ongoing net periodic postretirement benefit costs.

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

NOTE G -- POSTRETIREMENT BENEFITS OTHER THAN PENSIONS -- (CONTINUED)
     Net periodic postretirement benefit cost is comprised of:

                                                                 1995      1994      1993
                                                                ------    ------    -------
                                                                  (DOLLARS IN THOUSANDS)
Service cost................................................    $  433    $  674    $ 1,377
Interest cost...............................................     4,280     4,378      6,051
Amortization of transition obligation.......................     2,686     2,818      3,435
Amortization of prior service cost..........................        43        --         --
                                                                ------    ------    -------
Net periodic postretirement benefit cost....................    $7,442    $7,870    $10,863
                                                                ======    ======    =======

     The net periodic postretirement benefit cost has exceeded Holdings' cash disbursements for such benefits by $1,764,000, $2,934,000 and $4,985,000 in 1995, 1994 and 1993, respectively. Holdings expects to continue its policy of paying postretirement benefits as incurred, so there is no anticipated effect on the timing of cash disbursements relating to postretirement benefits.

     In 1995, there were certain curtailment and termination events primarily relating to work-force reductions which resulted in the recognition of a net loss of $215,000. In 1994, as part of a provision for plant closure costs (see Note J), Holdings recognized a loss of $4,350,000.

     The assumed weighted-average health care cost trend rate is 8.0% for 1996 and is assumed to decrease linearly to 4 3/4% for 2001 and remain at that level thereafter. The health care cost trend rate assumption can have a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $850,000, and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1995 by $130,000. The assumed weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation was 7 3/4% at December 31, 1995, 8 1/2% at December 31, 1994 and 7 3/4% at December 31, 1993.

NOTE H -- PREFERRED STOCK

     Prior to November 7, 1995 (see Note I), Motor Wheel had 150,000 outstanding shares of no-par-value Cumulative Exchangeable Preferred Stock ("Motor Wheel Preferred Stock"). The initial dividend rate was $11.25 per share per annum through April 1, 1993 and increased thereafter by $0.50 per share each year on April 1. The accretion of the discount at the time of issuance of the increasing rate Motor Wheel Preferred Stock of $20,000, $71,000 and $164,000 in 1995, 1994 and 1993, respectively, has been reflected in net loss.

NOTE I -- ISSUANCE OF COMMON STOCK

     On November 7, 1995, Holdings completed certain transactions in which an equity investment was made in Holdings in exchange for a controlling interest in Holdings. A portion of the proceeds of this investment was used by Holdings to
(i) purchase certain shares of its common stock; (ii) purchase the outstanding shares of Motor Wheel Preferred Stock; and (iii) pay transaction costs. In conjunction, a reverse split of the common shares of Holdings was completed whereby holders received one share for every thousand shares held. The loss per common share amounts is based on the weighted average number of common shares outstanding, which are presented on a pro forma basis for all years giving effect to the reverse split in 1995.

     An officer of Holdings has options to purchase 16.371 shares of Holdings' common stock at an exercise price of $135,000 per share. Such options vest and become exercisable ratably over a five-year period

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

NOTE I -- ISSUANCE OF COMMON STOCK -- (CONTINUED) beginning on December 31, 1996. Vesting of the options is subject to Holdings achieving certain performance targets but shall vest in full no later than 2003, provided the officer remains an employee of Holdings.

NOTE J -- PLANT CLOSURE COSTS

     In 1995, Holdings recorded provisions related to two plant closure matters. Holdings commenced efforts to address manufacturing capacity and noncompetitive costs in both its automotive steel wheel and automotive brake operations. As a result of these efforts, manufacturing operations at both the Mendota, Illinois, and Ypsilanti, Michigan, facilities will be terminated. Closure of these facilities will commence in 1996. Holdings is currently evaluating various options with respect to satisfying its expected production requirements within automotive wheel and brake operations.

     Holdings has recorded provisions totaling $32,986,000, which consist of the following estimates:

                                                                (DOLLARS IN THOUSANDS)
Asset write-down to estimated realizable values.............           $16,396
Curtailment costs associated with postretirement benefits...             3,525
Facility maintenance costs during estimated holding
  period....................................................             5,940
Postemployment benefits.....................................             7,125
                                                                       -------
                                                                       $32,986
                                                                       =======

     In 1994, Holdings recorded provisions related to plant-closure matters associated with reducing its manufacturing capacity within its automotive wheel operations. Holdings recorded provisions totaling $31,589,000, which consisted of the following estimates:

                                                                (DOLLARS IN THOUSANDS)
Asset write-downs to estimated realizable values............           $12,541
Curtailment costs associated with postretirement benefits...             8,877
Facility maintenance costs during estimated holding
  period....................................................             6,596
Postemployment benefits.....................................             3,575
                                                                       -------
                                                                       $31,589
                                                                       =======

     During 1995, Holdings transferred production of automotive steel wheels from Lansing to another steel wheel facility, reduced employment levels and commenced efforts to dispose of excess property, plant and equipment. Also in 1995, Holdings completed the sale of certain equipment and inventory associated with its Luckey manufacturing operations.

     As of December 31, 1995, Holdings' recorded liability for the Lansing and Luckey plant-closure costs was $9,675,000, which consists of facility maintenance costs and postemployment benefits. Liabilities related to these plant closures for pensions and postretirement benefits other than pensions are included in the amounts disclosed in Notes F and G. In addition, remaining valuation allowances for inventory and property, plant and equipment total $708,000 and $7,968,000, respectively. There were no significant adjustments made in 1995 to the plant-closure cost estimates recorded in 1994.

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

NOTE K -- OTHER EXPENSE (INCOME)

     Other expense (income) is comprised of:

                                                               1995         1994         1993
                                                              ------       ------       ------
                                                                   (DOLLARS IN THOUSANDS)
Write-down of assets to realizable value....................  $2,263       $1,909       $   --
Restructuring costs.........................................     846           --           --
Equity in net loss of affiliates Note C.....................     687        1,024        2,666
License and royalty agreements..............................    (124)        (341)        (411)
Other.......................................................     (26)         216         (647)
                                                              ------       ------       ------
                                                              $3,646       $2,808       $1,608
                                                              ======       ======       ======

NOTE L -- INCOME TAXES

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Holdings' deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows:

                                                         DECEMBER 31, 1995        DECEMBER 31, 1994
                                                       ----------------------   ----------------------
                                                       DEFERRED    DEFERRED     DEFERRED    DEFERRED
                                                         TAX          TAX         TAX          TAX
                                                        ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                                       --------   -----------   --------   -----------
                                                                   (DOLLARS IN THOUSANDS)
Tax over book depreciation...........................  $     --     $12,603     $     --     $14,680
Plant-closure costs..................................    17,460          --       10,740          --
Employee benefit accruals............................    13,545          --       10,692          --
Other................................................     1,430         709          443         604
Net operating loss carryforwards.....................     4,451          --        2,965          --
                                                       --------     -------     --------     -------
                                                         36,886      13,312       24,840      15,284
Tax credit carryforwards.............................     5,345          --        6,373          --
Valuation allowance for deferred tax assets..........   (28,919)         --      (10,740)         --
                                                       --------     -------     --------     -------
Total deferred taxes.................................  $ 13,312     $13,312     $ 20,473     $15,284
                                                       ========     =======     ========     =======

     As disclosed in Note I, certain transactions were completed in 1995 which resulted in a change in control in the ownership of Holdings. Under certain provisions of the Internal Revenue Code, a change in control can significantly impact a taxpayer's ability to utilize net operating loss and tax credit carryforwards. The change of control has a significant impact on Holdings' ability to utilize net operating loss and tax credit carryforwards. Holdings also incurred additional operating losses and provided additional costs for plant closures in 1995. As a result, Holdings provided a total of $18,179,000 to increase the valuation allowance against deferred tax assets. Net deferred tax assets of $5,189,000 at December 31, 1994 include $1,250,000 under the caption "Prepaid expenses and other current assets" and $3,939,000 under the caption "Other assets."

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

NOTE L -- INCOME TAXES (CONTINUED)
     The provision (credit) for income taxes is comprised of:

                                                                  1995        1994       1993
                                                                --------    --------    -------
                                                                    (DOLLARS IN THOUSANDS)
Deferred expense (credit):
  Plant-closure costs.......................................    $ (6,720)   $(10,740)   $    --
  Employee benefits.........................................      (2,853)       (962)    (1,901)
  Depreciation..............................................      (2,077)     (1,126)      (706)
  Other items, net..........................................        (882)       (381)       (19)
                                                                --------    --------    -------
                                                                 (12,532)    (13,209)    (2,626)
  Net operating loss carryforwards..........................      (1,486)         --         --
  Tax credit carryforwards..................................       1,028      (1,936)    (1,479)
  Reinstatement due to utilization of net operating loss
     carryforwards..........................................          --       2,401      1,532
                                                                --------    --------    -------
                                                                 (12,990)    (12,744)    (2,573)
Adjustment to valuation allowance for deferred tax assets...      18,179      10,740         --
                                                                --------    --------    -------
  Total deferred expense (credit)...........................       5,189      (2,004)    (2,573)
Currently payable (refundable)..............................      (1,021)      2,507      1,622
                                                                --------    --------    -------
                                                                   4,168         503       (951)
Tax benefit allocated to extraordinary item Note E..........          --          --      1,664
                                                                --------    --------    -------
                                                                $  4,168    $    503    $   713
                                                                ========    ========    =======

     Net income taxes paid were $300,000, $2,078,000 and $1,204,000 in 1995,
1994 and 1993, respectively.

     A reconciliation of income taxes calculated at the statutory rate of 34% to the provision for income taxes follows:

                                                                  1995        1994      1993
                                                                --------    --------    -----
                                                                   (DOLLARS IN THOUSANDS)
Credit at Federal statutory rate............................    $(16,336)   $(12,546)   $(458)
Adjustments to taxes at statutory rate:
  Adjustment to valuation allowance for deferred tax
     assets.................................................      18,179      10,740       --
  Nondeductible losses from foreign subsidiaries............       1,248         854      259
  Nondeductible preferred dividends of subsidiary...........         554         643      649
  Nondeductible losses from equity investments..............         320         391       48
  Other items...............................................         203         421      215
                                                                --------    --------    -----
  Income taxes..............................................    $  4,168    $    503    $ 713
                                                                ========    ========    =====

     For United States tax-reporting purposes, at December 31, 1995, Holdings has net operating loss carryforwards of approximately $13,091,000, utilization of which is limited to approximately $250,000 per year through the final year of expiration in 2010, and tax credit carryforwards of approximately $5,345,000 principally related to alternative minimum tax.

     Effective January 1, 1993, Holdings adopted SFAS No. 109, Accounting for Income Taxes. This adoption did not have a significant impact on the financial position, results of operations or cash flows of Holdings.

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

NOTE M -- NET CHANGE IN OPERATING ASSETS AND LIABILITIES

     The net change in operating assets and liabilities is comprised of (dollars in thousands):

                                                                  1995         1994         1993
                                                                --------      -------      -------
Accounts receivable.........................................    $ 12,472      $(6,294)     $(5,186)
Inventories.................................................      (1,277)         693       (3,496)
Other operating assets......................................      (2,732)      (2,306)        (411)
Operating liabilities.......................................     (13,861)       5,515        9,215
                                                                --------      -------      -------
                                                                $ (5,398)     $(2,392)     $   122
                                                                ========      =======      =======

NOTE N -- COMMITMENTS AND CONTINGENCIES

     Holdings leases certain property, plant and equipment under various noncancelable operating leases. Original lease terms generally expire within fifteen years but may be renewed by Holdings. Many of the leases provide that Holdings will pay taxes assessed against leased property and the cost of insurance and maintenance.

     Future minimum lease payments under noncancelable operating leases are as follows (dollars in thousands):

1996........................................................    $ 3,263
1997........................................................      2,446
1998........................................................      1,713
1999........................................................      1,555
2000........................................................      1,539
                                                                -------
                                                                 10,516
Thereafter..................................................      6,884
                                                                -------
Total future minimum lease payments.........................    $17,400
                                                                =======

     Total rental expense charged to income was $4,000,000, $4,800,000 and $4,900,000 in 1995, 1994 and 1993, respectively.

     Holdings, in the normal course of business, is involved in various legal actions. Management, after taking into consideration legal counsel's evaluations, is of the opinion that the outcome thereof will not have a material impact on the financial position, operating results or cash flows of Holdings.

     In addition, Holdings is party to various environmental cleanup and product liability matters. Holdings was formed to acquire Motor Wheel from The Goodyear Tire & Rubber Company (Goodyear). At the time of the acquisition of Motor Wheel from Goodyear in December 1986 (the "Acquisition"), Goodyear agreed to be responsible for, and to indemnify Holdings with respect to, all liabilities, claims and obligations for environmental pollutants, or other substances generated prior to December 30, 1986, for the plants then owned by Motor Wheel, and April 1, 1987, for the plants previously owned by Goodyear. Also at the time of the Acquisition, Goodyear agreed to indemnify Holdings for all costs and liabilities arising from any product warranty, product liability, other claims or obligations for products manufactured by Motor Wheel prior to December 30, 1986 and for products manufactured by Goodyear at the Akron, Ohio, plant prior to April 1, 1987. After taking into consideration both the Goodyear indemnification and actions taken by Holdings since the Acquisition to limit Holdings' exposure in these matters, management is of the opinion that the outcome thereof will not have a material impact on the financial position, operating results or cash flows of Holdings.

                      MWC HOLDINGS, INC. AND SUBSIDIARIES

NOTE O -- SUBSEQUENT EVENT

     On March 28, 1996, Holdings signed a definitive Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of Holdings with and into Hayes Wheels International, Inc. (the "Company"). At the effective time of the merger, the separate corporate existence of Holdings shall thereupon cease and the Company shall continue as the surviving corporation. The Board of Directors of both Holdings and the Company approved the Merger Agreement and the transactions contemplated thereby at their respective meetings held on March 28, 1996. In connection with the merger and the related financings, it is anticipated that all of the outstanding Motor Wheel Senior Notes due 2000 of Holdings will be retired in accordance with their terms.

     Consummation of the merger is subject to various conditions, including: (i) receipt of approval by the stockholders of Holdings and the Company of the Merger Agreement and the merger; (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) filing and effectiveness of a Proxy and Registration Statement; (iv) receipt of financing necessary to consummate the transactions; and (v) satisfaction of certain other conditions. The merger is expected to be consummated in midsummer 1996.

        ===============================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                               PAGE
                                               ----
Incorporation of Certain Documents by
  Reference..................................     3
Available Information........................     3
Prospectus Summary...........................     5
Risk Factors.................................    13
The Company..................................    17
Use of Proceeds..............................    17
Price Range of Common Stock..................    18
Dividend Policy..............................    18
Capitalization...............................    19
Pro Forma Combined Condensed Financial
  Data.......................................    20
Selected Historical Consolidated Financial
  Information of Hayes.......................    29
Selected Historical Consolidated Financial
  Information of Lemmerz.....................    30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................    31
Business.....................................    36
Management...................................    50
Principal and Selling Stockholders...........    55
Description of Capital Stock.................    57
Shares Eligible for Future Sale..............    59
Underwriting.................................    61
Legal Matters................................    63
Experts......................................    63
Index to Consolidated Financial Statements...   F-1


        ===============================================================
        ===============================================================

                                3,779,502 SHARES


                               [HAYES WHEELS LOGO]

                                  COMMON STOCK

                                ----------------
                                   PROSPECTUS
                                ----------------

                              MERRILL LYNCH & CO.
                            BEAR, STEARNS & CO. INC.
                              GOLDMAN, SACHS & CO.

                                AUGUST   , 1997


        ===============================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED AUGUST 4, 1997


PROSPECTUS

                                3,779,502 SHARES

                               HAYES WHEELS LOGO
                                  COMMON STOCK


     Of the 3,779,502 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby, 2,000,000 shares are being offered by Hayes Wheels International, Inc. (the "Company") and 1,779,502 shares are being offered by certain of the Company's stockholders (the "Selling Stockholders"). Except as provided in the Option Agreement (as defined herein), the Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriting."


     Of the 3,779,502 shares of Common Stock offered hereby, 779,502 shares are being offered outside the United States and Canada (the "International Offering") and 3,000,000 shares are being offered in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offerings"). The initial offering price and the aggregate underwriting discount per share are identical for both Offerings. See "Underwriting."


     The Common Stock of the Company is traded on The Nasdaq National Market System (the "NASDAQ Stock Market") under the symbol "HAYS." On August 1, 1997, the last reported sale price on the NASDAQ Stock Market for the Common Stock was $33 per share. See "Price Range of Common Stock."



     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================================
                                                                                                     PROCEEDS
                                PRICE TO             UNDERWRITING           PROCEEDS TO             TO SELLING
                                 PUBLIC              DISCOUNT(1)             COMPANY(2)            STOCKHOLDERS
--------------------------------------------------------------------------------------------------------------------
Per Share...............           $                      $                      $                      $
--------------------------------------------------------------------------------------------------------------------
Total(3)................           $                      $                      $                      $
====================================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of the Offerings payable by the Company estimated
    at $          .

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 566,925 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. See "Underwriting." If the Underwriters exercise such option in full, the total "Price to Public", "Underwriting Discount," and "Proceeds to Company" will
    be $          , $          , and $          , respectively. See
    "Underwriting."
                            ------------------------

     The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as, and if accepted by them, and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about
                         , 1997.
                            ------------------------
MERRILL LYNCH INTERNATIONAL
                        BEAR, STEARNS INTERNATIONAL LIMITED

                                             GOLDMAN SACHS INTERNATIONAL

                            ------------------------


                The date of this Prospectus is August   , 1997.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                            TO NON-U.S. STOCKHOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of shares of Common Stock by "Non-U.S. Holders." In general, a "Non-U.S. Holder" is an individual or entity other than (i) a citizen or resident of the United States;
(ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any state thereof,
(iii) an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. This discussion does not address all United States federal income and estate tax consequences that may be relevant to a non-U.S. Holder in light of its particular circumstances or to certain Non-U.S. Holders that may be subject to special treatment under United States federal income tax laws. Furthermore, the following discussion does not discuss any aspects of foreign, state or local taxation. The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISER WITH RESPECT TO THE UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION.

DIVIDENDS

     In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are either (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (ii) if certain income tax treaties apply, attributable to a United States permanent establishment maintained by the Non-U.S. Holder. Dividends effectively connected with such a trade or business or attributable to such a permanent establishment generally will not be subject to U.S. withholding tax and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable treaty). A Non-U.S. Holder of Common Stock may be required to comply with certain certification and disclosure requirements in order to claim an exemption from or a reduction of withholding under the rules described in this paragraph.

GAIN ON DISPOSITION

     A Non-U.S. Holder generally will not be subject to United States federal income tax (and no tax will generally be withheld) on any gain recognized upon the disposition of Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder or, if certain tax treaties apply, attributable to a permanent establishment maintained within the United States by the Non-U.S. Holder; (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and who holds shares as a capital asset, such individual is present in the United States for 183 days or more in the taxable year of the disposition; (iii) the Non-U.S. Holder is subject to tax pursuant to provisions of the Code applicable to certain United States expatriates; or (iv) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes (which the Company does not believe that it has been, is or is likely to become) and the Non-U.S. Holder disposing of the Common Stock owned, directly or constructively, at any time during the five-year period preceding the disposition, more than five percent of the outstanding Common Stock.

BACKUP WITHHOLDING, INFORMATION RETURN AND INFORMATION REPORTING REQUIREMENTS

     The Company must make an information return annually to the Internal Revenue Service and to each Non-U.S. Holder of the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These information return requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides or is established.

     United States backup withholding (which generally is imposed at the rate of 31% on certain payments to persons who fail to furnish the information required under the United States information reporting requirements) and information reporting generally will not apply to dividends that are subject to the 30% withholding discussed above or are not so subject because a tax treaty applies, and are paid on Common Stock to a Non-U.S. Holder at an address outside the United States.

     The payment of proceeds from the disposition of Common Stock by a Non-U.S. Holder to or through the United States office of a broker will be subject to information reporting and backup withholding at a rate of 31% unless the owner certifies, among other things, its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of proceeds from the disposition by a Non-U.S. Holder of Common Stock to or through a non-U.S. office of a non-U.S. broker will generally not be subject to backup withholding and information reporting. However, in the case of proceeds from a disposition of Common Stock paid to or through a non-U.S. office of a broker that is (i) a United States person, (ii) a "controlled foreign corporation" for U.S. federal income tax purposes or (iii) a foreign person 50% or more of whose gross income from all sources for a certain three-year period was effectively connected with a United States trade or business, (a) backup withholding will not apply unless such broker has actual knowledge that the owner is not a Non-U.S. Holder, and
(b) information reporting will apply unless the broker has documentary evidence in its files of the owner's status as a Non-U.S. Holder (and the broker has no actual knowledge to the contrary) or the owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from payments to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

     The backup withholding and information reporting rules are currently under review by the Treasury Department, and their application to the Common Stock is subject to change.

FEDERAL ESTATE TAX

     Shares of Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to United States federal estate tax.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the International Purchase Agreement (the "International Purchase Agreement") among the Company, the Selling Stockholders and each of the Underwriters named below (the "International Managers"), and concurrently with the sale of 3,000,000 shares of Common Stock to the U.S. Underwriters (as defined below), the Company and the Selling Stockholders severally have agreed to sell to each of the International Managers, and each of the International Managers severally has agreed to purchase, the aggregate number of shares of Common Stock set forth opposite its name below:


                                                                NUMBER OF
                   INTERNATIONAL MANAGERS                        SHARES
                   ----------------------                       ---------
Merrill Lynch International.................................
Bear, Stearns International Limited.........................
Goldman Sachs International.................................
                                                                 -------
                Total.......................................     779,502
                                                                 =======


     The Company and the Selling Stockholders have also entered into the United States Purchase Agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters inside the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the sale of 779,502 shares of Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company and the Selling Stockholders severally have agreed to sell to the U.S. Underwriters and the U.S. Underwriters severally have agreed to purchase, an aggregate of 3,000,000 shares of Common Stock. The offering price per share and the total underwriting discount per share are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

     In each Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth in such Purchase Agreement, to purchase all of the shares of Common Stock being sold pursuant to such Purchase Agreement if any of such shares of Common Stock being sold pursuant to such Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers (as the case may be) may be increased. The sale of Common Stock to the U.S. Underwriters is conditioned upon the sale of shares of Common Stock to the International Managers, and vice versa.

     The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the Underwriters are permitted to sell shares of Common Stock to each other for purposes of resale at the public offering price set forth on the cover page of this Prospectus, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

     The International Managers have advised the Company and the Selling Stockholders that the International Managers propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $     per share of Common Stock. The U.S.
Underwriters may allow, and such dealers may reallow, a discount not in excess
of $     per share of Common Stock on sales to certain other dealers. After the public offering, the public offering price, concession and discount may be changed.

     The Company has granted an option to the International Managers, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 116,925 shares of Common Stock at the public offering price set forth on the cover page hereof, less the underwriting discount. The International Managers may exercise this option only to cover over-allotments, if any, made on the sale of shares of Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase approximately the number of additional shares of Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company has also granted an option to the U.S. Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 450,000 shares of Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.


     The Company, the Principal Stockholders and Messrs. Cucuz and Shovers have agreed that they will not, directly or indirectly, for a period of 120 days following the date of the Prospectus, except, in the case of the Company, with the prior consent of Merrill Lynch International, on behalf of the International Managers, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Common Stock, except, in the case of the Company, for the purchase of Common Stock pursuant to the Option Agreement, the issuance of Common Stock under the 1992 Plan and the 1996 Plan and the issuance of Common Stock upon conversion of shares of the Company's Series A Preferred Stock and, in the case of the Lemmerz Selling Stockholders, for the sale of Common Stock pursuant to the Option Agreement. The Principal Stockholders' securities are also restricted under the Stockholders' Agreement. See "Management -- Stockholders' Agreement" and "Shares Eligible for Future Sale."



     Until the distribution of the Common Stock is completed, rules of the Commission may limit the ability of the U.S. Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the U.S. Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.



     In connection with the Offerings, certain Underwriters or their respective affiliates and selling group members (if any) who are qualified market makers on the NASDAQ National Market may engage in "passive market making" in the Common Stock on the NASDAQ National Market in accordance with Rule 103 under Regulation
M. Rule 103 permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also NASDAQ National Market market makers in the security being distributed to engage in limited market making transactions during the period when Rule 103 under Regulation M would otherwise prohibit such activity. Rule 103 prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on the NASDAQ National Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.



     If the U.S. Underwriters create a short position in the Common Stock in connection with the Offerings (i.e., if they sell more than 3,000,000 shares of Common Stock), the U.S. Underwriters may reduce that short position by purchasing Common Stock in the open market. The U.S. Underwriters may also elect to reduce any short position through the exercise of all or part of the over-allotment option described above. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.



     Neither the Company nor the International Managers make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), an affiliate of Merrill Lynch International, acted as financial advisor to Hayes in connection with the Lemmerz Acquisition. Merrill Lynch International is an affiliate of Merrill Capital who is the documentation agent and a lender under the Amended Credit Agreement. In connection with acting as documentation agent and lender under the Amended Credit Agreement, Merrill Capital received customary fees. Merrill Lynch acted as an underwriter in connection with the offering of the 11% Notes and as an initial purchaser in connection with the offering of the 9 1/8% Notes for which it received customary fees. In addition, Bear, Stearns & Co. Inc. acted as an initial purchaser in connection with the offering of the Initial Notes.


     The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS



     Certain legal matters with respect to the Common Stock have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, and for the Underwriters by Cahill Gordon & Reindel. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time represented certain of the Underwriters in connection with unrelated legal matters.


                                    EXPERTS

     The consolidated financial statements of Hayes Wheels International, Inc. and subsidiaries as of January 31, 1997 and 1996 and for each of the years in the three-year period ended January 31, 1997 have been included in, and incorporated by reference into, this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Lemmerz Holding GmbH and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the two-year period ended December 31, 1996 have been included in, and incorporated by reference into, this Prospectus in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, independent certified public accountants, appearing elsewhere herein and incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of MWC Holdings, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in, and incorporated by reference into, this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        ===============================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                               PAGE
                                               ----
Incorporation of Certain Documents by
  Reference..................................     3
Available Information........................     3
Prospectus Summary...........................     5
Risk Factors.................................    13
The Company..................................    17
Use of Proceeds..............................    17
Price Range of Common Stock..................    18
Dividend Policy..............................    18
Capitalization...............................    19
Pro Forma Combined Condensed Financial
  Data.......................................    20
Selected Historical Consolidated Financial
  Information of Hayes.......................    29
Selected Historical Consolidated Financial
  Information of Lemmerz.....................    30
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................    31
Business.....................................    36
Management...................................    50
Principal and Selling Stockholders...........    55
Description of Capital Stock.................    57
Shares Eligible for Future Sale..............    59
Certain United States Federal Tax
  Consequences to Non-U.S. Stockholders......    61
Underwriting.................................    63
Legal Matters................................    65
Experts......................................    65
Index to Consolidated Financial Statements...   F-1


        ===============================================================
        ===============================================================

                                3,779,502 SHARES


                        [HAYES WHEELS INTERNATIONAL LOGO]

                                  COMMON STOCK

                                ----------------
                                   PROSPECTUS
                                ----------------

                          MERRILL LYNCH INTERNATIONAL
                      BEAR, STEARNS INTERNATIONAL LIMITED
                          GOLDMAN SACHS INTERNATIONAL

                                AUGUST   , 1997


        ===============================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows all expenses of the issuance and distribution of securities offered hereby, other than underwriting discounts and commission:

Securities and Exchange Commission ("SEC") registration.....    $39,184
National Association of Securities Dealers, Inc. ("NASD")
  filing fee................................................     17,500
Transfer agent's and registrar's fees.......................
Printing expenses...........................................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue sky filing fees and expenses (including counsel
  fees).....................................................
Miscellaneous expenses......................................
                                                                -------
     Total..................................................    $
                                                                =======

All amounts listed above, except for the SEC registration fee and NASD filing fee, are estimates. All expenses will be paid by the Company.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Set forth below is a description of certain provisions of the Amended and Restated By-Laws (the "By-laws") of the Company and the General Corporation Law of the State of Delaware (the "DGCL"), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the By-laws and the DGCL.

     Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reasons of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery, or the court in which such action or suit was brought, shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     The Company's By-Laws provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL. Pursuant to
Section 145 of the DGCL, the Company has purchased insurance on behalf of its present and former directors and officers against liabilities asserted against or incurred by them in such capacity or arising out of their status as such.

     The Company has entered into indemnification agreements with each of its directors pursuant to which the Company has agreed to indemnify such individuals to the fullest extent permitted under Delaware law.

     The form of U.S. and International Purchase Agreements contained in Exhibits 1.1 and 1.2 provide for indemnification of the directors and officers signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including certain liabilities under the Securities Act, in certain instances by the Underwriters.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits were filed as part of this Registration
Statement:


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    *1.1      Form of U.S. Purchase Agreement.

    *1.2      Form of International Purchase Agreement.

   **2.1 Agreement and Plan of Merger, dated as of March 28, 1996, by and between Hayes Wheels International, Inc. and MWC
              Holdings, Inc. (incorporated by reference to Exhibit 2 of the Current Report on Form 8-K, dated March 28, 1996, of
              Hayes Wheels International, Inc.).

   **2.2      Purchase Agreement among Hayes Wheels International, Inc.
              Cromodora Wheels S.p.A., Lemmerz Holding GmbH and the
              Shareholders of Lemmerz Holding GmbH dated as of June 6,
              1997 (incorporated by reference to Exhibit 2 of the Current
              Report on Form 8-K, dated June 6, 1997, of Hayes Wheels
              International, Inc.).

     4.1      Option Agreement among Hayes Wheels International, Inc.,
              Renate Kukwa-Lemmerz and Inge Kruger-Pressl, dated as of July 30, 1997.

    *5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

   *23.1      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
              (included in Exhibit 5.1).

    23.2      Consent of KPMG Peat Marwick LLP.

    23.3      Consent of KPMG Deutsche Treuhand -- Gesellschaft
              Aktiengesellschaft Wirtschaftsprufungsgesellschaft.

    23.4      Consent of Ernst & Young LLP.

    **24      Power of Attorney.


-------------------------
 * To be filed by amendment.

** Previously filed.

     (b) No Financial Statement Schedules are required to be filed as part of this Registration Statement: ITEM 17. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (3) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Securities Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Romulus, State of Michigan, on this 4th day of August, 1997.


                                          HAYES WHEELS INTERNATIONAL, INC.


                                          By:  /s/ DANIEL M. SANDBERG


                                            ------------------------------------

                                            Name:    Daniel M. Sandberg


                                            Title:   Vice President and General
                                                     Counsel



     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated below.



                  SIGNATURE                                      TITLE                          DATE
                  ---------                                      -----                          ----

                      *                          Chairman of the Board of Directors;       August 4, 1997
---------------------------------------------    President and Chief Executive Officer;
                 Ranko Cucuz                     Director

                      *                          Vice President; Chief Financial           August 4, 1997
---------------------------------------------    Officer and Principal Accounting
             William D. Shovers                  Officer

                      *                          Director                                  August 4, 1997
---------------------------------------------
           Cleveland A. Christophe

                      *                          Director                                  August 4, 1997
---------------------------------------------
              Timothy J. Clark

                      *                          Director                                  August 4, 1997
---------------------------------------------
               Andrew R. Heyer

                      *                          Director                                  August 4, 1997
---------------------------------------------
               Peter A. Joseph

                      *                          Director                                  August 4, 1997
---------------------------------------------
             Horst Kukwa-Lemmerz

                      *                          Director                                  August 4, 1997
---------------------------------------------
                Paul S. Levy

                      *                          Director                                  August 4, 1997
---------------------------------------------
              Wienand Meilicke


                  SIGNATURE                                      TITLE                          DATE
                  ---------                                      -----                          ----
                      *                          Director                                  August 4, 1997
---------------------------------------------
               John S. Rodewig

                      *                          Director                                  August 4, 1997
---------------------------------------------
                David Y. Ying

         *By: /s/ DANIEL M. SANDBERG
  ----------------------------------------
             Daniel M. Sandberg
              Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------

    *1.1      Form of U.S. Purchase Agreement.
    *1.2      Form of International Purchase Agreement.
   **2.1      Agreement and Plan of Merger, dated as of March 28, 1996, by and between Hayes Wheels International, Inc. and MWC
              Holdings, Inc. (incorporated by reference to Exhibit 2 of
              the Current Report on Form 8-K, dated March 28, 1996, of
              Hayes Wheels International, Inc.).
   **2.2      Purchase Agreement among Hayes Wheels International, Inc.
              Cromodora Wheels S.p.A., Lemmerz Holding GmbH and the
              Shareholders of Lemmerz Holding GmbH dated as of June 6,
              1997 (incorporated by reference to Exhibit 2 of the Current
              Report on Form 8-K, dated June 6, 1997, of Hayes Wheels
              International, Inc.).
     4.1      Option Agreement among Hayes Wheels International, Inc.,
              Renate Kukwa-Lemmerz and Inge Kruger-Pressl, dated as of
              July 30, 1997.
    *5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
   *23.1      Consent of Skadden, Arps, Slate, Meagher & Flom LLP
              (included in Exhibit 5.1).
    23.2      Consent of KPMG Peat Marwick LLP.
    23.3      Consent of KPMG Deutsche Treuhand -- Gesellschaft
              Aktiengesellschaft Wirtschaftsprufungsgesellschaft.
    23.4      Consent of Ernst & Young LLP.
    **24      Power of Attorney.


-------------------------
 * To be filed by amendment.

** Previously filed.